Exhibit 10.1

EXECUTION VERSION

CREDIT AND GUARANTY AGREEMENT

dated as of April 10, 2018

among

OZ MANAGEMENT LP,

as Borrower,

OZ ADVISORS LP,

as a Guarantor,

OZ ADVISORS II LP,

as a Guarantor,

CERTAIN OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME,

as Guarantors,

VARIOUS LENDERS,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

GOLDMAN SACHS BANK USA and

CITIGROUP GLOBAL MARKETS INC.,

as Co-Syndication Agents,

and

JPMORGAN CHASE BANK, N.A.,

GOLDMAN SACHS BANK USA,

and

CITIGROUP GLOBAL MARKETS INC.,

as Joint Lead Arrangers and Joint Bookrunners

$250,000,000 Term Loan Facility

$100,000,000 Revolving Credit Facility

-i-

-ii-

-iii-

APPENDICES:

A-1	–	Term Loan Commitments
A-2	–	Revolving Commitments

SCHEDULES:

4.07	–	Liabilities
5.09(a)	–	Post-Closing Matters
6.01	–	Indebtedness
6.04	–	Certain Restrictions on Subsidiary Distributions
6.14	–	Exceptions to No Further Negative Pledge

EXHIBITS:

A-l	–	Funding Notice
A-2	–	Conversion/Continuation Notice
B-1	–	Term Loan Note
B-2	–	Revolving Loan Note
C	–	Compliance Certificate
D	–	Assignment Agreement
E	–	Certificate re Non-Bank Status
F	–	Closing Date Certificate
G	–	Counterpart Agreement
H	–	Subordination Provision
I	–	Form of Reconciliation Statement
J	–	Form of Perfection Certificate

-iv-

K	–	Form of Security Agreement
L	–	Form of Discounted Prepayment Option Notice
M	–	Form of Lender Participation Notice
N	–	Form of Discounted Voluntary Prepayment Notice

-v-

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of April 10, 2018, is entered into by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), as borrower, OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), as a Guarantor, CERTAIN OTHER GUARANTORS PARTY HERETO FROM TIME TO TIME, the Lenders party hereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals and the preamble to this Agreement shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, the Term Loan Lenders have agreed to extend a senior secured term loan facility to Borrower, in an initial aggregate principal amount not to exceed $250,000,000 and the Revolving Lenders have agreed to extend a senior secured revolving credit facility to Borrower, in an initial aggregate principal amount not to exceed $100,000,000, in accordance with terms and conditions hereof.

Article 1

DEFINITIONS AND INTERPRETATION

Section 1.01 Definitions. The following terms used herein, including in the preamble, Recitals, Exhibits and Schedules hereto, shall have the following meanings:

“Acceptable Discount” as defined in Section 2.10(e)(iii).

“Acceptance Date” as defined in Section 2.10(e)(ii).

“Additional Credit Extension Amendment” means an amendment to this Agreement (which may, at the option of the Administrative Agent and the Borrower, be in the form of an amendment and restatement of this Agreement) providing for any Replacement Term Loans, Extended Term Loans or Extended Revolving Commitments which shall be consistent with the applicable provisions of this Agreement relating to Replacement Term Loans, Extended Term Loans or Extended Revolving Commitments and otherwise satisfactory to the Administrative Agent and the Borrower.

“Adjusted Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the Eurodollar Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate; provided that in no event shall the Adjusted Eurodollar Rate be less than 0.00% for the purposes of this Agreement.

“Administrative Agent” as defined in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Adverse Proceeding” means any action, suit, proceeding, hearing, claim or dispute at law or in equity, in arbitration or before or by any Governmental Authority pending or, to the knowledge of any Credit Party, threatened in writing against Borrower, Advisors, Advisors II, any other Guarantor or any OZ Subsidiary, or any property of Borrower, Advisors, Advisors II, any other Guarantor or any OZ Subsidiary.

“Advisors” as defined in the preamble hereto.

“Advisors II” as defined in the preamble hereto.

“Affected Lender” as defined in Section 2.14(b).

“Affected Loans” as defined in Section 2.14(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. For the purposes of this Agreement, “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under common Control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.

“Aggregate Amounts Due” as defined in Section 2.13.

“Aggregate Payments” as defined in Section 7.02.

“Agreement” means this Credit and Guaranty Agreement, dated as of April 10, 2018, as it may be amended, restated, supplemented or otherwise modified from time to time, including by any Additional Credit Extension Amendment.

“AIS Investment” as defined in the definition of “Alternate Investment Subsidiary.”

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and (c) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted Eurodollar Rate for any day shall be based on the Screen Rate (or if the Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Eurodollar Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 hereof, then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.

“Alternate Investment Subsidiary” means an OZ Subsidiary (other than a Credit Party) that (i) is a special purpose vehicle formed for the purpose of making and holding and/or financing equity investments (other than investments in Risk Retention Interests) in OZ Funds or other investment vehicles (any such investment, an “AIS Investment”) where a Credit Party or an OZ Subsidiary is directly or indirectly the general partner, manager, managing member, collateral manager, investment manager, investment adviser or servicer, or otherwise has the power to direct or cause the direction, of the management of such OZ Fund or other investment vehicle, and (ii) is not engaged in any other material activities and does not have any other material assets other than as described above, activities and assets relating to purchasing, acquiring or retaining AIS Investments, any other businesses that have been entered into substantially related or ancillary to the businesses described in this definition, including, but not limited to, engaging third party advisors, marketing to and obtaining investors and prospective investors, and engaging in joint ventures with other investors.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower, any other Credit Party or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Discount” as defined in Section 2.10(e)(iii).

“Applicable Margin” means, at any time, (i) with respect to the Initial Term Loans, (x) 4.75% for Eurodollar Loans and (y) 3.75% for Base Rate Loans and (ii) with respect to Revolving Loans and Commitment Fees, the following percentages per annum, based upon the applicable Debt Rating as set forth below:

Tier	Debt Rating	Base Rate Loans	Eurodollar Loans	Commitment Fee Rate
I	BBB-	0.75%	1.75%	0.20%
II	BB+	1.00%	2.00%	0.25%
III	BB	1.25%	2.25%	0.375%
IV	BB-	1.50%	2.50%	0.50%
V	<BB- (or unrated by both S&P and Fitch, except as provided in the last paragraph of this definition)	1.75%	2.75%	0.75%

“Debt Rating” means, as of any date of determination, the corporate rating assigned to the Borrower (as guaranteed by the Guarantors) by S&P or Fitch. For purposes of the foregoing, if there are Debt Ratings by both S&P and Fitch and such Debt Ratings shall fall within different Tiers, the Applicable Margin with respect to Revolving Loans and Commitment Fees shall be based on the higher of the two Debt Ratings unless one of the two Debt Ratings is two or more Tiers lower than the other, in which case the Applicable Margin with respect to Revolving Loans and Commitment Fees shall be determined by reference to the Tier next below that of the higher of the two Debt Ratings.

The Applicable Margin with respect to Revolving Loans and Commitment Fees shall be subject to adjustment (upwards or downwards, as appropriate) effective as of the date on which S&P or Fitch announces a change of Debt Rating that results in a change in such Applicable Margin, irrespective of when notice of such change shall have been furnished by Borrower to Administrative Agent and Lenders pursuant to Section 5.01 or otherwise. Each adjustment in the Applicable Margin with respect to Revolving Loans and Commitment Fees shall apply during the period commencing on the effective date of the applicable adjustment in Debt Rating and ending on the date immediately preceding the effective date of the next such adjustment in Debt Rating.

If the rating system of S&P or Fitch shall change, or if either or both of S&P and Fitch shall cease to be in the business of rating corporate obligors, the Borrower and the Administrative Agent (acting with consent of the Requisite Revolving Lenders) shall negotiate in good faith to amend this definition with respect to Revolving Loans and Commitment Fees to reflect such changed rating system or the unavailability of ratings from such rating agency and pending the effectiveness of any such amendment, the Applicable Margin with respect to Revolving Loans and Commitment Fees shall, at the option of the Borrower, be determined (x) by reference to the Debt Rating most recently in effect prior to such change or cessation or (y) by disregarding the rating from such rating agency.

“Approved Electronic Platform” has the meaning assigned to it in Section 9.12(a).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, exclusive license (as licensor or sublicensor), transfer or other disposition to, or any exchange of property with, any Person (other than Borrower or any Guarantor), in one transaction or a series of transactions, of all or any part of any Credit Party’s or any of the OZ Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, or any issuances or sale of the Equity Interests of any OZ Subsidiary, other than (i) inventory (or other assets) sold, leased, licensed out or otherwise disposed, or exchanged for other property, in the ordinary course of business, (ii) sales, leases, licenses, exchanges, transfers, disposals or other dispositions of used, obsolete, worn out or surplus property no longer used or useful in the conduct of business or the dispositions of accounts receivable in connection with the collection or compromise thereof, (iii) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Credit Parties and the OZ Subsidiaries, taken as a whole, (iv) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of property to any Credit Party or OZ Subsidiary; provided that if the transferor is a Credit Party, then the transferee must also be a Credit Party, provided, further, that any such transactions between or among any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary (or any of their respective OZ Subsidiaries or Owned Entities other than an OZ Fund) and any Credit Party or any Non-SPVS shall not be made on terms that are substantially less favorable to such Credit Party or such Non-SPVS, as the case may be, than those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate of such Credit Party or Non-SPVS, (v) sales, leases, licenses, sublicenses, subleases, exchanges, transfers or other dispositions of other assets for consideration of less than $5,000,000 with respect to any transaction or series of related transactions and less than $10,000,000 in the aggregate during any Fiscal Year, (vi) sales, transfers or dispositions of Cash Equivalents for fair market value, (vii) Involuntary Dispositions, (viii) the abandonment or other sale, transfer, disposal or disposition of intellectual property that is, in the reasonable judgment of the Borrower, no longer economically practicable to maintain or useful in any material respect in the conduct of the business of the Issuer and its Subsidiaries taken as a whole, (ix) sales or other transfers or dispositions of Margin Stock, (x) issuances by the Borrower, Advisors, Advisors II, and/or any New Advisor Guarantor to any Person other than a Credit Party or an OZ Subsidiary of its Equity Interests, Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group P Units, Deferred Fund Interests, Preferred Units or PSIs, as applicable, (xi) sales or other transfers or dispositions of securities in connection with repurchase agreements, (xii) the unwinding of, or settlements under, Interest Rate Agreements or Currency Agreements, (xiii) the substantially concurrent purchase and sale, transfer, disposition or exchange of non-cash assets for similar assets of substantially equivalent value, (xiv) Restricted Payments not prohibited under Section 6.03, (xv) investments (including in the form of cash and Cash Equivalents), and sales, transfers or dispositions of investments that do not constitute a Line of Business Asset Sale, and (xvi) sales, leases, licenses, exchanges, transfers, disposals or other dispositions (other than a sale of all or substantially all assets of the Credit Parties and the OZ Subsidiaries, taken as a whole) that do not constitute a Line of Business Asset Sale.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent or any other form approved by the Administrative Agent.

“Assignment Effective Date” as defined in Section 10.06(b).

“AUM” means, as of any date, total fee-paying assets under management of the Credit Parties and their consolidated subsidiaries as of such date, on a combined basis in accordance with GAAP, as adjusted to give pro forma effect to all pending binding subscriptions in effect on such date and all redemption requirements in effect on such date.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, chief financial officer, treasurer, president or a vice president (or the equivalent thereof) of such Person or of such Person’s general partner or equivalent.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Alternate Base Rate.

“Beneficiary” means Administrative Agent, any Lender and any Lender Counterparty.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Bonds” means the senior unsecured notes, bonds or debt securities issued under the Indenture, in each case, outstanding on the Closing Date.

“Borrower” as defined in the preamble hereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, subject to the last sentence of Section 1.02(a), as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with the accounting principles used in the preparation of the Historical Financial Statements, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” of any Person means, subject to the last sentence of Section 1.02(a), the obligations of such Person to pay rent or other amounts under any Capital Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with the accounting principles used in the preparation of the Historical Financial Statements.

“Cash” means money, currency or a credit balance in any demand or deposit account, securities account or commodity account.

“Cash Equivalents” means, as at any date, (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) time deposits and certificates of deposit denominated in a Permitted Currency of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 as of the date of the acquisition thereof or (iii) any bank whose short term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof as of the date of the acquisition thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed by the United States and (e) investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which are administered by reputable financial institutions having capital of at least $500,000,000, as of the date of each respective transaction and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (a) through (d).

“Certificate re Non-Bank Status” as defined in Section 2.16(f)(ii)(B)(3).

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change of Control” means, (i) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, has become the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the voting interests in the Equity Interests of Borrower, Advisors, Advisors II or any New Advisor Guarantor on a fully diluted basis or (ii) at any time any Preferred Units remain outstanding, a Preferred Units Change of Control shall occur.

“Class” means when used in respect of any (i) Lenders, each of the following classes of Lenders: (a) Lenders having Term Loans, (b) Lenders having Extended Term Loans of any series, (c) Lenders having Replacement Term Loans of any series, and (d) Lenders having Revolving Exposure, (ii) Loans, each of the following classes of Loans: (a) Initial Term Loans, (b) Extended Term Loans of any series, (c) Replacement Term Loans of any series, and (d) Revolving Loans, (iii) Commitment, each of the following classes of Commitments: (a) Term Loan Commitment, (b) Revolving Commitment, and (c) Extended Revolving Commitment of any series.

“Class A Shares” means the Class A limited liability company interests of the Issuer.

“Class C Non-Equity Interest” means a non-equity interest in each of Borrower, Advisors and Advisors II on which discretionary income allocations may be made to existing and future partners of Borrower, Advisors and Advisors II, and any comparable non-equity interest in any New Advisor Guarantor on which discretionary income allocation may be made to partners of any New Advisor Guarantor.

“Closing Date” means the date on which all conditions precedent in Section 3.01 are satisfied or have been waived, which date is the date of this Agreement.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F.

“Code” means the United States Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Collateral” means all the “Collateral” (or any equivalent term) as defined in any Collateral Document and all other Property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Collateral Document.

“Collateral Documents” means, collectively, the Security Agreement, each guarantee agreement, security agreement, intellectual property security agreement, pledge agreement or other similar agreement delivered to the Administrative Agent and the Lenders pursuant to this Agreement or any other Credit Document and each of the other agreements, instruments or documents executed by any Credit Party that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Combined Economic Income” means, for any period, an amount calculated on a combined basis for Credit Parties and the OZ Subsidiaries determined on the basis of economic income, in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on December 31, 2017, equal to (i) Economic Income (as defined in such earnings press release) for such period (for, avoidance of doubt, adjusted, without duplication, to eliminate any income or loss of the Issuer or any other direct or indirect equity holder of any Credit Party for such period to the extent such income or loss would not constitute income or loss of the Credit Parties and the OZ Subsidiaries on a combined basis in accordance with GAAP for such period) minus (ii) incentive income for such period plus (iii) total bonus expense for such period minus (iv) 50% of the Minimum Bonus Expense for such period plus (v) the excess of (x) Pro Forma Incentive Income for such period minus (y) Pro Forma Incentive Compensation Expense for such period plus (vi) interest expenses for such period and excluding (vii) extraordinary, unusual or non-recurring gains or losses or income or expense or charge for such period; provided that the aggregate amount of any increase to Combined Economic Income for any period pursuant to this clause (vii) in respect of cash losses, expenses or charges shall not exceed (x) $50,000,000 for any four-Fiscal Quarter period or (y) $150,000,000 during the term of this Agreement; provided that Combined Economic Income shall exclude any income of any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary or any of their respective Subsidiaries or Owned Entities except to the extent that cash is distributed by any such Person to a Credit Party or a Non-SPVS.

“Combined Total Debt” means, as at any date of determination, without duplication, the aggregate stated balance sheet amount of (a) all Indebtedness of Credit Parties and the OZ Subsidiaries of the type described in clauses (i), (ii), (iii), (vi) (only to the extent the applicable letter of credit has been drawn and not reimbursed), and (vii) of the definition of Indebtedness (other than intercompany Indebtedness among any of the Credit Parties and OZ Subsidiaries) and (b) all Guarantees of Credit Parties and OZ Subsidiaries in respect of Indebtedness of the type described in clause (a) of this definition, each determined on a combined basis in accordance with GAAP; provided, however, that in any event “Combined Total Debt” shall exclude any Indebtedness of any OZ Fund that is consolidated into the Issuer or any Credit Party (but for the avoidance of doubt, shall include any Guarantee by any Credit Party or any OZ Subsidiary of any such Indebtedness of any OZ Fund described in clause (b) of this definition); provided, further, that in any event “Combined Total Debt” shall exclude any Indebtedness described in Sections 6.01(v) and 6.01(w) that is not recourse to the Borrower or any Non-SPVS (other than to the Equity Interests of a Qualified Risk Retention Subsidiary or Alternate Investment Subsidiary, as applicable, and their respective Subsidiaries and Owned Entities).

“Combined Total Net Debt” means, as at any date of determination, the excess of (i) Combined Total Debt as of such date minus (ii) Unrestricted Cash and Cash Equivalents.

“Commitment” means with respect to any Lender, such Lender’s Term Loan Commitment, Extended Term Loan Commitment, commitment in respect of Replacement Term Loans, Revolving Commitment, Replacement Revolving Commitment or Extended Revolving Commitment, and “Commitments” means, for each Class of Commitment, such commitments of all Lenders of such Class in the aggregate.

“Commitment Fees” as defined in Section 2.08.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to it in Section 9.12.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.02.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Co-Syndication Agents” means, collectively, Goldman Sachs Bank USA and Citigroup Global Markets Inc. in their capacities as co-syndication agents for this Agreement.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.08.

“Cost Sharing Arrangement” means any cost sharing, cash contribution or offset arrangements (other than Expense Allocation Agreements) entered into by any Credit Party or OZ Subsidiary from time to time in respect of allocated costs and expenses of the Issuer or any Subsidiary of the Issuer (other than any OZ Fund or any Subsidiary thereof), provided that any expenses, fees, costs, cash contributions and other charges or amounts allocated to or payable or offset by any Credit Party or OZ Subsidiary pursuant to such arrangements shall be accounted for as expenses of such Credit Party or OZ Subsidiary.

“Credit Date” means the date of a Credit Extension, which shall be a Business Day.

“Credit Document” means (i) any of this Agreement, the Notes, if any, the Collateral Documents, any Additional Credit Extension Amendment, each Counterpart Agreement and any subordination agreement entered into pursuant to this Agreement, including any amendments, supplements, consents, joinder or waivers to the foregoing, as the same may be amended, restated, supplemented or otherwise modified from time to time, and (ii) solely for purposes of Section 3.01, Article 7, Article 8 and Section 10.03 (including the defined terms used therein) (but not, for the avoidance of doubt, for purposes of Section 10.05), the Fee Letter.

“Credit Extension” means the making of a Loan.

“Credit Party” means Borrower and each Guarantor (including each New Advisor Guarantor).

“Cumulative Combined Adjusted Distributable Earnings” means at any date the distributable earnings of the Credit Parties and the OZ Subsidiaries on a cumulative basis calculated in accordance with the methodology set forth in the Issuer’s earnings press release for the Fiscal Quarter ended December 31, 2017 (and, for avoidance of doubt, calculated net of distributions pursuant to Section 6.03(a) and (k) during the applicable period) for the period, taken as a single accounting period commencing on April 1, 2018 and ending on the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.01(a) or (b).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’s and the OZ Subsidiaries’ operations and not for speculative purposes.

“Debt Rating” as defined in the definition of “Applicable Margin.”

“Declined Proceeds” as defined in Section 2.10(d)(iv).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within one Business Day of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Lender Party, acting in good faith, to provide a certification in writing from an Authorized Officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s and such Lender Party’s receipt of such certification in form and substance satisfactory to the Borrower, it and the Administrative Agent, or (d) has become the subject of (A) a Bankruptcy Event or (B) a Bail-In Action.

“Deferred Fund Interests” means Deferred Cash Interests (as defined in the Organizational Documents of Borrower, Advisors, and Advisors II) awarded under the Och-Ziff Deferred Cash Interest Plan and comparable awards made under the Och-Ziff Deferred Cash Interest Plan for Employees or under an analogous plan.

“Designated Non-Cash Consideration” means consideration received by a Credit Party or an OZ Subsidiary in connection with an Asset Sale pursuant to Section 6.05(h) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of the valuation of such consideration (which amount will be reduced by the fair market value of the portion of such consideration converted to cash or Cash Equivalents at the time so converted).

“Discount Range” as defined in Section 2.10(e)(ii).

“Discounted Prepayment Option Notice” as defined in Section 2.10(e)(ii).

“Discounted Voluntary Prepayment” as defined in Section 2.10(e)(i).

“Discounted Voluntary Prepayment Notice” as defined in Section 2.10(e)(v).

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (ii) is redeemable at the option of the holder thereof (other than solely for Equity Interests which are not otherwise Disqualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 91 days after the Term Loan Maturity Date. Notwithstanding anything to the contrary herein, the following shall not constitute Disqualified Equity Interests: Och-Ziff Operating Group A Units, Och-Ziff Operating Group B Units, Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group P Units, PSIs, Deferred Fund Interests and Preferred Units.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means an OZ Subsidiary (or for purposes of the definition of “New Sister Advisor”, a direct or indirect Subsidiary of the Issuer, Och-Ziff Holding or Och-Ziff Corp, other than Och-Ziff Holding, Och-Ziff Corp, a Credit Party, a Subsidiary of a Credit Party, any OZ Fund or any Subsidiaries of any OZ Fund) organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” means, other than an Ineligible Institution, (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans; provided, no Credit Party or Affiliate of a Credit Party shall be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates.

“Engagement Letter” means the engagement letter, dated as of March 29, 2018, among Borrower, Advisors, Advisors II, and JPMCB, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing; provided that Equity Interests shall not include convertible Indebtedness prior to conversion. Notwithstanding anything to the contrary herein, the following shall not constitute Equity Interests: Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Deferred Fund Interests, and PSIs. The Preferred Units shall constitute Equity Interests for all purposes under this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of a Credit Party or any of the OZ Subsidiaries shall continue to be considered an ERISA Affiliate of such Credit Party or any such OZ Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Credit Party or such OZ Subsidiary and with respect to liabilities arising after such period for which such Credit Party or such OZ Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA or the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability of a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which can be reasonably expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 or 4205 of ERISA) from any Multiemployer Plan, or the receipt by a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or is in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (1), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against a Credit Party, any of the OZ Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify for exemption from taxation under Section 501(a) of the Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the Screen Rate at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the Eurodollar Rate shall be the Interpolated Rate.

“Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiary” means any Subsidiary of the Issuer that is (i) a captive insurance company, (ii) a not-for-profit subsidiary, (iii) an Immaterial Subsidiary, (iv) a Foreign Subsidiary, (v) a Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (vi) a Domestic Subsidiary that has no material assets other than Equity Interests issued by Foreign Subsidiaries that are CFCs, (vii) an OZ Fund or any of their respective Subsidiaries, (viii) prohibited by applicable law (including financial assistance, fraudulent conveyance, preference, capitalization or other similar laws and regulations), regulation or contractual provision, existing on the Closing Date (or, if later, on the date such Person became a New Advisor and not entered into in contemplation thereof) from Guaranteeing the Obligations, (ix) a Qualifying Risk Retention Subsidiary, or (x) an Alternate Investment Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guarantee of such Guarantor, or a grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation hereunder or under any other Credit Document: (a) Taxes imposed on or measured by such recipient’s overall net income or gross receipts (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by any jurisdiction as a result of such recipient being organized in or having its principal office located in or, in the case of any Lender, its applicable lending office located in such jurisdiction; (b) any branch profits Taxes under Section 884(a) of the Code or any similar Tax imposed by any other jurisdiction described in clause (a); (c) in the case of a Non-US Lender, any U.S. federal withholding Tax that is imposed on amounts payable to such Non-US Lender pursuant to a Law in effect at the time such Non-US Lender becomes a party hereto (or designates a new lending office) (other than pursuant to an assignment requested by the Borrower under Section 2.19(a)), except to the extent that such Non-US Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Borrower or other Credit Party with respect to such withholding Tax pursuant to Section 2.16(b); (d) any Tax attributable to such Non-US Lender’s failure to comply with Section 2.16(f); and (e) any Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of November 20, 2014, among the Borrower, Advisors, Advisors II, the other guarantors party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Goldman Sachs Bank USA, as syndication agent, the lenders party thereto from time to time and the other agents and arrangers named therein (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof).

“Existing Term Loan Class” as defined in Section 2.18(a).

“Expense Allocation Agreement” means one or more agreements entered into among the Issuer, Och-Ziff Corp, Och-Ziff Holding, the Borrower, Advisors, Advisors II and any other Credit Party providing for the allocation of certain expenses as described in the Issuer’s proxy statements from time to time, as the same may be amended, supplemented, modified or replaced from time to time; provided that any expenses, fees, costs and other charges allocated to or payable or offset by any Credit Party or OZ Subsidiary pursuant to such agreements shall be accounted for as expenses of such Credit Party or OZ Subsidiary.

“Extended Revolving Commitments” means revolving credit commitments of an Extending Revolving Lender established pursuant to Section 2.18 and an applicable Additional Credit Extension Amendment that are substantially identical, taken as a whole, to the Revolving Commitments on the Closing Date (or such other Class of Extended Revolving Commitments as in effect immediately prior to such Additional Credit Extension Amendment), except that such Revolving Commitments may (i) have a later maturity date than the Revolving Commitments (or, if none, the Class of Extended Revolving Commitments as in effect immediately prior to such Additional Credit Extension Amendment, (ii) have different provisions with respect to interest rates, floors, margins and fees (including any commitment or extension fees, and any structuring, amendment, arrangement, and other fees) than those applicable to the Revolving Commitments or Class of Extended Revolving Commitments, as applicable, as in effect immediately prior to such Additional Credit Extension Amendment, and (iii) have other covenants and terms that apply only after the final maturity date of all Commitments and Loans in effect immediately prior to such extension (and, to the extent that a transaction under Section 2.18 or 2.20 has occurred prior to such Additional Credit Extension Amendment, and such transaction results in covenants and terms applying (at such time or at a later time) to other Classes of Commitments and Loans that are different than the terms applicable to the Revolving Commitments on the Closing Date (or any other Class of Extended Revolving Commitments as in effect immediately prior to such Additional Credit Extension Amendment), then such other covenants and terms, may, but shall not be required to, apply to such Extended Revolving Commitments in the same manner as such covenants and terms apply to such other Classes), as such commitment may be (a) reduced from time to time pursuant to Section 2.10(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment Agreement.

“Extended Revolving Loans” means the Loans made pursuant to Section 2.18 under the Extended Revolving Commitments.

“Extended Revolving Loan Exposure” means, with respect to any Extending Revolving Lender, as of any date of determination, (i) prior to the termination of the Extended Revolving Commitments, that Lender’s Extended Revolving Commitment; and (ii) after the termination of the Extended Revolving Commitments, the outstanding principal amount of the Extended Revolving Loans of such Lender.

“Extended Term Loans” as defined in Section 2.18(a).

“Extending Revolving Lender” as defined in Section 2.18(d).

“Extending Term Lender” as defined in Section 2.18(c).

“Extension Election” as defined in Section 2.18(c).

“Extension Request” as defined in Section 2.18(a).

“Fair Share Contribution Amount” as defined in Section 7.02.

“Fair Share” as defined in Section 7.02.

“FATCA” means Sections 1471 through 1474 of the Code as in effect on the date of this Agreement (or any amended or successor provisions that are substantially comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above), and any intergovernmental agreements (and any related laws, regulations or official administrative guidance) implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means the fee letter, dated as of March 29, 2018, among Borrower, Advisors, Advisors II, and JPMCB, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or treasurer of Borrower (or of Borrower’s general partner or equivalent) that (i) such financial statements have been prepared in accordance with GAAP consistently applied (subject to, in the case of financial statements delivered pursuant to Section 5.01(a), normal year-end audit adjustments and the absence of footnotes) and (ii) such financial statements fairly present, in all material respects, the financial condition of the Issuer and its consolidated subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Credit Parties, the Issuer, Och-Ziff Holding or Och-Ziff Corp, as the case may be, each ending on December 31 of each calendar year or such other date as is permitted pursuant to Section 6.09; provided that any Foreign Subsidiary may end its fiscal year on a date other than December 31 of each calendar year. For purposes of this Agreement and any other Credit Documents, references to “Fiscal Year” shall refer to the fiscal year of the Credit Parties unless the context requires otherwise or unless otherwise specified.

“Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business.

“Foreign Subsidiary” means any direct or indirect OZ Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.02.

“Funding Notice” means a notice substantially in the form of Exhibit A-l.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity, officer or examiner exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” as defined in Section 7.01.

“Guarantor” means (i) Advisors, (ii) Advisors II, and (iii) each New Advisor Guarantor.

“Guaranty” means the guaranty of each Guarantor set forth in Article 7.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, the audited financial statements of Issuer and its consolidated subsidiaries for the Fiscal Year ended December 31, 2017 consisting of consolidated balance sheets and the related consolidated statements of operations, shareholders’ equity and cash flows for such Fiscal Year.

“Immaterial Subsidiary” means any OZ Subsidiary that is not a Material Subsidiary.

“Impacted Interest Period” has the meaning assigned to it in the definition of “Eurodollar Rate.”

“Increased-Cost Lenders” as defined in Section 2.19(a).

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of Capital Lease Obligations that are properly classified as a liability on a balance sheet in conformity with the accounting principles used in the preparation of the Historical Financial Statements; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (other than (a) trade account payables, deferred revenues, liabilities associated with customer prepayments and deposits and any such obligations incurred under ERISA, and other similar accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, (b) purchase price adjustments, non-compete or consulting obligations or earn-out obligations payable in Equity Interests (other than Equity Interests of OZ Subsidiaries or their respective Subsidiaries), (c) any purchase price adjustments, non-compete or consulting obligations or earn-out obligation (other than to the extent covered under subclause (b) above) if not paid after becoming due and payable, and (d) obligations under employment agreements or with respect to deferred compensation); (v) all indebtedness (excluding prepaid interest thereon) secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) all reimbursement obligations arising under any letter of credit; (vii) Disqualified Equity Interests, (viii) net obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and any Currency Agreement be deemed “Indebtedness” for purposes of calculating the Total Net Leverage Ratio; and (ix) all Guarantees of such Person in respect of any of the foregoing. Notwithstanding anything to the contrary herein, the following shall not constitute Indebtedness: Class C Non-Equity Interests, Och-Ziff Operating Group D Units, Och-Ziff Operating Group P Units, Deferred Fund Interests, PSIs, Preferred Units and all obligations of any Credit Party or OZ Subsidiary arising under or with respect to the Expense Allocation Agreement and any Cost Sharing Arrangement.

The amount of Indebtedness of any Person for purposes of clause (v) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement, or the other Credit Documents or the transactions contemplated hereby or thereby (including the execution and delivery of any Credit Document, the performance by the parties hereto or thereto, the Lenders’ agreement to make Credit Extensions, or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or upon the enforcement of the Guaranty)) or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by any Credit Party, any OZ Subsidiary or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that Indemnified Liabilities with respect to legal fees, disbursements and expenses shall be limited to the reasonable and documented out-of-pocket fees of one counsel and, if necessary, of a single firm of local counsel in each relevant jurisdiction, and, in the case of an actual or reasonably perceived conflict of interest (where the Indemnitee affected by such conflict informs Borrower of such conflict and thereafter retains its own counsel with Borrower’s prior written consent (not to be unreasonably withheld or delayed)), one additional counsel to each similarly affected group of Indemnitees and, if necessary, one additional local counsel in each relevant jurisdiction for such affected group of Indemnitees).

“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), all Other Taxes.

“Indemnitee” as defined in Section 10.03(a).

“Indenture” means the Indenture, dated as of November 20, 2014, by and among Och-Ziff Finance Co. LLC, a Delaware limited liability company, as issuer, the Borrower, Advisors and Advisors II, as guarantors, any additional guarantors party thereto from time to time, and Wilmington Trust, National Association, as the trustee, as supplemented by the First Supplemental Indenture, dated as of November 20, 2014, as amended, restated, supplemented or otherwise modified from time to time.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Initial Term Loan” means a Loan made pursuant to Section 2.01(a)(i).

“Intellectual Property” as defined in the Security Agreement.

“Interest Payment Date” means with respect to (i) any Loan that is a Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months, “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one, two, three or six months (or (i) twelve months with the consent of each Lender or (ii) with respect to the Initial Term Loans on the Closing Date, any period of less than three months as may be agreed by the Administrative Agent and the Borrower), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of the Initial Term Loans shall extend beyond the Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans (excluding Extended Revolving Loans as to which no Interest Period shall extend beyond the maturity date of such Extended Revolving Loans) shall extend beyond the Revolving Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Credit Parties’ and the OZ Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen Rate for the longest period (for which the Screen Rate is available for Dollars) that is shorter than the Impacted Interest Period; and (b) the Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of a Credit Party or any OZ Subsidiary.

“Issuer” means Och-Ziff Capital Management Group LLC.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“JPMCB” as defined in the preamble hereto.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities.

“Lead Arrangers” means, collectively, JPMCB, Goldman Sachs Bank USA and Citigroup Global Markets Inc. in their capacities as joint lead arrangers and joint bookrunners for this Agreement.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or an Additional Credit Extension Amendment.

“Lender Counterparty” means any Lender or any of its Affiliates that is a counterparty to a Swap Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the time a Swap Agreement is entered into but thereafter ceases to be a Lender).

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Participation Notice” as defined in Section 2.10(e)(iii).

“Lender Party” means the Administrative Agent, any Lender, any Lead Arranger and any Co-Syndication Agent.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any preferential arrangement in the nature of a security interest having the practical effect of any of the foregoing.

“Line of Business Asset Sale” means an Asset Sale of Property constituting, collectively, a line of business or business unit of any Credit Party or OZ Subsidiary or Equity Interests of a New Advisor Subsidiary or OZ Subsidiary that receives advisory fee income, in one transaction or a series of related transactions.

“Loan” means a loan made by a Lender to the Borrower pursuant to this Agreement or an Additional Credit Extension Amendment.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse change with respect to (i) the operations, business, properties, liabilities (actual or contingent) or financial condition of the Credit Parties and the OZ Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its payment Obligations hereunder; or (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party.

“Material Subsidiary” means any OZ Subsidiary or group of OZ Subsidiaries that, individually or in the aggregate, at any time of determination, have or account for (a) assets with a value equal to or greater than 5% of the total value of the aggregate assets of all Credit Parties and OZ Subsidiaries, taken as a whole, as at the last day of the Fiscal Quarter ending prior to the date of determination and for which financial statements required to be delivered under Section 5.01(a) or Section 5.01(b) have been delivered (or, prior to the date that financial statements are delivered under Section 5.01, financial statements delivered under Section 3.01), or (b) Combined Economic Income of equal to or greater than 5% of the Combined Economic Income of all of the Credit Parties and the OZ Subsidiaries, taken as a whole, for the most recent four consecutive Fiscal Quarter period of the Credit Parties ending prior to the date of determination and for which financial statements required to be delivered under Section 5.01(a) or Section 5.01(b) have been delivered (or, prior to the date that financial statements are delivered under Section 5.01, financial statements delivered under Section 3.01).

“Minimum Bonus Expense” means the actual bonus expense of the Credit Parties and the OZ Subsidiaries on a combined basis in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on December 31, 2017, for Fiscal Quarters 1 through 3 plus Fiscal Quarter 4 (Fiscal Quarter 4 to be calculated as the average of Fiscal Quarters 1 through 3 from the respective Fiscal Year).

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Cash Proceeds” means (a) with respect to any Line of Business Asset Sale, an amount equal to (i) the sum of Cash and Cash Equivalents received in connection with such Line of Business Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note or installment receivable, purchase price adjustment or earn-out or otherwise, but only as and when so received) by any Credit Party or OZ Subsidiary, less (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the Property and that is subject to mandatory prepayment in connection with such Line of Business Asset Sale and that is repaid in connection with such Line of Business Asset Sale (other than Indebtedness under the Credit Documents), (B) the out-of-pocket expenses (including attorneys’ fees, investment banking fees, accounting fees and other professional and transactional fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other expenses and brokerage, consultant and other commissions and fees) actually incurred by the Borrower or such Credit Party or such OZ Subsidiary in connection with such Line of Business Asset Sale, (C) Taxes paid or reasonably estimated to be actually payable in connection therewith and the amount of any increased distribution reasonably expected to be made pursuant to Section 6.03(a) as a result of such Line of Business Asset Sale, (D) any reserve for adjustment in accordance with GAAP in respect of (x) the sale price of such Property and (y) any liabilities associated with such Property and retained by such Credit Party or such Subsidiary after such sale, transfer, lease or disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and (E) the Borrower’s reasonable estimate of payments required to be made with respect to unassumed liabilities relating to the Property involved within one year of such Line of Business Asset Sale; provided that “Net Cash Proceeds” shall include any Cash or Cash Equivalents received upon the sale, transfer, lease or disposition of any non-Cash consideration received within 180 days of such Line of Business Asset Sale by such Credit Party or such OZ Subsidiary in any such Line of Business Asset Sale (but only as and when so received); and (b) with respect to the incurrence or issuance of any Indebtedness by a Credit Party or OZ Subsidiary, an amount equal to (i) the sum of the Cash received by any Credit Party or OZ Subsidiary in connection with such incurrence or issuance less (ii) the attorneys’ fees, investment banking fees, accountants’ fees, underwriting or other discounts, upfront fees, commissions, costs and other fees, transfer and similar taxes and other out-of-pocket expenses actually incurred by such Credit Party or such OZ Subsidiary in connection with such incurrence or issuance.

“New Advisor” means any New Sister Advisor and any New Subsidiary Advisor.

“New Advisor Guarantor” means a New Advisor that has satisfied the requirements in Section 5.08(a).

“New Advisor Subsidiary” means any Subsidiary of any New Advisor that is not a New Advisor Guarantor, other than an OZ Fund or any of its Subsidiaries.

“New Sister Advisor” means any direct or indirect Domestic Subsidiary of Issuer, Och-Ziff Holding or Och-Ziff Corp (other than Borrower, Advisors, or Advisors II or any of their respective Subsidiaries) that is not an Excluded Subsidiary, that is formed or acquired after the Closing Date and is a sister company of the Borrower, Advisors and Advisors II, and of which 100% of the shares of Voting Stock of such Subsidiary is at the time directly or indirectly owned, or the management of which is otherwise 100% directly or indirectly controlled, by (or of which the general partner or equivalent is) any or all of Issuer, Och-Ziff Holding and Och-Ziff Corp, and such Subsidiary is an Investment Adviser (as defined in the U.S. Investment Advisers Act of 1940) and files (and continues to file) a Form ADV with the SEC or is a Relying Adviser (as defined therein) under the Borrower’s most recently filed Form ADV.

“New Subsidiary Advisor” means any direct or indirect Domestic Subsidiary that is not an Excluded Subsidiary of Borrower, Advisors, or Advisors II, that is formed or acquired after the Closing Date and of which 100% of the shares of Voting Stock of such Subsidiary is at the time directly or indirectly owned, or the management of which is otherwise 100% directly or indirectly controlled, by (or of which the general partner or equivalent is) any or all of Borrower, Advisors, and Advisors II, and such Subsidiary is an Investment Adviser (as defined in the U.S. Investment Advisers Act of 1940) and files (and continues to file) a Form ADV with the SEC or is a Relying Adviser (as defined therein) under the Borrower’s most recently filed Form ADV.

“Non-Consenting Lender” as defined in Section 2.19(a)(b).

“Non-SPVS” means any OZ Subsidiary that is not (i) a Qualifying Risk Retention Subsidiary or an Alternate Investment Subsidiary, (ii) a Subsidiary of any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary, or (iii) an Owned Entity of any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary.

“Non-US Lender” as defined in Section 2.16(f)(ii)(B).

“Note” means a Term Loan Note or a Revolving Loan Note.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means (i) all obligations of every nature of each Credit Party, whether direct or indirect, absolute or contingent, primary or secondary, fixed or otherwise, including obligations now or hereafter from time to time owed to Administrative Agent, the Lenders, the Lead Arrangers, or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and (ii) Secured Swap Obligations; provided that Secured Swap Obligations shall only constitute Obligations for so long as any Commitment or Obligations under clause (i) hereof (other than contingent indemnification obligations for which no claim has been asserted) remain outstanding.

“Obligee Guarantor” as defined in Section 7.07.

“Och-Ziff Corp” means Och-Ziff Holding Corporation, a Delaware corporation.

“Och-Ziff Holding” means Och-Ziff Holding LLC, a Delaware limited liability company.

“Och-Ziff Operating Group” shall have the meaning ascribed thereto from time to time in the public filings made by the Issuer with the SEC

“Och-Ziff Operating Group A Unit” means a Class A operating group unit in Borrower, Advisors or Advisors II, and any comparable unit designated as a Class A operating group unit for any New Advisor Guarantor.

“Och-Ziff Operating Group B Unit” means a Class B operating group unit in Borrower, Advisors or Advisors II, and any comparable unit designated as a Class B operating group unit for any New Advisor Guarantor.

“Och-Ziff Operating Group D Unit” means a Class D operating group unit in Borrower, Advisors or Advisors II, and any comparable unit designated as a Class D operating group unit for any New Advisor Guarantor.

“Och-Ziff Operating Group P Unit” means a Class P operating group unit in Borrower, Advisors or Advisors II, and any comparable unit designated as a Class P operating group unit for any New Advisor Guarantor.

“Offered Loans” as defined in Section 2.10(e)(iii).

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation hereunder or under any other Credit Document, Taxes imposed as a result of a present or former connection between such party and the jurisdiction imposing such Taxes (other than connections arising from such party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except for any such Taxes that are Other Connection Taxes with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Owned Entity” of a Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary means a Person of which any shares of the Voting Stock of such Person are beneficially owned, directly or indirectly through one or more intermediaries, by such Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary.

“OZ Fund” means (a) each multi-strategy fund, credit fund, equity fund, hedge fund, real estate fund, collateralized loan obligation, managed accounts, investment fund, real estate investment trust, business development company, private equity fund, registered investment company, open- or closed-end fund, investment trust, undertaking for collective investment in transferable securities, any other investment vehicle, in each case that primarily makes investments similar to those made by investment funds and whose primary purpose is not to operate as a funding or financing vehicle for the Issuer, a Credit Party or an OZ Subsidiary, and (b) any subsidiary or portfolio company of any of the foregoing set forth in clause (a), in each case of clauses (a) and (b), managed (or for which investment advisory or other asset management services are provided), directly or indirectly, by a Credit Party or any of their respective Subsidiaries or Affiliates or any of its or their investment advisors.

“OZ Subsidiary” means any Subsidiary of a Credit Party (whether or not such Subsidiary is also a Credit Party itself) other than an OZ Fund or any of its Subsidiaries.

“Participant Register” as defined in Section 10.06(g)(i).

“PATRIOT Act” as defined in Section 3.01(i).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

“Perfection Certificate” means the Perfection Certificate substantially in the form of Exhibit J, delivered to the Administrative Agent on the Closing Date, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” means a supplement to the Perfection Certificate containing any information not included in the Perfection Certificate delivered to the Administrative Agent on the Closing Date (or in any previously delivered Perfection Certificate Supplement).

“Permitted Currency” means Japanese Yen, Euro, Hong Kong Dollar, Swiss Franc, and UK Sterling.

“Permitted Holders” means (i) the Issuer and each of its wholly-owned Subsidiaries, (ii) Daniel Och, (iii) any other individual who is an executive managing director of the general partners of Borrower, Advisors or Advisors II, or the equivalent officer positions and has been appointed as such in the ordinary course of business as of any date of determination (“EMDs”), (iv) any individual who formerly served as an EMD, (v) the spouse (including a surviving spouse) and immediate family members of any Person specified in clauses (ii) through (iv), (vi) the estate and lawful heirs of any Person specified in clauses (ii) through (v), and (vii) the beneficial trusts, family partnerships, foundations, family limited liability companies or other vehicles established for estate planning or charitable purposes of any of the foregoing, provided that the investment decisions relating to any Equity Interests of Borrower, Advisors, Advisors II or any New Advisor Guarantor held by such trusts or other entities are controlled directly or indirectly by one or more of the persons specified in the foregoing clauses (i) through (vi).

“Permitted Liens” means, at any time, Liens in respect of Property of any Credit Party or any of their respective Subsidiaries permitted to exist at such time pursuant to the terms of Section 6.02.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Preferred Units” means $400 million aggregate liquidation preference of Class A Cumulative Preferred Units of the Borrower, Advisors and Advisors II, in each case having the terms set forth in the applicable Preferred Units Documents.

“Preferred Units Change of Control Event” means a “Change of Control Event” under the Preferred Units Documents.

“Preferred Units Documents” means collectively, (i) the Amended and Restated Unit Designation of the preferences and relative, participating, optional and other special rights, powers and duties of the Class A Cumulative Preferred Units of the Borrower dated as of April 10, 2018, (ii) the Amended and Restated Unit Designation of the preferences and relative, participating, optional and other special rights, powers and duties of the Class A Cumulative Preferred Units of Advisors dated as of April 10, 2018, and (iii) the Amended and Restated Unit Designation of the preferences and relative, participating, optional and other special rights, powers and duties of the Class A Cumulative Preferred Units of Advisors II dated as of April 10, 2018, and as the context requires, the Organizational Documents of the Borrower, Advisors and Advisors II, in such form as each such document exists on the Closing Date.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Principal Office” means such Person’s “Principal Office” as provided for in Section 10.01(a), or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“Pro Forma Basis” means, subject to and in accordance with the pro forma measurement principals set forth in Section 1.03, as of any date, with respect to any determination of any financial covenant, Total Net Leverage Ratio or any other test or condition hereunder that is required to be calculated on a Pro Forma Basis shall give effect to any acquisition or asset sale or incurrence, retirement or repayment of Indebtedness as through such event occurred as of the first day of the applicable period of measurement with respect to any test, ratio or covenant for which such calculation is being made.

“Pro Forma Incentive Compensation Expense” means, for any period, the excess, if positive, of (i) product of (x) Pro Forma Incentive Income for such period multiplied by (y) a fraction, the numerator of which is total bonus expense on a combined economic income basis for the three year period ending on the last day of such period and the denominator of which is total incentive income on a combined economic income basis for such three year period, minus (ii) 50% of 50% of the Minimum Bonus Expense for such period.

“Pro Forma Incentive Income” means, for any period, 50% of the incentive income that would have been earned by the Credit Parties and the OZ Subsidiaries for such period on a combined basis on an economic income basis if:

(a) in the case of any OZ Fund that provides investors a right to require periodic redemptions:

(i) AUM throughout such period attributable to such OZ Fund had been the AUM for such OZ Fund as of the last day of such period;

(ii) subject to subclause (iii) below, the gross return for such OZ Fund for such period had been equal to the average gross return (taking into account both positive and negative returns) for such OZ Fund during each of the three immediately preceding consecutive four Fiscal Quarter periods ending on the last day of such period (or, if less than three consecutive four Fiscal Quarter periods have occurred since the inception of such OZ Fund, such average for each such consecutive four Fiscal Quarter period since inception of such OZ Fund);

(iii) the gross return for such period for any such OZ Fund that was valued 10% or more below such OZ Fund’s high water mark since inception as of the last day of such period, was 0%; and

(b) in the case of any other OZ Fund, such OZ Fund had earned incentive income equal to its crystalized incentive income for such period.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Class of any Lender, the percentage obtained by dividing (a) the principal amount of the Term Loans of such Class of that Lender by (b) the aggregate principal amount of the Term Loans of such Class of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender by (b) the aggregate Revolving Exposure of all Lenders; and (iii) with respect to all payments, computations and other matters relating to the Extended Revolving Commitment or Extended Revolving Loans of any Lender, the percentage obtained by dividing (a) the Extended Revolving Exposure of that Lender by (b) the aggregate Extended Revolving Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the principal amount of the Term Loans, the Revolving Exposure and the Extended Revolving Exposure of that Lender, by (B) an amount equal to the sum of the aggregate principal amount of the Term Loans, the aggregate Extended Term Loan Exposure, the aggregate Revolving Exposure and the aggregate Extended Revolving Exposure of all Lenders.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Proposed Discounted Prepayment Amount” as defined in Section 2.10(e)(ii).

“PSI” means a profit sharing interest in Borrower, Advisors or Advisors II, and any comparable interest designated as a profit sharing interest for any New Advisor Guarantor the distributions with respect to which are treated as compensation expense in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on December 31, 2017.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” means a Lender whose public-side employees and representatives do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, its Affiliates and any of their respective securities and may be engaged in investment and other market related activities with respect to the Borrower’s or its Affiliates’ securities or loans.

“Qualified ECP Credit Party” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Lenders” as defined in Section 2.10(e)(iv).

“Qualifying Loans” as defined in Section 2.10(e)(iv).

“Qualifying Risk Retention Subsidiary” means an OZ Subsidiary (other than a Credit Party) that (i) manages or sponsors or has been established to manage or sponsor one or more collateralized loan obligation funds or similar investment entities or other securitizations (each of which constitutes an OZ Fund) (each such OZ Fund, an “OZ CLO”) or (ii) that is an Affiliate of a Person described in clause (i) that, in either case, purchases or otherwise acquires and/or retains securities, obligations or other interests in such OZ CLO for the purpose of, among other things, satisfying (including on a prospective basis) the requirements of any risk retention laws, rules, regulations, guidelines, technical standards or guidance of any Governmental Authority or supranational union, authority, commission, board, bureau, court, agency or instrumentality or any Person acting under the authority of any of the foregoing (including, without limitation, (x) European Union directives or regulations on risk retention requirements and any related enabling or secondary legislation, regulation, technical standards or official guidance adopted or published by the European Union and/or its Member States and (y) U.S. federal agency rules implementing Section 941 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) in relation to such OZ Subsidiary, such OZ CLO or any investor or prospective investor in such OZ CLO, including in circumstances where the applicability of such requirements may be uncertain (such securities, obligations or other interests being “Risk Retention Interests,” and such laws, rules, regulations, guidelines, technical standards or guidance, being “Applicable Risk Retention Rules”); provided, however, that the sole lines of business conducted by such OZ Subsidiary shall be (I) managing one or more OZ CLOs and/or purchasing, acquiring, retaining or financing Risk Retention Interests in such OZ CLOs, and (II) any other businesses that have been entered into substantially related or ancillary to the businesses set forth in clause (I) above, including, but not limited to, engaging third party advisors, marketing to and obtaining investors and prospective investors, and engaging in joint ventures with other investors.

“Reconciliation Statement” as defined in Section 5.01(d)(ii)(i).

“Refinanced Revolving Commitments” has the meaning assigned to such term in Section 2.20(b).

“Refinanced Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Refinancing” means (i) the termination of all commitments under the Existing Credit Agreement and the repayment of all loans, interest, fees and other amounts due thereunder and (ii) the satisfaction and discharge of the Indenture with respect to the Bonds pursuant to the applicable provisions of the Indenture.

“Register” as defined in Section 2.04(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Rejection Notice” as defined in Section 2.10(d)(iv).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Four Fiscal Quarter Period” as defined in Section 8.02(a).

“Replacement Lender” as defined in Section 2.19(a).

“Replacement Revolving Commitments” has the meaning assigned to such term in Section 2.20(b).

“Replacement Revolving Loans” means the Loans made pursuant to Section 2.20(b) under the Replacement Revolving Commitments.

“Replacement Term Loans” has the meaning assigned to such term in Section 2.20(a).

“Repricing Transaction” means the prepayment, refinancing, substitution or replacement of all or a portion of the Initial Term Loans (including, without limitation, as may be effected through any amendment, waiver or modification of this Agreement relating to the interest rate for, or weighted average yield of, such Initial Term Loans), (a) if the effect of such prepayment, refinancing, substitution, replacement, amendment, waiver or modification is to refinance the Initial Term Loans at a lower “effective yield” (taking into account, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted Eurodollar Rate, but including any Adjusted Eurodollar Rate floor or similar floor that is higher than the then-applicable Adjusted Eurodollar Rate for the Initial Term Loans), (b) if the prepayment, refinancing, substitution, replacement, amendment, waiver or modification is effectuated by the incurrence by the Borrower or any of the Credit Parties of new Indebtedness, such new Indebtedness is first lien secured bank financing, and (c) if such prepayment, refinancing, substitution, replacement, amendment, waiver or modification results in first lien secured bank financing having an “effective yield” (as reasonably determined by the Administrative Agent in consultation with the Borrower, consistent with generally accepted financial practices, after giving effect to, among other factors, margin, upfront or similar fees or original issue discount shared with all providers of such financing (calculated based on assumed four (4) year average life and without present value discount), but excluding the effect of any arrangement, commitment, underwriting, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the Adjusted Eurodollar Rate, but including any Adjusted Eurodollar Rate floor or similar floor that is higher than the then-applicable Adjusted Eurodollar Rate for the Initial Term Loans) that is less than the “effective yield” (as reasonably determined by the Administrative Agent in consultation with the Borrower, on the same basis) of the Initial Term Loans prior to being so prepaid, refinanced, substituted or replaced or subject to such amendment, waiver or modification to this Agreement; provided that any prepayment, refinancing, substitution, replacement, amendment, modification or waiver of the Initial Term Loans in connection with a transaction that would constitute a Change of Control shall not be considered a Repricing Transaction.

“Requisite Class Lenders” (i) with respect to the Revolving Commitments and Revolving Loans, the Requisite Revolving Lenders and (ii) with respect to any Class of Term Loans, one or more Lenders holding a majority in aggregate principal amount of the Term Loans of such Class.

“Requisite Lenders” means, subject to Section 2.19(b)(ii), at any time, one or more Lenders that are not Defaulting Lenders having or holding Revolving Exposure, Extended Revolving Exposure and Term Loans representing in the aggregate more than 50% of the aggregate Revolving Exposure, Extended Revolving Exposure and Term Loans of all Lenders that are not Defaulting Lenders at such time.

“Requisite Revolving Lenders” means, subject to Section 2.19(b)(ii), at any time, one or more Lenders that are not Defaulting Lenders having or holding Revolving Exposure and Extended Revolving Exposure representing in the aggregate more than 50% of the aggregate Revolving Exposure and Extended Revolving Exposure of all Lenders that are not Defaulting Lenders at such time.

“Restricted Junior Payment” means any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any Equity Interests of any Credit Party or OZ Subsidiary now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interests of any Credit Party or OZ Subsidiary now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Equity Interests of any Credit Party or OZ Subsidiary now or hereafter outstanding.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund a Revolving Loan pursuant to Section 2.01(a)(ii), expressed as an amount representing the maximum principal amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.10(b) and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment Agreement. The initial amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $100,000,000.

“Revolving Exposure” means, with respect to any Lender, as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Lender” means a Lender with Revolving Exposure.

“Revolving Loan Note” means a promissory note substantially in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Revolving Loans” means Loans made pursuant to Section 2.01(a)(ii), Extended Revolving Loans, or Replacement Revolving Loans, as the context requires.

“Revolving Maturity Date” means the earlier of (i) October 10, 2022 (with respect to any Extended Revolving Commitments, as such date may be extended pursuant to Section 2.18) and (ii) the date that all Revolving Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Risk Retention Interests” as defined in the definition of “Qualifying Risk Retention Subsidiary.”

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, or any successor to its rating agency business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) to the extent that conducting transactions with such Persons is prohibited for any party hereto or any Person participating in the Loans (whether as Lender, Borrower or otherwise) under the laws of the United States, the United Nations Security Council, the European Union, and any European Union member state or the United Kingdom.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Screen Rate” means, for any day and time, with respect to any Eurodollar Rate Loan for Dollars and for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” as defined in the Security Agreement.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Lead Arrangers, any Affiliate of a Lender or the Administrative Agent to which Obligations are owed, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article 9, and each Lender Counterparty to whom any Secured Swap Obligations are owed.

“Secured Swap Agreement” means any Swap Agreement permitted under this Agreement that is entered into by and between any Credit Party and any Lender Counterparty and designated in writing by the Borrower to the Administrative Agent as a “Secured Swap Agreement”.

“Secured Swap Obligations” means as to any Person, all obligations of such Person of any type pursuant to any Secured Swap Agreement (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) (but, excluding, with respect to any Credit Party at any time, Excluded Swap Obligations with respect to such Credit Party at such time).

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Pledge and Security Agreement executed by the Credit Parties and the Administrative Agent, substantially in the form of Exhibit K, together with each security agreement supplement executed and delivered pursuant to Section 5.08, in each case as amended, restated, supplemented or otherwise modified from time to time.

“series” means, with respect to any Extended Term Loans or Replacement Term Loans, all such Term Loans that have the same maturity date, amortization and interest rate provision and that are designated as part of such “series” pursuant to the applicable Additional Credit Extension Amendment.

“Solvent” means, with respect to the Credit Parties and the OZ Subsidiaries on a combined basis, that as of the date of determination, both (i) (a) the sum of the Credit Parties’ and the OZ Subsidiaries’ debt (including contingent liabilities) does not exceed the present fair saleable value of the Credit Parties’ and the OZ Subsidiaries’ present assets; (b) the Credit Parties’ and the OZ Subsidiaries’ capital is not unreasonably small in relation to their business as contemplated on the Closing Date or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Persons have not incurred and do not intend to incur, or believe (nor should they reasonably believe) that they will incur, debts beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Persons are “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under FASB Accounting Standards Codification Topic 450-20).

“Specified Equity Contribution” as defined in Section 8.02(a).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentage shall include those imposed pursuant to Regulation D. Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subject Quarter” as defined in Section 8.02(b).

“Subject Transaction” as defined in Section 1.03.

“Subordinated Indebtedness” means any Indebtedness of a Credit Party that is expressly subordinated in right of payment to the Obligations of such Credit Party under the Credit Documents.

“Subsequent Periods” as defined in Section 8.02(b).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of Voting Stock is at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, all references to Subsidiaries in this Agreement shall refer to a subsidiary of a Credit Party.

“Swap Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty.

“Swap Obligation” means with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (or the analogous term or section in any amended or successor statute).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund an Initial Term Loan pursuant to Section 2.01(a)(i), expressed as an amount representing the maximum principal amount of the Initial Term Loans to be made by such Lender pursuant to Section 2.01(a)(i). The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $250,000,000.

“Term Loan Lender” means a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” means the earlier of (i) April 10, 2023 (with respect to any Extended Term Loans, as such date may be extended pursuant to Section 2.18) and (ii) the date that all Initial Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note substantially in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.

“Term Loans” means the Initial Term Loans and/or the Extended Term Loans or Replacement Term Loans, as the context requires.

“Terminated Lender” as defined in Section 2.19(a).

“Termination Date” means the earlier to occur of (i) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.10(b), and (ii) the date of termination of the Revolving Commitments pursuant to Section 8.01.

“Total Net Leverage Ratio” means as of the last day of any Fiscal Quarter, the ratio of (i) Combined Total Net Debt as of such day to (ii) Combined Economic Income for the four-Fiscal Quarter period ending on such day.

“Type” when used in reference to any Loan, refers to whether the rate of interest on such Loan is determined by reference to the Adjusted Eurodollar Rate or the Alternate Base Rate.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Lender” as defined in Section 2.16(f)(ii)(A).

“Unrestricted Cash and Cash Equivalents” means all Cash and Cash Equivalents (whether or not such Cash and Cash Equivalents would be classified as “cash and cash equivalents” on a combined balance sheet of the Credit Parties and the OZ Subsidiaries in accordance with GAAP) of the Credit Parties and the OZ Subsidiaries on a combined basis in accordance with GAAP not restricted as described in SEC Regulation S-X Rule 7-03(a)(2).

“Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02 Accounting Terms

(a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Financial statements and other information required to be delivered by Borrower to Administrative Agent pursuant to Sections 5.01(a) and 5.01(b) shall be prepared in accordance with GAAP consistently applied (subject to, in the case of financial statements delivered pursuant to Sections 5.01(a), normal year-end audit adjustments and the absence of footnotes) (and delivered together with the reconciliation statements provided for in Section 5.01(d), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts, definitions, covenants and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Borrower, any other Credit Party or any OZ Subsidiary thereof at “fair value,” as defined therein, and (ii) without giving effect to proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, (Topic 842) issued May 16, 2013, any successor proposal, any implementation thereof, any oral or public deliberations by the Financial Accounting Standards Board regarding the foregoing, or any other change in GAAP after the Closing Date that would require the obligations of a Person in respect of an operating lease or a lease that would be treated as an operating lease on the Closing Date to be recharacterized as a Capital Lease or Capital Lease Obligations.

(b) Notwithstanding any provision to the contrary contained in this Agreement or any other Credit Document or certificate or other document delivered to the Administrative Agent or any Lender, in the event that the Issuer and its consolidated subsidiaries effect a restatement of their financial statements previously provided hereunder and such restated financial statements do not indicate a material adverse change in the creditworthiness of the Credit Parties, taken as a whole, from that indicated by such previously provided financial statements to which the restatement relates, then such restatement shall not be deemed to constitute a breach of any representation or warranty under any Credit Document or any other document delivered pursuant hereto or thereto or in connection herewith or therewith, or provide the basis for a Default or an Event of Default hereunder or under any other Credit Document; provided that if any such restatement affects in any material respect the calculation of Combined Total Debt, Combined Total Net Debt, or Combined Economic Income, then the provisions of paragraph (a) of this Section will apply as if such restatement resulted from a change in GAAP or in the application thereof, and at the request of the Borrower or the Requisite Lenders, the relevant provisions of this Agreement will be renegotiated by the Borrower and the Lenders (acting via a majority) to give effect to the intent of this Agreement as in effect prior to such restatement.

Section 1.03 Subject Transactions. With respect to any period during which an acquisition, asset sale (including any Line of Business Asset Sale), Restricted Payment, or the incurrence, retirement or repayment of Indebtedness has occurred (each, a “Subject Transaction”), for purposes of determining the Total Net Leverage Ratio, Combined Total Debt, Combined Total Net Debt, and

Combined Economic Income shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are reasonable identifiable and supportable and are expected to be realized, in each case determined in good faith by or under the direction of the chief financial officer or treasurer of Borrower (or of Borrower’s general partner or equivalent), which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer or treasurer of Borrower (or of Borrower’s general partner or equivalent)) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Credit Parties and the OZ Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

Section 1.04 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms “lease” and “license” shall include “sub-lease” and “sub-license,” as applicable. The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” hereof,” “hereto,” and “hereunder” and similar words refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause of in this Agreement. Any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document). Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Article 2

LOANS

Section 2.01 Loans.

(a) Commitments.

(i) Initial Term Loans. Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make Initial Term Loans in Dollars to Borrower in one borrowing on the Closing Date in a principal amount equal to its Term Loan Commitment. Amounts repaid or prepaid in respect of Initial Term Loans may not be reborrowed. Subject to Section 2.10, all amounts owed hereunder with respect to the Initial Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Term Loan Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Term Loan Lender’s Term Loan Commitment on such date.

(ii) Revolving Loans. Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make, during the Availability Period, Revolving Loans in Dollars to Borrower from time to time in an aggregate amount that will not result in (i) such Revolving Lender’s Revolving Exposure exceeding such Revolving Lender’s Revolving Commitment or (ii) the total Revolving Exposure of all Revolving Lenders exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. All amounts owed hereunder with respect to the Revolving Loans shall be paid in full no later than the Revolving Maturity Date. Each Revolving Lender’s Revolving Commitment shall terminate immediately and without further action on the earlier of the Revolving Maturity Date and the Termination Date.

(b) Borrowing Mechanics for Initial Term Loans.

(i) Subject to Section 3.03, Borrower shall deliver to Administrative Agent a fully executed and irrevocable Funding Notice no later than 12:00 noon (New York City time), three Business Days (or such shorter period as the Administrative Agent may agree in its sole discretion) prior to the Closing Date in the case of Eurodollar Rate Loans and no later than 12:00 noon (New York City time), on the Closing Date in the case of Base Rate Loans. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Term Loan Lender of the proposed borrowing.

(ii) Each Term Loan Lender shall make its Initial Term Loan available to Administrative Agent not later than 12:00 noon (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Initial Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Initial Term Loans received by Administrative Agent from Term Loan Lenders to be credited to the account of Borrower designated by Borrower in the Funding Notice or to such other account as may be designated in writing to Administrative Agent by Borrower.

(c) Borrowing Mechanics for Revolving Loans.

(i) Subject to Section 3.03, Borrower shall deliver to Administrative Agent a fully executed and irrevocable Funding Notice no later than 12:00 noon (New York City time), three Business Days prior to the applicable Credit Date in the case of Eurodollar Rate Loans and no later than 12:00 noon (New York City time), on the proposed Credit Date in the case of Base Rate Loans. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Revolving Lender of the proposed borrowing.

(ii) Each Revolving Lender shall make its Revolving Loan available to Administrative Agent not later than (A) in the case of Base Rate Loans, 2:00 p.m. (New York City time) on the applicable Credit Date and (B) in the case of Eurodollar Rate Loans, 12:00 noon (New York City time) on the applicable Credit Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Revolving Lenders to be credited to the account of Borrower designated by Borrower in the applicable Funding Notice or to such other account as may be designated in writing to Administrative Agent by Borrower.

(iii) Each borrowing of Revolving Loans shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; provided that a borrowing of Base Rate Loans may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments.

Section 2.02 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans of each Class shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares for such Class, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment (or any Extended Revolving Commitment) of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate equal to the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.02(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.03 Use of Proceeds. The proceeds of the Loans shall be used by the Credit Parties and the OZ Subsidiaries to consummate the Refinancing and for working capital and general corporate purposes. No part of the proceeds of any Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of any provision of Regulation T, Regulation U or Regulation X of the Board of Governors. Following the application of the proceeds of each borrowing hereunder, not more than 25% of the value of the assets of the Credit Parties and their respective OZ Subsidiaries on a consolidated basis will be Margin Stock.

Section 2.04 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it), acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a register for the recordation of the names and addresses of Lenders and the Commitments and Loans (and related interest amounts) of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments and the Loans in accordance with the provisions of Section 10.06, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations in respect of any Loan. Borrower hereby designates JPMCB to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.04, and Borrower hereby agrees that, to the extent JPMCB serves in such capacity, JPMCB and its officers, directors, employees, agents, sub-agents and affiliates acting in such capacity shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Loan.

Section 2.05 Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) In the case of a Base Rate Loan, at the Alternate Base Rate plus the Applicable Margin for such Class of Loan; or

(ii) In the case of a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin for such Class of Loan.

(b) Subject to Section 2.14, the basis for determining the rate of interest with respect to any Loan and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Eurodollar Rate Loan with an Interest Period of one (1) month.

(c) In connection with Eurodollar Rate Loans there shall be no more than ten (10) Interest Periods outstanding at any time. So long as no Default or Event of Default shall have occurred and be continuing, in the event Borrower fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Base Rate Loan) will be automatically converted into a Eurodollar Rate Loan on the date designated for such borrowing or such conversion or continuation in such Funding Notice or Conversion/Continuation Notice (or if outstanding as a Eurodollar Rate Loan will remain as, or (if not then outstanding) will be made as) a Eurodollar Rate Loan with an Interest Period of one (1) month. In the event Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one (1) month. On each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d) Interest payable pursuant to Section 2.05(a) shall be computed (i) in the case of Base Rate Loans that are subject to the Alternate Base Rate based on the Prime Rate, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of other Loans (including the Eurodollar Rate Loans), on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or the last Interest Payment Date or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity of the Loans, including final maturity of the Loans and, in the case of the Revolving Loans, termination of the Revolving Commitments; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued and unpaid interest shall instead be payable on the applicable Interest Payment Date.

Section 2.06 Conversion/Continuation.

(a) Subject to Section 2.14 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:

(i) to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from one Type to another Type; provided, a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Borrower shall pay all amounts due under Section 2.14 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $500,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 noon (New York City time) on the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof to be confirmed in writing) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. Any conversion/continuation date shall be a Business Day.

Section 2.07 Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.01(a), any overdue amounts shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts applicable to any Class of Loans, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans for such Class of Loans); provided, in the case of Eurodollar Rate Loans of any Class of Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans of such Class of Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable in respect of such Class of Loans hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.07 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

Section 2.08 Fees.

(a) Borrower agrees to pay to Revolving Lenders commitment fees (“Commitment Fees”) in an amount computed on a daily basis equal to (1) the daily difference between (A) the total Revolving Commitments then in effect and (B) the aggregate principal amount of all outstanding Revolving Loans, times (2) the Commitment Fee Rate then in effect as shown in the definition of Applicable Margin. All Commitment Fees referred to in this Section 2.08 (a) shall accrue during the Availability Period and be paid to Administrative Agent at its Principal Office and, upon receipt, Administrative Agent shall promptly distribute to each Revolving Lender its Pro Rata Share thereof, and (b) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last Business Day of March, June, September and December, as applicable, after the Closing Date, and on the earlier of the Revolving Maturity Date and the Termination Date.

(b) The Borrower agrees to pay to the Administrative Agent such fees as set forth in the Fee Letter.

Section 2.09 Scheduled Payments.

(a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay Initial Term Loans on the last day of each March, June, September and December (commencing on June 30, 2018), in quarterly installments each equal to 3.75% of the aggregate initial principal amount of the Initial Term Loans on the Closing Date; provided that (i) if any such date is not a Business Day, such payment shall be due on the next Business Day and (ii) such payments shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.10(d), Section 2.10(e) or Section 2.11, as applicable, and as a result of the conversion of Initial Term Loans to Extended Term Loans or the refinancing of Initial Term Loans with Replacement Term

Loans. Upon the conversion of Initial Term Loans to Extended Term Loans or the refinancing of Initial Term Loans with Replacement Term Loans, all amortization payments shall be reduced ratably by the aggregate principal amount of the Initial Term Loans so converted or refinanced. The Borrower shall repay Extended Term Loans and Replacement Term Loans in such amounts and on such date or dates as shall be specified therefor in the applicable Additional Credit Extension Amendment.

(b) To the extent not previously paid, all Initial Term Loans shall be due and payable on the Term Loan Maturity Date. With respect to Extended Term Loans or Replacement Term Loans, to the extent not previously paid, such Extended Term Loans or Replacement Term Loans shall be due and payable on such date as indicated on the applicable Additional Credit Extension Amendment.

(c) Repayments of Term Loans shall be accompanied by accrued and unpaid interest on the amount repaid.

(d) Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the applicable Term Loan Lenders the outstanding principal amount of the Initial Term Loans on the Term Loan Maturity Date.

(e) Borrower hereby unconditionally promises to pay to the Administrative Agent for account of the applicable Revolving Lenders the outstanding principal amount of the Revolving Loans on the Revolving Maturity Date.

Section 2.10 Voluntary and Mandatory Prepayments; Reduction of Revolving Commitment.

(a) Subject to Section 2.10(c) and Section 2.14(c), and, in the case of any prepayment of Term Loans, so long as no Revolving Loans or Extended Revolving Loans shall be outstanding after giving effect to such prepayment of Term Loans, at any time and from time to time:

(i) with respect to Base Rate Loans, Borrower may prepay any such Loans of any Class on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount, or, if less, the entire principal amount of such Loan then outstanding; and

(ii) with respect to Eurodollar Rate Loans, Borrower may prepay any such Loans of any Class on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount, or, if less, the entire principal amount of such Loan then outstanding.

(iii) All such prepayments under this clause (a) shall be made:

(A) upon prior written or telephonic notice in the case of Base Rate Loans delivered to Administrative Agent no later than the time required below on the proposed prepayment date, which shall be a Business Day; and

(B) upon not less than three Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent by 12:00 noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for the Loans by facsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans of the applicable Class specified in such notice shall become due and payable on the prepayment date specified therein; provided that Borrower may condition such notice on the occurrence of a specified asset sale, acquisition, refinancing or other event and, if such event shall not have occurred, Borrower may rescind such notice and the principal amount of the Loans specified in such notice shall not become due and payable on such prepayment date. Any such voluntary prepayment shall be applied as specified in Section 2.11(a).

(b) Voluntary Revolving Commitment Reductions.

(i) Borrower may, in its sole discretion, upon not less than three Business Days’ prior written or telephonic notice promptly confirmed by delivery of written notice thereof to Administrative Agent (which original written notice Administrative Agent will promptly transmit by facsimile or e-mail to each applicable Lender and which notice shall be irrevocable (subject to clause (ii) below)), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments (or Extended Revolving Commitments, as applicable); provided that (A) any such partial reduction of the Revolving Commitments (or Extended Revolving Commitments, as applicable) shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, and (B) Borrower shall not terminate or reduce the Revolving Commitments (or Extended Revolving Commitments, as applicable) if, after giving effect to any concurrent prepayment of the Revolving Loans (or Extended Revolving Loans, as applicable) in accordance with Section 2.10(a), the total Revolving Exposure (or Extended Revolving Exposure, as applicable) would exceed the total Revolving Commitments (or Extended Revolving Commitments, as applicable).

(ii) Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments (or Extended Revolving Commitments, as applicable) shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment (or Extended Revolving Commitments, as applicable) of each Revolving Lender (or Extending Revolving Lender) proportionately to its Pro Rata Share thereof; provided that Borrower may condition the notice delivered pursuant to this Section 2.10(b) on the occurrence of a specified asset sale, acquisition, refinancing or other event and, if such event shall not have occurred, Borrower may rescind such notice and the termination or reduction of the Revolving Commitments (or Extended Revolving Commitments, as applicable) specified in such notice shall not become effective on such specified effective date.

(c) Initial Term Loan Soft Call Protection. In the event all or any portion of the Initial Term Loans are prepaid (or repriced or effectively refinanced through any amendment of the Initial Term Loans) as a result of a Repricing Transaction on or prior to the date that is six months after the Closing Date, the Borrower shall pay to each Lender on the date of such Repricing Transaction a fee equal to 1% of the principal amount of such Lender’s Initial Term Loans that are subject to such Repricing Transaction (it being understood that if any Lender is required to assign its Initial Term Loans pursuant to Section 2.19 in connection with a Repricing Transaction, the fee with respect to the Initial Term Loans of such Lender so assigned shall be required to be paid to such assigning Lender and not its assignee).

(d) Mandatory Prepayments.

(i) If the Administrative Agent notifies the Borrower at any time that the aggregate Revolving Exposure at such time exceeds the Revolving Commitments then in effect, then, within one Business Day after receipt of such notice, the Borrower shall prepay Revolving Loans in an aggregate amount equal to such excess.

(ii) Subject to clause (vii) below, (A) If any Credit Party or any OZ Subsidiary receives any Net Cash Proceeds from any Line of Business Asset Sale, the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds to prepay Term Loans in accordance with Section 2.10(d)(iv) on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds; provided that no such prepayment shall be required pursuant to this Section 2.10(d)(ii)(A) with respect to such Net Cash Proceeds, that the Borrower shall reinvest in accordance with Section 2.10(d)(ii)(B); and

(B) With respect to any Net Cash Proceeds realized or received with respect to any Line of Business Asset Sale by any Credit Party or any OZ Subsidiary, at the option of the Borrower, such Credit Party or OZ Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets used or useful in the business of the Credit Parties and their respective Subsidiaries (and, if the assets disposed of were fee generating assets, such acquired assets shall be fee generating assets) within (x) twelve (12) months following receipt of such Net Cash Proceeds or (y) if a Credit Party or OZ Subsidiary enters into a legally binding commitment to reinvest such Net Cash Proceeds within twelve (12) months following receipt thereof, within six (6) months following the last day of such twelve month period; provided that any such Net Cash Proceeds that are not so reinvested within the applicable time period set forth above shall be applied as set forth in Section 2.10(d)(ii)(A) within five (5) Business Days after the end of the applicable time period set forth above.

(iii) Subject to clause (vii) below, if any Credit Party or OZ Subsidiary incurs or issues any Replacement Term Loans or any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 6.01 (without prejudice to the restrictions therein), the Borrower shall apply an amount equal to 100% of such Net Cash Proceeds received by such Credit Party or OZ Subsidiary therefrom to prepay the Term Loans in accordance with Section 2.10(d)(iv) on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv) The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to clauses (ii) through (iii) of this Section 2.10(d) at least three (3) Business Days prior to the date of such prepayment (or such shorter period as the Administrative Agent may agree in its discretion). Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Term Loan Lender of the contents of the Borrower’s prepayment notice and of such Term Loan Lender’s Pro Rata Share of the prepayment. Each Term Lender may reject all or a portion of its Pro Rata Share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (ii) or (iii) of this Section 2.10(d) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Term Loan Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Term Loan Lender. If a Term Loan Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such Term Loan Lender’s Pro Rata Share of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be offered to the Term Loan Lenders not so declining such prepayment on a pro rata basis in accordance with the Term Loans of such Term Loan Lenders (with such non-declining Term Loan Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Term Loan Lenders elect to decline their Pro Rata Share of such

Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Borrower and used for any purpose not otherwise prohibited by this Agreement. The Administrative Agent may make appropriate adjustments to the accounts of the Term Loan Lenders to reflect any non pro rata payment of Term Loans of any Class as a result of this Section 2.10(d)(iv).

(v) Each prepayment of Term Loans pursuant to this Section 2.10(d) shall be applied, subject to Section 2.10(d)(iv), pro rata to each Class of Term Loans (on a pro rata basis to the Term Loans of the Term Loan Lenders with such Class of Term Loans), except that prepayments pursuant to Section 2.10(d)(iii) may be applied to the Class or Classes of Term Loans selected by the Borrower and shall, in each case, be further applied to such Class of Term Loans, first in forward order of maturity to the scheduled remaining installments of principal of the Term Loans occurring in the next twelve months following the date of such prepayment pursuant to Section 2.09(a) and second ratably to the scheduled remaining installments of principal of such Class of Term Loans required pursuant to Section 2.09(a).

(vi) Any prepayment of Term Loans pursuant to this Section 2.10(d) shall be accompanied by accrued and unpaid interest to the extent required by Section 2.12 and shall be subject to Section 2.14.

(vii) Notwithstanding anything to the contrary in this Agreement, (A) to the extent that any or all of the Net Cash Proceeds received by a Foreign Subsidiary or any Excluded Subsidiary under clause (v) of such definition (any of the foregoing, a “Non-Repatriating Subsidiary”) is prohibited or delayed by any requirement of law from being repatriated to the Credit Parties, an amount equal to the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided under this clause (d), as the case may be, but only so long, as the applicable requirement of law will not permit repatriation to the Credit Parties, and once a repatriation of any of such affected Net Cash Proceeds are permitted under the applicable requirement of law, an amount equal to such Net Cash Proceeds (to the extent not reinvested in the business of such Non-Repatriating Subsidiary) will be promptly (and in any event not later than ten (10) Business Days after such repatriation is permitted) applied (net of any taxes that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) to the repayment of the Term Loans, and (B) to the extent that Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of a Non-Repatriating Subsidiary could have a material adverse tax consequence with respect to such Net Cash Proceeds, an amount equal to the Net Cash Proceeds so affected will not be required to be applied to repay Term Loans at the times provided under this clause (d). For the avoidance of doubt, nothing in this Agreement, including this Section 2.01, shall be construed to require any Non-Repatriating Subsidiary to repatriate cash.

(e) Discounted Voluntary Prepayment.

(i) Notwithstanding anything to the contrary in Sections 2.10(a), 2.10(d), or 2.13 (which provisions shall not be applicable to this Section 2.10(e)), the Borrower shall have the right at any time and from time to time to prepay its Term Loans of any Class owing to Term Loan Lenders electing to participate in such prepayments at a discount to the par value of such Term Loans and on a non-pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.10(e); provided that (A) no Discounted Voluntary Prepayment shall be made unless immediately after giving effect to such Discounted Voluntary Prepayment, no Default or Event of Default has occurred and is continuing, (B) no Discounted Voluntary Prepayment may be made if any Revolving Loans would be outstanding after giving effect thereto, (C) any Discounted Voluntary Prepayment shall be offered to all Lenders with Term Loans of the applicable Class on a pro rata basis and (D) the Borrower on the date such Discounted Voluntary Prepayment is made shall deliver to the Administrative Agent an Authorized Officer’s certificate of the Borrower stating (1) that no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment and (2) that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.10(e) has been satisfied.

(ii) To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit L hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans shall not be less than $10,000,000 (or such lesser amount as the Administrative Agent may agree). The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for Term Loans and the Class of Term Loans to which such offer relates, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of such Term Loans (the “Discount Range”) and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(iii) Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.10(e)(ii), the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each Lender with Term Loans of the applicable Class may specify by written notice substantially in the form of Exhibit M hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a prepayment price of 80% of the par value of the Term Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans of the applicable Class held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of Term Loans specified by the Lenders in Lender Participation Notices, the Administrative Agent, in consultation with the Borrower, shall calculate the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.10(e)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Discounted Voluntary Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Term Loans under the applicable Class whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Term Loans at any discount to their par value within the Applicable Discount.

(iv) Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) of the applicable Class offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(v) Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date, without premium or penalty (and with any amounts due under Section 2.14), upon irrevocable notice substantially in the form of Exhibit N hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 p.m. New York City time, two Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Term Loans, on the date specified therein together with accrued and unpaid interest (on the par principal amount) to, but not including, such date on the amount prepaid.

(vi) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.10(e)(iii) above) reasonably established by the Administrative Agent and the Borrower.

(vii) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, Borrower may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.

(viii) To the extent the Term Loans are prepaid pursuant to this Section 2.10(e), scheduled amortization amounts for the Term Loans of such Class under Section 2.09 shall be reduced on a pro rata basis by the principal amount of the Term Loans so prepaid.

(ix) For the avoidance of doubt, any Term Loans that are prepaid pursuant to this Section 2.10(e) shall be deemed canceled immediately upon giving effect to such prepayment.

Section 2.11 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments of Loans. Any prepayment of any Loan pursuant to Section 2.10(a) shall be applied as specified by Borrower in the applicable notice of prepayment, and in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, shall be applied to prepay any outstanding Loans on a pro rata basis; provided that any prepayment of Term Loans of any Class pursuant to Section 2.10(a) shall be applied to reduce the scheduled remaining installments of principal of the Term Loans of such Class in such manner as Borrower may elect, and absent such election, in forward order of maturity. Any prepayment of any Loans of any Class pursuant to this clause (a) shall be applied to the Loan of such Class of each Lender on a pro rata basis in accordance with their respective Pro Rata Shares.

(b) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.14(c).

Section 2.12 General Provisions Regarding Payments.

(a) All payments by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, set-off or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall, at the option of the Administrative Agent, be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued and unpaid interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal. If at any time insufficient funds are received by and available to Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, and (ii) second, to pay principal then due hereunder, each in the manner set forth in this Section 2.12.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if (A) any Conversion/Continuation Notice is withdrawn as to any Affected Lender, (B) any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, or (C) any Lender becomes a Defaulting Lender pursuant to clause (i) or (ii) of the definition thereof, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the proviso set forth in the definition of “Interest Period,” whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment Fees hereunder.

(f) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.07 from the date such amount was due and payable until the date such amount is paid in full.

(g) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by Administrative Agent hereunder in respect of any of the Obligations, including in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied as follows:

first, to the payment of all amounts for which Administrative Agent is entitled to reimbursement or indemnification hereunder (in its capacity as Administrative Agent and not as a Lender or Lender Counterparty) and all advances made by Administrative Agent hereunder for the account of the Borrower or any Guarantor, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy hereunder, all in accordance with the terms hereof;

second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Secured Parties; and

third, to the extent of any excess of such payments or proceeds, to the payment to or upon the order of whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Section 2.13 Ratable Sharing. Except as provided in Sections 2.10(d) and 2.10(e) with respect to Discounted Voluntary Prepayments and as otherwise permitted by this Agreement (or any Additional Credit Extension Amendment permitted under this Agreement), Lenders hereby agree among themselves that, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.13 shall not be construed to apply to (a) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (b) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it.

Section 2.14 Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate.

(i) In the event that on any Interest Rate Determination Date for any Interest Period with respect to any Eurodollar Rate Loans,

(A) Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), that adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate or the Eurodollar Rate, as applicable (including, without limitation, because the Screen Rate is not available or published on a current basis), for such Interest Period; or

(B) the Administrative Agent is advised by the Requisite Lenders that the Adjusted Eurodollar Rate or the Eurodollar Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans for such Interest Period;

then Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (x) no Loans may be made as or converted to Eurodollar Rate Loans, and the Loans shall be made as or converted to Base Rate Loans on the first day of the Interest Period immediately following such Interest Rate Determination Date, in each case until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (y) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(ii) If at any time the Administrative Agent determines (which determination shall be final and conclusive and binding upon all parties hereto) that (A) the circumstances set forth in clause (a)(i)(A) have arisen and such circumstances are unlikely to be temporary or (B) the circumstances set forth in clause (a)(i)(A) have not arisen but the supervisor for the administrator of the Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the Screen Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (provided such other changes shall not include any amendment to the definition of “Applicable Margin”); provided that, if such alternate rate of interest shall be less than 0.00%, such rate shall be deemed to be 0.00% for the purposes of this Agreement. Notwithstanding anything to the contrary in Section 10.05, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Requisite Class Lenders of each Class stating that such Requisite Class Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (a)(ii) (but, in the case of the circumstances described in clause (B) of the first sentence of this Section 2.14(a)(ii), only to the extent the Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) no Loans may be made as or converted to Eurodollar Rate Loans, and the Loans shall be made as or converted to Base Rate Loans on the first day of the Interest Period immediately following an Interest Rate Determination Date, and (y) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto absent manifest error but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by email, facsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Lender pursuant to clause (i) of the preceding sentence or (y) Lenders constituting Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender) to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to the Funding Notice or a Conversion/Continuation Notice, the Lenders (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender’s) obligation to maintain their respective outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Borrower pursuant to the Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.14(c), to rescind the Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by email, facsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.14(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or payable by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits (including, without duplication, any loss of the Applicable Margin on the relevant Loans)) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Borrower. A certificate of such Lender setting forth in reasonable detail the calculation of the amount or amounts payable under this Section 2.14(c) shall be delivered to Borrower and shall be conclusive absent manifest error, and such amount or amounts shall be payable within ten (10) days after Borrower’s receipt of such certificate.

(d) Booking of Eurodollar Rate Loans. Subject to Section 2.17, any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.14 and under Section 2.15 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.14 and under Section 2.15.

Section 2.15 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the Closing Date, or compliance by such Lender with any guideline, request or directive issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax indemnified under Section 2.16(b) or any Excluded Tax) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of “Adjusted Eurodollar Rate”); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender on an after-tax basis for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) of the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be changes in law made after the Closing Date regardless of the date enacted, adopted or issued. Notwithstanding any other provision of this Section 2.15(a), no Lender shall demand compensation pursuant to this Section 2.15(a) if such demand is inconsistent with such Lender’s treatment of other borrowers which, as a credit matter, are similarly situated to Borrower and which are subject to similar provisions.

(b) Capital Adequacy and Liquidity Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy or liquidity requirements, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has had the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy or liquidity requirements), then from time to time, within 15 days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) of the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be changes in law made after the Closing Date regardless of the date enacted, adopted or issued. Notwithstanding any other provision of this Section 2.15(b), no Lender shall demand compensation pursuant to this Section 2.15(b) if such demand is inconsistent with such Lender’s treatment of other borrowers which, as a credit matter, are similarly situated to Borrower and which are subject to similar provisions.

(c) Notwithstanding anything in this Section 2.15 to the contrary, Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the change in law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that if the change in law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16 Taxes; Withholding.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by Law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b) Withholding of Taxes. If any Credit Party, Administrative Agent or any other Person is required by Law to make any deduction or withholding on account of any Tax with respect to any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) the applicable withholding agent shall make such deductions and withholdings and shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law; and (iii) if such Tax is an Indemnified Tax, the sum payable by the relevant Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after that deduction, withholding or payment is made, the Lender (or, in the case of payments made to Administrative Agent for its own account, Administrative Agent) receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made.

(c) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsections (a) and (b) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Credit Party to a Governmental Authority, the Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e) Indemnification by the Borrower. The Borrower shall indemnify Administrative Agent and each Lender for any Indemnified Taxes paid or payable by Administrative Agent or such Lender (including Indemnified Taxes imposed on or attributable to amounts payable under this Section 2.16) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after Administrative Agent or Lender as the case may be delivers to the Borrower a certificate stating the amount of any such Tax so paid or payable. Any Lender who delivers such a certificate to the Borrower shall deliver a copy thereof to Administrative Agent. The certificate delivered to the Borrower shall be conclusive of the amount so paid or payable absent manifest error.

(f) Evidence of Exemption From U.S. Withholding Tax.

(i) Any Lender that is entitled to an exemption from, or reduction of, withholding Tax with respect to payments made under this Agreement or any other Credit Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender agrees that if any documentation it previously delivered pursuant to this Section 2.16(f) expires or becomes obsolete or inaccurate in any respect, it shall promptly update such documentation or promptly notify Borrower and Administrative Agent in writing of its legal ineligibility to do so. Notwithstanding any other provision of this Section 2.16, a Lender shall not be required to deliver any documentation pursuant to this Section 2.16(f) that such Lender is not legally eligible to deliver.

(ii) Without limiting the generality of the foregoing:

(A) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes (a “U.S. Lender”) shall deliver to Administrative Agent and Borrower on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax.

(B) Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent and Borrower, on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), two of whichever of the following is applicable:

1. in the case of a Non-US Lender claiming the benefits of an income tax treaty to which the United States is a party, executed originals of IRS Form W-8BEN or W-8BEN-E;

2. executed originals of IRS Form W-8ECI;

3. in the case of a Non-US Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E to the effect that such Non-US Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10-percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Credit Document are effectively connected with a U.S. trade or business (a “Certificate re Non-Bank Status”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

4. to the extent a Non-US Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a Certificate re Non-Bank Status, IRS Form W-9 and/or another certification document from each beneficial owner, as applicable; provided that if the Non-US Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Non-US Lender are claiming the portfolio interest exemption, such Non-US Lender may provide a Certificate re Non-Bank Status on behalf of each such direct or indirect partner;

(C) any Non-US Lender shall, to the extent it is legally eligible to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-US Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from, or a reduction in, U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower and Administrative Agent to comply with its obligations under FATCA, to determine whether such Lender has or has not complied with its obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.

Each Lender hereby authorizes Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to Administrative Agent pursuant to this Section 2.16(f).

(g) Treatment of Certain Refunds. If Administrative Agent or any Lender determines in its sole discretion exercised in good faith that it has received a refund of any Taxes with respect to which any Credit Party has paid additional amounts pursuant to this Section 2.16 from the Governmental Authority to which such Tax was paid, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of additional amounts paid by such Credit Party with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of Administrative Agent or such Lender, shall repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender in the event Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(g), in no event will Administrative Agent or any Lender be required to pay any amount to any indemnifying party pursuant to this Section 2.16(g) the payment of which would place such Administrative Agent or Lender in a less favorable net after-Tax position than such Administrative Agent or Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted or withheld and the additional amounts in respect of such Tax had never been paid. This paragraph shall not be construed to require Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or OZ Subsidiary.

(h) Survival. Each party’s obligations under this Section 2.16 shall survive any assignment of rights by or replacement of any Lender or Administrative Agent, and the repayment, satisfaction or discharge of all other obligations under this Agreement.

Section 2.17 Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.14, 2.15 or 2.16 it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Revolving Commitments or Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.14, 2.15 or 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in this Section 2.17(a) and (b) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.

Section 2.18 Extended Term Loans and Extended Revolving Commitments .

(a) The Borrower may at any time and from time to time request that all or a portion of the Term Loans of any Class in an aggregate principal amount of not less than $20,000,000 (or such lesser amount as the Administrative Agent may agree) (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.18. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the Existing Term Loan Class) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be consistent with the Term Loans under the Existing Term Loan Class from which such Extended Term Loans are to be converted, taken as a whole, except that:

(i) all or any of the scheduled amortization payments of principal and the final scheduled maturity date of the Extended Term Loans may be delayed to later dates than, or be reduced to a lesser amount than, the scheduled amortization payments of principal and the final scheduled maturity date of the Term Loans of such Existing Term Loan Class to the extent provided in the applicable Additional Credit Extension Amendment;

(ii) the pricing terms, including interest margins, interest rate floors, funding discounts, original issue discount, prepayment premiums, call protection, and otherwise, with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and upfront, structuring, arrangement, and other fees may be paid to the arrangers of the Extended Term Loans or the Extending Term Lenders, as applicable, to the extent provided in the applicable Additional Credit Extension Amendment and any fee or engagement letters related thereto; and

(iii) the Additional Credit Extension Amendment may provide for other covenants and terms that apply only after the Term Loan Maturity Date.

(b) Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series of Extended Term Loans for all purposes of this Agreement; provided that, subject to the limitations set forth in clause (a) above, any Extended Term Loans converted from an Existing Term Loan Class may, to the extent provided in the applicable Additional Credit Extension Amendment and consistent with the requirements set forth above, be designated as an increase in any previously established Class of Term Loans.

(c) The Borrower shall provide the applicable Extension Request (which may be in the form of a term sheet) at least five (5) Business Days, or such shorter period as the Administrative Agent may agree, prior to the date on which Lenders under the applicable Existing Term Loan Class are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Lender wishing to have all or a portion of its Term Loans under the Existing Term Loan Class subject to such Extension Request (such Lender an “Extending Term Lender”) converted into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Class which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower). In the event that the aggregate amount of Term Loans under the Existing Term Loan Class subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to an Extension Request, Term Loans of the Existing Term Loan Class subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent and acceptable to the Borrower).

(d) The Borrower may, at any time and from time to time, with the consent of each Person providing an Extended Revolving Commitment (such Lender an “Extending Revolving Lender”) and the Administrative Agent, amend this Agreement pursuant to an Additional Credit Extension Amendment to provide for Extended Revolving Commitments and to incorporate the terms of such Extended Revolving Commitments into this Agreement on substantially the same basis as provided with respect to the applicable Revolving Commitments and as otherwise provided by the definition of Extended Revolving Commitments; provided that (i) any extension of the Revolving Commitments, as determined at any date, shall be conditioned on the agreement by the Requisite Revolving Lenders on such date of determination to extend their Revolving Commitments, (ii) the establishment of any such Extended Revolving Commitments shall be accompanied by a corresponding reduction in the previously existing Revolving Commitments, (iii) any reduction in the applicable Revolving Commitments may, at the option of the Borrower, be directed to a disproportional reduction of such Revolving Commitments of any Lender providing an Extended Revolving Commitment and (iv) any Extended Revolving Commitments provided pursuant to this clause (d) shall be in a minimum principal amount of $10,000,000.

(e) Extended Term Loans and Extended Revolving Commitments shall be established pursuant to an Additional Credit Extension Amendment to this Agreement among the Credit Parties, the Administrative Agent and each Extending Term Lender or Extending Revolving Lender providing an Extended Revolving Commitment which shall be consistent with the provisions set forth above (but which shall not require the consent of any other Lender other than those consents required as provided above). Each Additional Credit Extension Amendment shall be binding on the Lenders, the Credit Parties and the other parties hereto. In connection with any Additional Credit Extension Amendment, the Credit Parties and the Administrative Agent shall enter into such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent (which shall not require any consent from any Lender other than those consents provided pursuant to this Agreement, and in the case of Extended Revolving Commitments, the consent of the Requisite Revolving Lenders on such date of determination) in order to ensure that the Extended Term Loans or Extended Revolving Commitments are provided with the benefit of the applicable Collateral Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be reasonably requested by the Administrative Agent. No Lender shall be under any obligation to provide any Extended Term Loan or Extended Revolving Commitment.

(f) For the avoidance of doubt, no Additional Credit Extension Amendment shall result in an increase in the aggregate principal amount of Term Loans, Revolving Commitments and Extended Revolving Commitments above the amount that was outstanding immediately prior to such Additional Credit Extension Amendment.

(g) The provisions of this Section 2.18 shall override any provision of Section 10.05 to the contrary.

Section 2.19 Removal or Replacement of a Lender.

(a) Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.14, 2.15 or 2.16, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Borrower’s request for such withdrawal; (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.05(b) or (c), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; (c) in connection with an Additional Credit Extension Amendment as contemplated by Section 2.18, any Lender under an Existing Term Loan Class that does not agree to become an Extending Term Lender, or any Lender holding Revolving Commitments that does not agree to become an Extending Revolving Lender (each an “Non-Extending Lender”); or (d) any Lender becomes a Defaulting Lender, then, with respect to each such Increased-Cost Lender, Non-Consenting Lender, Non-Extending Lender, or Defaulting Lender (the “Terminated Lender”), Borrower may by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause, at its sole expense and effort, such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.06 and Borrower shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued and unpaid interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.14(c), 2.15 or 2.16; or otherwise as if it were a prepayment, (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender, and (4) in the event such Terminated Lender is a Non-Extending Lender, each Replacement Lender shall become an Extending Term Lender or Extending Revolving Lender, as

applicable. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Non-Consenting Lender or Terminated Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06.

(b) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) Commitment Fees pursuant to Section 2.08 shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender; and

(ii) The Commitments and Loans of such Defaulting Lender shall not be included for any purpose in determining whether all Lenders, the Requisite Class Lenders, the Requisite Lenders, or the Requisite Revolving Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.05), provided that this clause (b)(ii) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of (i) all Lenders or (ii) each Lender affected thereby (and such Defaulting Lender, if affected thereby).

(iii) In the event that the Administrative Agent and the Borrower agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

Section 2.20 Refinancing Amendments.

(a) Refinanced Term Loans and Replaced Term Loans. Notwithstanding anything to the contrary contained in this Agreement, this Agreement and the other Credit Documents may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (“Replacement Term Loans”) hereunder; provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing, (ii) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Initial Term Loans) and (iii) all other terms (other than optional prepayment provisions, pricing terms, including interest margins, interest rate floors, funding discounts, original issue discount, prepayment premiums, call protection, and otherwise, and upfront, structuring, arrangement, and other fees) applicable to such Replacement Term Loans, taken as a whole, shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans (as determined by the Borrower in good faith), except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of all Commitments and Loans in effect immediately prior to such refinancing (and, to the extent that a transaction under Section 2.18 or 2.20 has occurred prior to such amendment, and such transaction results in covenants and terms applying (at such time or at a later time) to other Classes of Commitments and Loans that are different than the terms applicable to the Refinanced Term Loans, then such other covenants and terms, may, but shall not be required to, apply to such Replacement Term Loans in the same manner as such covenants and terms apply to such other Classes).

(b) Refinanced Revolving Commitments and Replaced Revolving Commitments. Notwithstanding anything to the contrary contained in this Agreement, this Agreement and the other Credit Documents may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the Replacement Revolving Commitments (as defined below) to permit the refinancing of all or a portion of the Revolving Commitments (and any related Revolving Loans) of any Class (“Refinanced Revolving Commitments”) with a replacement tranche of revolving commitments denominated in Dollars (“Replacement Revolving Commitments”) hereunder; provided that (i) the aggregate principal amount of Replacement Revolving Commitments shall not exceed the aggregate principal amount of such Refinanced Revolving Commitments, (ii) the maturity date of such Replacement Revolving Commitments shall not be earlier than the maturity date of such Refinanced Revolving Commitments, and (iii) all other terms (other than optional prepayment provisions, pricing terms, including interest margins, interest rate floors, funding discounts, original issue discount, prepayment premiums, call protection, and otherwise, and upfront, structuring, arrangement, and other fees) applicable to such Replacement Revolving Commitments, taken as a whole, shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Commitments than, those applicable to such Refinanced Revolving Commitments (as determined by the Borrower in good faith), except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of all Commitments and Loans in effect immediately prior to such refinancing (and, to the extent that a transaction under Section 2.18 or 2.20 has occurred prior to such amendment, and such transaction results in covenants and terms applying (at such time or at a later time) to other Classes of Commitments and Loans that are different than the terms applicable to the Refinanced Revolving Commitments, then such other covenants and terms may, but shall not be required to, apply to such Replacement Revolving Commitments in the same manner as such covenants and terms apply to such other Classes).

Section 2.21 Cashless Settlement. Notwithstanding anything to the contrary contained in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to (i) a cashless settlement mechanism approved by Borrower, Administrative Agent and such Lender, and (ii) an amendment and restatement of this Agreement (i) with terms that are not significantly different from those in the Agreement being amended and restated, as determined by the Administrative Agent and the Borrower in their sole reasonable discretion or (ii) in connection with a transaction otherwise permitted under this Agreement or for which the requisite consents required under this Agreement have been obtained.

Article 3

CONDITIONS PRECEDENT

Section 3.01 Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received executed counterparts of this Agreement, any Notes (to the extent requested reasonably in advance of the Closing Date), the Fee Letter, and the Security Agreement, in each case from each applicable Credit Party and each Lender party thereto (which in the case of this clause (a), may include electronic transmission of a signed signature page of any such agreement or document), including the following documents:

(i) a duly completed Perfection Certificate signed by the Borrower and each initial Guarantor;

(ii) Uniform Commercial Code financing statements naming each Credit Party as debtor and the Administrative Agent as secured party in appropriate form for filing in the jurisdiction of incorporation or formation of each such Credit Party;

(iii) certificates representing all certificated Equity Interests owned directly by any Credit Party to the extent pledged (and required to be delivered) under the Security Agreement together with stock powers executed in blank, except as contemplated by Schedule 5.09(a);

(iv) all notes, chattel paper and instruments owned by any Credit Party to the extent pledged (and required to be delivered) pursuant to the Security Agreement duly endorsed in blank or with appropriate instruments of transfer, except as contemplated by Schedule 5.09(a);

(v) short form security agreements in appropriate form for filing with the United States Patent & Trademark Office and the United States Copyright Office, as appropriate, with respect to the Intellectual Property of the Credit Parties registered with such offices and listed in the Perfection Certificate and constituting Collateral;

(vi) copies of Lien, judgment, copyright, patent and trademark searches in each jurisdiction reasonably requested by the Administrative Agent with respect to each Credit Party; and

(vii) certificates of insurance related thereto, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under any general liability, umbrella liability and property insurance policies maintained with respect to the assets and properties of the Credit Parties that constitute Collateral, in each case to the extent required pursuant to Section 5.05 and except as contemplated by Schedule 5.09(a);

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) a copy of each Organizational Document of each Credit Party (provided that only redacted copies or forms of any amendments, joinders or supplements to such documents shall be required to be delivered under this clause (b) (and certain other documents, such as confidential separation and similar agreements, shall not be required to be delivered) so long as the unredacted versions of such definitive documents do not otherwise amend, supplement or modify the Organizational Documents of any Credit Party in a manner materially adverse to the Lenders), and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person (or officers of such Person’s general partner or equivalent) executing the Credit Documents to which it is a party; (iii) to the extent applicable, resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by its secretary or an Authorized Officer (or officers of such Person’s general partner or equivalent) as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date.

(c) Representations and Warranties. As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date.

(d) Financial Statements. Administrative Agent shall have received from Borrower the Historical Financial Statements.

(e) Opinion of Counsel. Administrative Agent and its counsel shall have received a copy of the favorable written opinion of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for Credit Parties, dated as of the Closing Date in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Administrative Agent and Lenders).

(f) Events of Default; Default. No event shall have occurred and be continuing or would result from the consummation of the transactions and borrowing contemplated hereby that would constitute an Event of Default or a Default.

(g) Closing Date Certificate. Borrower shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(h) PATRIOT Act. Administrative Agent and the Lenders shall have received all documentation and other information about the Credit Parties reasonably requested in writing by Administrative Agent and required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”).

(i) Refinancing. The Refinancing shall have been, or substantially concurrently with the funding of the Term Loans on the Closing Date, shall be, consummated.

(j) Payment of Fees and Expenses. The expenses of Administrative Agent (including the reasonable, documented out-of-pocket fees and expenses of its attorneys) arising in connection with the transactions contemplated by the Credit Documents for which invoices have been presented to Borrower at least one Business Day prior to the Closing Date shall have been paid. In addition to the foregoing, on or prior to the Closing Date, the Administrative Agent and Lead Arrangers shall have received all fees separately agreed among such Persons and the Borrower that are due and payable and required to be paid thereto on the Closing Date.

Section 3.02 Further Conditions to All Loans.

(a) Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date on or after the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed notice (or telephonic notice) in accordance with Section 2.01(c) and Section 3.03;

(ii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date; and

(iii) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

Section 3.03 Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation; provided each such notice shall be promptly confirmed in writing. Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

Article 4

REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make the Credit Extensions to be made thereby, the Credit Parties each represent and warrant to each Lender, on the Closing Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the transactions contemplated by the Credit Documents):

Section 4.01 Organization; Requisite Power and Authority; Qualification. Each of the Credit Parties and the OZ Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (or, only where applicable, the equivalent status in such jurisdiction of organization), except (other than with respect to any Credit Party) as would not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to own and operate its properties, to carry on its business, except as would not reasonably be expected to have a Material Adverse Effect, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing would not be reasonably expected to have a Material Adverse Effect.

Section 4.02 Equity Interests and Ownership. As of the Closing Date, the Equity Interests of each Credit Party and each of their OZ Subsidiaries have been duly and validly authorized and issued, and in the case of entities that are organized as corporations, are fully paid and non-assessable, and in the case of entities that are organized as limited liability companies, no Credit Party or OZ Subsidiary is liable to such entity to make any additional capital contributions with respect to its equity interest in such entity (except as otherwise required by the Delaware Limited Liability Company Act), and, in the case of entities organized as partnerships, all of the interests in each such entity have been duly and validly created. As of the Closing Date, all Equity Interests of OZ Subsidiaries of any Credit Party are owned directly or indirectly by one or more Credit Parties, free and clear of any lien, charge, encumbrance, security interest, or other claim of any third party other than Permitted Liens.

Section 4.03 Due Authorization. Each of the Credit Parties has all requisite power and authority to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

Section 4.04 No Conflict. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate (i) any provision of any law or any governmental rule or regulation applicable to such Credit Party or any OZ Subsidiary, (ii) any of the Organizational Documents of such Credit Party, (iii) any of the Organizational Documents of any OZ Subsidiary, or (iv) any order, judgment or decree of any court or other agency of government binding such Credit Party or any OZ Subsidiary, in each case of clauses (i), (iii) and (iv), except to the extent such violation would not reasonably be expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material Contractual Obligation of such Credit Party except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party that would not be permitted hereunder; or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any material Contractual Obligation of any Credit Party or any of their respective OZ Subsidiaries, except for such approvals or consents which have been duly obtained, taken, given or made and are in full force and effect and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

Section 4.05 Governmental Consents. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (a) registrations, consents, approvals, notices and other actions which have been duly obtained, taken, given or made and are in full force and effect, (b) those registrations, consents, approvals, notices and other actions, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect and (c) filings necessary to perfect or maintain the perfection of the Liens on the Collateral granted by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties.

Section 4.06 Binding Obligation. Each Credit Document has been duly executed and delivered by each of the Credit Parties that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability (whether enforcement is sought by proceedings in equity or at law).

Section 4.07 Historical Financial Statements. The Historical Financial Statements fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, none of the Credit Parties nor any of the OZ Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto other than (a) the liabilities reflected on Schedule 4.07, (b) obligations arising under this Agreement and the other Credit Documents, the Indenture and the Bonds, and (c) liabilities incurred in the ordinary course of business that, either individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

Section 4.08 No Material Adverse Effect. Since December 31, 2017, no Material Adverse Effect has occurred.

Section 4.09 Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. None of the Credit Parties nor any OZ Subsidiary, to such Credit Party’s knowledge, is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

Section 4.10 Payment of Taxes. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect (i) all Tax returns and reports of any Credit Party or OZ Subsidiary required to be filed by any of them have been timely filed, and (ii) all Taxes due and payable by any Credit Party and all assessments, fees and other governmental charges upon any Credit Party or OZ Subsidiary and upon their respective properties, assets, income and businesses which are due and payable (including in their capacity as a withholding agent) have been timely paid, other than those which are being contested by such Credit Party or OZ Subsidiary in good faith and by appropriate proceedings; provided, adequate reserves have been made thereof in conformity with GAAP.

Section 4.11 Properties. Each of the Credit Parties and the OZ Subsidiaries has (i) good title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) valid licensed rights in (in the case of licensed interests in intellectual property), and (iv) good title to (in the case of all other personal property), all of its respective properties and assets necessary in the ordinary conduct of its business, in each case except for assets disposed of since the date of the most recent financial statements delivered pursuant to Section 5.01 in the ordinary course of business or as otherwise permitted under Section 6.05 and except where the failure to have such title, rights or other interest would not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens except for minor defects in title that do not materially interfere with any Credit Party’s or any OZ Subsidiary’s ability to conduct its business or to utilize such assets for their intended purposes.

Section 4.12 No Defaults. None of the Credit Parties nor any of the OZ Subsidiaries is in default under any of its material Contractual Obligations that would reasonably be expected to have a Material Adverse Effect.

Section 4.13 Investment Company Act. None of the Credit Parties is subject to regulation under the Investment Company Act of 1940. None of the Credit Parties is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Section 4.14 Use of Proceeds; Anti-Corruption Laws. The Credit Parties and the OZ Subsidiaries will use the proceeds of the Loans solely for purposes and in the manner permitted under Section 2.03. The Borrower will not request any Loan, and the Credit Parties and the OZ Subsidiaries shall not use, and shall procure representations that their respective OZ Subsidiaries and respective directors, officers, employees and agents shall not use, the proceeds of any Loan (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent it would result in a violation of any Sanctions applicable to and by any party hereto, or (C) in any other manner that would result in the violation of any Sanctions applicable to and by any party hereto.

Section 4.15 Employee Benefit Plans. In each case, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (i) each of the Credit Parties and the OZ Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (ii) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, or such Employee Benefit Plan is entitled to reliance on the opinion letter issued to the prototype sponsor by the Internal Revenue Service, (iii) no liability to the PBGC (other than required premium payments due but not delinquent), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Credit Parties or any of the OZ Subsidiaries or any of their ERISA Affiliates, (iv) no ERISA Event has occurred or is reasonably expected to occur, (v) except to the extent required under Section 4980B of the Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Credit Parties or any of the OZ Subsidiaries or any of their respective ERISA Affiliates, (vi) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by any Credit Party or OZ Subsidiary or any of their ERISA Affiliates, (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan, and (vii) each of the Credit Parties and the OZ Subsidiaries and each of their respective ERISA Affiliates has complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and is not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

Section 4.16 Compliance with Statutes, etc. Each of the Credit Parties and the OZ Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, except in such instances in which (a) such statute, regulation, order or restriction is being contested in good faith by appropriate proceedings diligently conducted or (b) non-compliance therewith, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 4.17 Disclosure. As of the Closing Date, no reports, certificates or written statements (other than information of a general economic or general industry nature) furnished to Administrative Agent or any Lender by or on behalf of any Credit Party or OZ Subsidiary for use in connection with the transactions contemplated hereby (in each case, as modified or supplemented by other information so furnished on or prior to the Closing Date), when taken as a whole, contains any material misstatement of fact or omits to state a material fact (known to Borrower, Advisors, Advisors II or any New Advisor Guarantor, in the case of any document not furnished by any of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made; provided that, with respect to any projections and pro forma financial information contained in such materials, the Credit Parties represent only that such information is based upon good faith estimates and assumptions believed by Borrower, Advisors, Advisors II or any New Advisor Guarantor to be reasonable at the time made, it being recognized by Lenders that such projections as to future events and pro forma financial information are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 4.18 Anti-Corruption Laws and Sanctions. Each of the Credit Parties and the OZ Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by such Credit Party or OZ Subsidiary (as the case may be), and their respective directors, officers, employees and agents with Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions, and each of the Credit Parties and the OZ Subsidiaries and their respective officers and, to the knowledge of any of the Credit Parties and the OZ Subsidiaries, their respective employees and directors and agents, are in compliance with Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions in all material respects. None of (a) any Credit Parties or any OZ Subsidiaries or any of their respective directors or officers, or (b) to the knowledge of any of the Credit Parties and the OZ Subsidiaries, any of their respective employees or agents that will act in any capacity in connection with or benefit from the credit facilities established hereby, is a Sanctioned Person.

Section 4.19 Security Interests. Except as a result of any act or omission by the Administrative Agent or any Secured Party (unless arising out of any breach of the Loan Documents by any Credit Party) or as otherwise contemplated hereby or under any other Credit Document, the provisions of each Collateral Document, upon execution and delivery thereof by the parties thereto, are effective to create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties; and upon the proper filing of UCC financing statements, upon the taking of possession or control by the Administrative Agent of the Collateral with respect to which a security interest may be perfected by possession or control (which possession or control shall be given to the Administrative Agent to the extent possession or control by the Administrative Agent is required by this Agreement or the Collateral Documents), such Liens in favor of the Administrative Agent for the benefit of the Secured Parties constitute perfected first priority Liens on the Collateral (subject to Permitted Liens) to the extent perfection can be obtained by the filing of UCC financing statements, possession or control, securing the Obligations, enforceable against the applicable Credit Party.

Section 4.20 Solvency. As of the Closing Date, the Credit Parties and the OZ Subsidiaries, on a consolidated basis are and, upon the incurrence of any Obligation by any Credit Party on such date, will be Solvent.

Section 4.21 Intellectual Property; Licenses, etc. The Credit Parties and the OZ Subsidiaries own, license or possess the right to use, all Intellectual Property that is reasonably necessary for the operation of their businesses as currently conducted, except to the extent such lack of ownership, license, or possession of the right to use, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no use by the Credit Parties and the OZ Subsidiaries of any Intellectual Property in the operation of their businesses as currently conducted infringes upon any intellectual property or other proprietary rights held by any Person, except for such infringements, individually or in the aggregate, which would not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by any Credit Party or any OZ Subsidiary is pending or, to the knowledge of the Borrower, threatened in writing against any Credit Party or any OZ Subsidiary, which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Article 5

AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable and Secured Swap Obligations), each Credit Party shall perform, and shall cause each of the OZ Subsidiaries to perform, all covenants in this Article 5.

Section 5.01 Financial Statements and Other Reports. Borrower will deliver to Administrative Agent, for further distribution to the Lenders:

(a) Quarterly Financial Statements. Within 45 days after the end of the first three Fiscal Quarters, commencing with the Fiscal Quarter ending on March 31, 2018, (i) the consolidated balance sheet of Issuer and its consolidated subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of operations and cash flows of Issuer and its consolidated subsidiaries for such Fiscal Quarter and for the period from the beginning of the current Fiscal Year to the end of such Fiscal Quarter, and (ii) a Financial Officer Certification with respect to such consolidated financial statements; provided that, so long as Issuer is subject to the reporting requirements of the Exchange Act, the filing of Issuer’s report on Form 10-Q for such fiscal quarter shall satisfy the requirements of this clause (i) of this Section 5.01(a), so long as such Form 10-Q is concurrently furnished (which may be by a link to a website containing such document sent by automated electronic notification) to Administrative Agent substantially upon filing thereof;

(b) Annual Financial Statements. Within 120 days after the end of each Fiscal Year, commencing with the Fiscal Year in which the Closing Date occurs, (i) the consolidated balance sheet of Issuer and its consolidated subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, shareholders’ equity and cash flows of Issuer and its consolidated subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, (ii) a Financial Officer Certification with respect to such consolidated financial statements; and (iii) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Issuer, and reasonably satisfactory to Administrative Agent, which report shall be unqualified as to going concern and scope of audit (other than qualifications and exceptions related to an impending maturity date of any Indebtedness under this Agreement within 12 months of the date of such report, and any prospective breach of any financial covenant), and shall state that such consolidated financial statements fairly present, in all material respects, the financial position of Issuer as at the dates indicated and the results of its operations and its cash flows for the periods indicated; provided that, so long as Issuer is subject to the reporting requirements of the Exchange Act, the filing of Issuer’s report on Form 10-K for such fiscal year shall satisfy the requirements of clause (i) of this Section 5.01(b), so long as such Form 10-K is concurrently furnished (which may be by a link to a website containing such document sent by automated electronic notification) to Administrative Agent substantially upon filing thereof;

(c) Compliance Certificate and Perfection Certificate. (i) No later than five days after delivery of financial statements pursuant to Sections 5.01(a) and 5.01(b), a completed Compliance Certificate duly executed by the chief financial officer of the Issuer and (ii) concurrently with any delivery of the Compliance Certificate in respect of financial statements under clause (a) above (except for the Compliance Certificate relating to the financial statements to be delivered pursuant to Section 5.01(a) for the Fiscal Quarter ending on March 31, 2018), a Perfection Certificate Supplement or a certificate of an Authorized Officer of the Borrower stating that there has been no change in the information set forth in the last Perfection Certificate or Perfection Certificate Supplement, as the case may be, most recently delivered to the Administrative Agent;

(d) Statements of Reconciliation.

(i) If, as a result of any change in accounting principles and policies from those used in the preparation of financial statements of the Issuer, the consolidated financial statements of Issuer delivered pursuant to Section 5.01(a) or 5.01(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation with respect to “Economic Income” that would have otherwise been presented in the financial statements in form and substance satisfactory to Administrative Agent.

(ii) In addition, (i) concurrently with the delivery of the financial statements referred to in clause (a) and (b) above, a written reconciliation of such financial statements showing adjustments between combined financial statements for the Credit Parties and OZ Subsidiaries, taken as a whole, and the consolidated financial statements for the Issuer and its consolidated subsidiaries, substantially in the form of Exhibit I or otherwise in form and substance reasonably acceptable to Administrative Agent and in any event sufficient to permit the calculation of the financial measurements under Article 6 (a “Reconciliation Statement”) and (ii) solely in the event that Combined Total Net Debt as of the date of the most recent balance sheet included in such financial statements was greater than $0, within 20 Business Days of the delivery of the financial statements in clause (b) above, a Reconciliation Statement, together with agreed-upon procedures from the accounting firm that performed the audit of such financial statements.

(e) Notice of Default. Promptly upon any officer of Borrower, Advisors, Advisors II or any New Advisor Guarantor obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default; or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;

(f) Public Filings. Promptly after the same become publicly available, notice of the filing of all annual, regular, periodic and special reports, proxy or financial statements, and registration statements (including any prospectus, prospectus supplement, pricing supplement or similar document) filed by the Issuer or any of its OZ Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Issuer to its shareholders generally, as the case may be; provided that the documents and notices required to be delivered pursuant to this clause (f) shall be deemed to have been furnished by the Borrower to the Administrative Agent (and by the Administrative Agent to the Lenders) on the date on which such documents are publicly available as posted on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR);

(g) Rating Changes. Promptly after S&P or Fitch shall have announced a change in the Debt Rating, written notice of such rating change;

(h) Notice of Litigation. Promptly upon any officer of Borrower, Advisors, Advisors II or any New Advisor Guarantor obtaining knowledge of (i) any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), would reasonably be expected to have a Material Adverse Effect, written notice thereof;

(i) Information Regarding Collateral. Written notice within 60 days after any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure, (iii) in any Credit Party’s jurisdiction of organization or (iv) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number and, upon the reasonable request of the Administrative Agent, Borrower shall take all actions reasonably necessary to perfect or continue to perfect the Administrative Agent’s security interest in all the Collateral as contemplated in the Collateral Documents following such change.

(j) Other Information. Such other information and data with respect to Credit Parties or any of the OZ Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and

(k) In addition to the method of delivery described in the provisos to Section 5.01(a) and (b), Documents required to be delivered pursuant to Section 5.01(a), (b) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that, to the extent not delivered pursuant to the proviso to

Section 5.01(a) or (b), the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

The Borrower represents and warrants that each of the Credit Parties, the Issuer, and their respective Controlled OZ Subsidiaries, in each case, if any (collectively with the Borrower, the “Relevant Entities”), either (i) has no SEC registered or unregistered, publicly traded securities outstanding, or (ii) files its financial statements with the SEC (or is consolidated in financial statements that are filed with the SEC) and/or makes its financial statements available to potential holders of its securities, and, accordingly, the Borrower hereby (i) authorizes the Administrative Agent to make the financial statements to be provided under Sections 5.01(a) and (b) above, along with the Credit Documents, available to Public-Siders and (ii) agrees that at the time such financial statements are provided hereunder, they shall already have been made available to holders of any such securities. The Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such other materials do not constitute material non-public information within the meaning of the U.S. federal securities laws or that the Relevant Entities have no outstanding SEC registered or unregistered, publicly traded securities. Notwithstanding anything herein to the contrary, in no event shall the Borrower request that the Administrative Agent make available to Public-Siders budgets or any certificates, reports or calculations with respect to the Borrower’s compliance with the covenants contained herein.

Section 5.02 Existence. Except as otherwise permitted under Section 6.05, each Credit Party will, and will cause each of the OZ Subsidiaries to, at all times (a) preserve and keep in full force and effect its legal existence under the laws of its jurisdiction of formation, organization or incorporation and (b) take all reasonable action to maintain all rights and franchises, licenses and permits material to its business, in the case of clauses (a) (in the case of any OZ Subsidiary that is not a Credit Party) and (b) except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.03 Payment of Taxes. Each Credit Party will, and will cause each of the OZ Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon; provided, no such Tax need be paid (i) if it is being contested in good faith by appropriate proceedings diligently conducted, so long as adequate reserves have been made therefor in conformity with GAAP or (ii) to the extent the failure to pay such Tax, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 5.04 Maintenance of Properties. Each Credit Party will, and will cause each of the OZ Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties necessary in the operation of the business of Credit Parties and the OZ Subsidiaries, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect, and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 5.05 Insurance. Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, such insurance with respect to their business and properties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons, except where failure to maintain such insurance would not reasonably be expected to have a Material Adverse Effect. The Borrower will, and will cause each of the other Credit Parties to name the Administrative Agent as loss payee, as its interest may appear, and/or additional insured with respect to any general and umbrella liability insurance providing liability coverage or coverage in respect of any Collateral, and use its commercially reasonable efforts to cause each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will give the Administrative Agent prior written notice before any such policy or policies shall be canceled.

Section 5.06 Books and Records; Inspections. Except as would not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of the OZ Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries shall be made of all material financial transactions and matters involving its assets and business. Each Credit Party will, and will cause each of the OZ Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of the OZ Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers (provided that an Authorized Officer of Issuer or any Credit Party shall be present during such discussions), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested in advance; provided that absent any Event of Default the Borrower shall not be required to pay the expenses related thereto more frequently than once each Fiscal Year; and provided further that during the existence of an Event of Default Administrative Agent (or any of its representatives) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice. Notwithstanding anything to the contrary in this Section 5.06, none of the Credit Parties nor any of the OZ Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) is subject to attorney-client privilege or constitutes attorney work product; provided that the Borrower shall use commercially reasonable efforts to notify the Administrative Agent if information is being withheld pursuant to this sentence to the extent such notice would not itself be prohibited by law or binding agreement, or reasonably be likely to compromise such attorney-client privilege or the privilege afforded to attorney work product.

Section 5.07 Compliance with Laws. Each Credit Party will comply, and shall cause each of the OZ Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, except in such instances in which (a) such requirement of law, rule, regulation or order is being contested in good faith by appropriate proceedings diligently conducted or (b) noncompliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party and OZ Subsidiary will maintain in effect and enforce policies and procedures designed to ensure compliance by each Credit Party and OZ Subsidiary, and their respective directors, officers, employees and agents with Anti-Corruption Laws, the PATRIOT Act and applicable Sanctions.

Section 5.08 Additional Security and Guarantees.

(a) In the event that, after the Closing Date, any Affiliate of a Credit Party becomes a New Advisor (including as a result of ceasing to be an Excluded Subsidiary), the Borrower shall, within thirty (30) days after (i) such New Advisor is formed or acquired, or, (ii) if such Person became a New Advisor in any Fiscal Quarter for any other reason, the date that financial statements are required to be delivered under Section 5.01(a) or (b) for such Fiscal Quarter (or, in the case of clauses (i) and (ii), such longer period as may be reasonably acceptable to the Administrative Agent):

(A) cause any such New Advisor to deliver a Perfection Certificate Supplement to the Administrative Agent, together with any possessory Collateral required to be delivered pursuant to the Security Agreement;

(B) deliver all certificated Equity Interests of such New Advisor held by any Credit Party that are Collateral and required to be delivered pursuant to the Collateral Documents to the Administrative Agent together with appropriately completed stock powers or other instruments of transfer executed in blank by a duly authorized officer of such Credit Party and all intercompany notes owing to such New Advisor to any Credit Party that are Collateral and required to be delivered pursuant to the Collateral Documents together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party;

(C) cause each such New Advisor to execute a Counterpart Agreement and a supplement to the Security Agreement and take all actions reasonably requested by the Administrative Agent in order to cause the Lien created by the Security Agreement to be duly perfected to the extent required by such agreement or this Agreement in accordance with all applicable requirements of Law, including the filing of financing statements in the jurisdiction of organization of such New Advisor; and

(D) if reasonably requested by the Administrative Agent, deliver a customary opinion of counsel to the Borrower with respect to the guarantee and security provided by such New Advisor.

(b) Notwithstanding the foregoing, the Borrower and the other Credit Parties shall not be required to comply with the provisions of this Section 5.08 to the extent that the cost (including as a result of adverse tax consequences) of providing any Guaranty or obtaining the Liens, or perfection thereof, required by this Section are, in the reasonable determination of the Administrative Agent and the Borrower, excessive in relation to the value to be afforded to the Lenders thereby.

Section 5.09 Further Assurances.

(a) To the extent not completed on or prior to the Closing Date, the Borrower shall satisfy the requirements set forth on Schedule 5.09(a) on or prior to the dates set forth on such schedule (or such later dates as shall be reasonably acceptable to the Administrative Agent).

(b) At any time or from time to time upon the reasonable request of Administrative Agent, each Credit Party will, at its expense (if due to Credit Party error in the case of clause (i)), promptly (i) use commercially reasonable efforts to correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including, without limitation, any such action reasonably requested by the Administrative Agent in connection with the delivery by the Borrower of any Perfection Certificate Supplement) as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of this Agreement, the Collateral Documents and the other Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors.

Section 5.10 Ratings. The Credit Parties shall use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any particular rating) from S&P in respect of the Borrower and (ii) a public rating (but not any particular rating) in respect of the Term Loans from S&P.

Article 6

NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable and Secured Swap Obligations), such Credit Party shall perform, and shall cause each of the OZ Subsidiaries to perform, all covenants in this Article 6.

Section 6.01 Indebtedness. No Credit Party shall, nor shall it permit any of the OZ Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) Indebtedness created hereunder (including pursuant to Section 2.18) and under the other Credit Documents;

(b) Indebtedness existing on the Closing Date and listed on Schedule 6.01;

(c) Indebtedness of any Credit Party; provided that at the time such Indebtedness is incurred, and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing, (ii) no Revolving Loans are outstanding, and (iii) 100% of the Net Cash Proceeds of such Indebtedness are used to prepay the Term Loans within five (5) Business Days of issuance thereof; provided, further that such Indebtedness (A) shall not have a final maturity date that is prior to the Term Loan Maturity Date or a Weighted Average Life to Maturity that is shorter than the then remaining Weighted Average Life to Maturity of the Term Loans, (B) shall not have mandatory prepayment or mandatory redemption requirements (other than customary provisions with respect to asset sales and changes of control and customary rights to accelerate upon the occurrence of an event of default thereunder) prior to the Term Loan Maturity Date, (C) shall not have covenants and events of default that are more restrictive, taken as a whole than the covenants and events of default in this Agreement and (D) shall not be in an aggregate principal amount that is in excess of the aggregate principal amount of Term Loans so prepaid;

(d) Indebtedness of (i) any Credit Party to any other Credit Party or any OZ Subsidiary, and (ii) any OZ Subsidiary to any Credit Party or any other OZ Subsidiary; provided that any Indebtedness owed by any Credit Party to any OZ Subsidiary that is not a Credit Party incurred pursuant to this clause (d) shall be subordinated in right of payment to the payment in full of the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) pursuant to terms substantially in the form of Exhibit H (or such other subordination terms as may be mutually agreed between Borrower and Administrative Agent);

(e) current liabilities of the Credit Parties or the OZ Subsidiaries incurred in the ordinary course of business but not incurred through (i) the borrowing of money or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(f) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.03;

(g) Indebtedness in respect of judgments or awards only to the extent, for the period and for an amount not resulting in a Default;

(h) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(i) Indebtedness in the form of either a direct obligation of a Credit Party or OZ Subsidiary or in the form of a guaranty by a Credit Party or OZ Subsidiary, in each case, with respect to the obligation to refund or repay management, incentive or promote fees previously received from a fund;

(j) Indebtedness incurred by a Credit Party or OZ Subsidiary arising from agreements providing for indemnification, earn-outs, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Credit Party or OZ Subsidiary, as applicable, pursuant to such agreements, in connection with permitted acquisitions or permitted dispositions of any business or assets of a Credit Party or OZ Subsidiary;

(k) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(l) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with margin accounts, deposit accounts and cash management services, including, but not limited to (i) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (ii) stored value cards, and (iii) depository, cash management and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(m) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of a Credit Party or OZ Subsidiary, as applicable;

(n) Indebtedness of any Person that becomes an OZ Subsidiary after the Closing Date, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that (i) such Indebtedness exists at the time such Person becomes an OZ Subsidiary and is not created in contemplation of or in connection with such Person becoming an OZ Subsidiary; and (ii) such Person becoming an OZ Subsidiary is permitted under this Agreement;

(o) Indebtedness of any Credit Party or OZ Subsidiary incurred to finance the acquisition, construction, development or improvement of any fixed or capital assets, including Capital Lease Obligations in an aggregate principal amount not to exceed at any time $25,000,000, and extensions, renewals, refinancings, refundings and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing; provided that such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement;

(p) other Indebtedness in an aggregate principal amount not to exceed at any time $50,000,000;

(q) security deposits and obligations under letters of credit and letters of guaranty supporting leases and other obligations of any Credit Party or any OZ Subsidiary, in each case entered into in the ordinary course of business;

(r) Indebtedness of the Credit Parties or any OZ Subsidiaries in the nature of any contingent obligations of any Credit Party or any OZ Subsidiary (i) to issue, make or apply the proceeds of any capital calls in its capacity as the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund or any of their respective Subsidiaries, either now existing or newly created, to or in respect of any Indebtedness of such Persons or (ii) in respect of a pledge of such Credit Party’s or such OZ Subsidiary’s Equity Interests in any OZ Fund or any of their respective Subsidiaries for the purpose of securing Indebtedness of such OZ Fund or any of their respective Subsidiaries, either now existing or newly created;

(s) obligations in respect of any Interest Rate Agreement or Currency Agreement entered into in the ordinary course of business and not for speculative purposes, and obligations to repurchase securities under customary repurchase agreements, provided that the securities subject to such repurchase agreements shall have a value no less than the amount that would be customary and prudent to support such repurchase obligations;

(t) Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(u) Indebtedness owed to (including obligations in respect of letters of credit or bank guaranties and similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits (whether to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel (or to current or former officers, employees, directors, managers, partners, managing members, principals and other personnel of such Person’s general partner or equivalent)) or property, casualty or liability insurance or self-insurance in respect of such items, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits (whether current or former) or property, casualty or liability insurance, in each case in the ordinary course of business;

(v) (i) Indebtedness of Qualifying Risk Retention Subsidiaries incurred to finance the purchase or holding of Risk Retention Interests (including, without limitation, any guarantees made by any Qualifying Risk Retention Subsidiary) and (ii) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Qualifying Risk Retention Subsidiary or OZ Fund to secure Indebtedness permitted under clause (v)(i);

(w) (i) Indebtedness of Alternate Investment Subsidiaries that is non-recourse to the Credit Parties (other than the pledge of any Equity Interests of Alternate Investment Subsidiaries) incurred to finance the purchase or holding of AIS Investments (including, without limitation, any guarantees made by any Alternate Investment Subsidiary), and (ii) to the extent constituting Indebtedness, the pledge of any Equity Interests in any Alternate Investment Subsidiary, OZ Fund or other investment vehicle to secure Indebtedness permitted under clause (w)(i); and

(x) (i) guaranties by any Credit Party, or guaranties by any OZ Subsidiary of Indebtedness of any other OZ Subsidiary that is not a Credit Party, in each case with respect to Indebtedness permitted under clauses (a) through (u) of this Section 6.01, and (ii) extensions, renewals, refinancings, refundings and replacements of Indebtedness permitted under clauses (b) through (w) (other than the Bonds) that, unless such an increase would otherwise be permitted by such clause, do not increase the outstanding principal amount thereof except by an amount equal to unpaid accrued interest, premium thereon and any original issue discount pursuant to the terms thereof, plus other reasonable amounts paid, and fees and expenses reasonably incurred in connection with such extension, renewal, replacement, refunding or refinancing.

Section 6.02 Liens. No Credit Party shall, nor shall it permit any of the OZ Subsidiaries to create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party or any of the OZ Subsidiaries, whether now owned or hereafter acquired, or any income, profits or royalties therefrom, except:

(a) any Lien existing on any property or asset prior to the acquisition thereof (including by merger or consolidation) by any Credit Party or any OZ Subsidiary or existing on any property or asset of any Person that becomes a Credit Party or an OZ Subsidiary after the Closing Date prior to the time such Person becomes a Credit Party or an OZ Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Credit Party or an OZ Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Credit Parties or their respective OZ Subsidiaries (other than accessions and additions thereto and proceeds and products thereof, and other than pursuant to customary cross-collateralization provisions with respect to other property of a Credit Party or OZ Subsidiary that also secured Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 6.02(a) or Section 6.02(n)), (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Credit Party or an OZ Subsidiary, as the case may be, or obligations in respect of any extensions, renewals, refinancings, refundings and replacements thereof, and (iv) acquisition of such property or assets or such Person becoming a Credit Party or an OZ Subsidiary, as the case may be, is permitted under this Agreement;

(b) Liens for Taxes, assessments or governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings diligently conducted in accordance with Section 5.03;

(c) statutory Liens of landlords, banks and other financial institutions (and rights of set-off and similar rights), of carriers, warehousemen, mechanics, repairmen, workmen, suppliers and materialmen, other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business (other than any such Lien imposed pursuant to Section 401(a)(29) or 430(k) of the Code or by ERISA), and deposits securing letters of credit supporting such obligations, in each case (i) for amounts not yet overdue or (ii) for amounts that are overdue, are unfiled and no other action has been taken to enforce the same or (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), and deposits securing letters of credit supporting such obligations;

(e) easements, rights-of-way, restrictions, encroachments, and other similar encumbrances and minor defects or irregularities in title, in each case which do not interfere in any material respect with the ordinary conduct of the business of any Credit Party or any of the OZ Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and purported Liens evidenced by the filing of any precautionary UCC financing statement relating solely to such lease;

(g) Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(h) Liens solely on any cash earnest money deposits made by any Credit Party or any of the OZ Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(i) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(j) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(k) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(l) [Reserved];

(m) non-exclusive outbound licenses of patents, copyrights, trademarks and other intellectual property rights granted by any Credit Party or any of the OZ Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of, or materially detracting from the value of, the business of any Credit Party or such OZ Subsidiary;

(n) Liens on property, plant and equipment of any Credit Party or any OZ Subsidiary acquired, constructed, developed or improved (or Liens created for the purpose of securing Indebtedness permitted by clause (o) of Section 6.01 to finance Capital Leases and the acquisition, construction, development or improvement of such assets); provided that (i) such Liens secure Indebtedness permitted by clause (o) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction, development or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such property, plant and equipment and (iv) such Liens shall not apply to any other property or assets of the Credit Parties or the OZ Subsidiaries (other than (x) any replacements, additions, accessions and improvements thereto and proceeds and products thereof, or (y) pursuant to customary cross-collateralization provisions with respect to other property of a Credit Party or OZ Subsidiary that also secures Indebtedness owed to the same financing party or its Affiliates pursuant to this Section 6.02(n) or Section 6.02(a));

(o) Liens granted by any Credit Party or any OZ Subsidiary that is the general partner, manager, managing member (or the equivalent of any of the foregoing) of any OZ Fund in the ordinary course of business or consistent with past or industry practices (i) securing Indebtedness of such OZ Fund or any of their respective Subsidiaries on the right of such general partner, manager, managing member (or the equivalent of any of the foregoing) to issue or make capital calls in its capacity as general partner, manager, managing member (or the equivalent of any of the foregoing) of such OZ Fund or such Subsidiary or (ii) on the Equity Interests of any OZ Fund or any of their respective Subsidiaries to secure Indebtedness of such OZ Fund or any of their respective Subsidiaries (or a permitted guaranty thereof);

(p) [Reserved];

(q) Liens and deposits (i) securing obligations in respect of letters of credit or bank guarantees permitted pursuant to Section 6.01 or (ii) securing payments of obligations that are not Indebtedness under leases entered into in the ordinary course of business;

(r) Liens deemed to exist in connection with repurchase agreements (and Liens created on securities that are the subject of such repurchase agreements to secure the payment and performance of the obligations under such agreements and any custodial fees in connection therewith) and reasonable customary initial deposits and margin deposits and similar Liens attaching to deposit accounts, securities accounts, commodity accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(s) Liens that are contractual rights of set-off (i) relating to pooled deposit or sweep accounts of any Credit Party or OZ Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Credit Parties and OZ Subsidiaries or (ii) relating to purchase orders and other agreements entered into with customers of any Credit Party or OZ Subsidiary in the ordinary course of business;

(t) Liens on cash, Cash Equivalents, deposit accounts, securities accounts, trust accounts, trusts, escrow arrangements, and other funding arrangements, in each case in connection with the defeasance (whether by covenant or legal defeasance), satisfaction and discharge or redemption of Indebtedness, including, without limitation, the Bonds; provided that (i) such defeasance or satisfaction and discharge is not otherwise prohibited hereunder, and (ii) the amount of cash or Cash Equivalents subject to such Liens does not exceed the amount that is necessary to complete such defeasance, satisfaction and discharge, or redemption;

(u) Liens on Equity Interests of any joint venture (i) securing obligations of such joint venture or (ii) pursuant to the relevant joint venture agreement or arrangement;

(v) (i) Liens that are deemed to exist by virtue of any Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, or (ii) pledges and deposits, whether in cash or securities, securing obligations in respect of Interest Rate Agreement or Currency Agreement entered into with financial institutions in connection with bona fide hedging activities in the ordinary course of business and not for speculative purposes, and the following cash management services: (i) credit cards (including, without limitation, “commercial credit cards” and purchasing cards), (i) stored value cards, and (iii) depository, cash management, and treasury services and other similar services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services), in each case in the ordinary course of business;

(w) Liens on (i) insurance policies and the proceeds thereof or (ii) pledges and deposits made in the ordinary course of business in compliance with requirements of any provider of insurance, in each case securing Indebtedness permitted under Section 6.01(t);

(x) [Reserved];

(y) Liens on (i) any assets or rights of any Qualifying Risk Retention Subsidiary and (ii) any Equity Interests of any Qualifying Risk Retention Subsidiary, in each case securing Indebtedness permitted under Section 6.01(v);

(z) Liens on (i) any assets or rights of any Alternate Investment Subsidiary and (ii) any Equity Interests of any Alternate Investment Subsidiary, in each case securing Indebtedness permitted under Section 6.01(w);

(aa) Liens not otherwise permitted by this Section 6.02 securing Indebtedness and other obligations of the Credit Parties or the OZ Subsidiaries in an aggregate amount not to exceed $25,000,000 at any time outstanding; and

(bb) Liens pursuant to any Credit Document.

Section 6.03 Restricted Payments. No Credit Party shall, nor shall it permit any of the OZ Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart (for a sinking or other similar fund), or agree to declare, order, pay, or make or set apart (for a sinking or other similar fund for), any sum for any Restricted Payment; provided that:

(a) (1) for any taxable period ending after December 31, 2016 for which any Credit Party is treated as a pass-through entity for U.S. federal and/or applicable state income tax purposes, such Credit Party may make Restricted Payments in the form of distributions for the payment of federal. state and/or local income taxes, as applicable, that would be owed (including estimated taxes) as determined by Borrower, Advisors, Advisors II or any New Advisor Guarantor in their reasonable discretion (which may be determined without regard to any benefits or detriments arising from any adjustments under Section 743 of the Code) by a Person in respect of such taxable period as a result of its direct or indirect ownership of such Credit Party; provided that, with respect to each such Credit Party, the aggregate amount of such distributions that may be made under this Section 6.03(a)(1) by such Credit Party for a taxable period shall not exceed the product of (i) the highest combined marginal income tax rate applicable to any direct or indirect owner of such Credit Party with respect to such taxable income for such period, as determined by Borrower, Advisors, Advisors II or any New Advisor Guarantor in their reasonable discretion and (ii) such Credit Party’s taxable income (or such Credit Party’s good faith estimate thereof at the time of such distribution) for such taxable period (determined, (a) for any taxable period with respect to which any such Credit Party was a disregarded entity, as if such entity were a partnership, and (b) without regard to any benefits or detriments arising from any adjustments under Section 743 of the Code), and (2) for any taxable period ending on or prior to December 31, 2016, for which any Credit Party is treated as a pass-through entity for U.S. federal and/or applicable state income tax purposes, such Credit Party may make Restricted Payments in the form of distributions for the payment of taxes in an amount equal to the federal and/or state income taxes, as applicable, that would be owed (including estimated taxes) as determined by Borrower, Advisors, Advisors II or any New Advisor Guarantor in their reasonable discretion by a Person in respect of such taxable period as a result of its direct or indirect ownership of such Credit Party (using the same methodology and subject to the same limitations contained in Section 6.03(a)(1)) to the extent the foregoing taxes are attributable to an audit adjustment made after the Closing Date by the Internal Revenue Service (and/or any applicable state or local taxing authority);

(b) any Credit Party or OZ Subsidiary may make Restricted Payments (i) payable solely in the Equity Interests of such Person; (ii) in the form of Class A Shares, Class C Non-Equity Interests, Och-Ziff Operating Group D Units, or Och-Ziff Operating Group P Units; (iii) in cash made directly or indirectly from the cash proceeds of any issuances of Equity Interests of such Person or Class A Shares, other than any proceeds of any Specified Equity Contribution made pursuant to Section 8.02; provided that (x) the proceeds of any issuance of Equity Interests used to make a Restricted Payment pursuant to this clause (iii) shall be received by a Credit Party or OZ Subsidiary from a Person that is not a Credit Party or OZ Subsidiary and (y) solely in the case of any OZ Subsidiary, the issuance of any Equity Interests by such Person the proceeds of which are applied to make a Restricted Payment in accordance with this clause (iii) shall be subject to pro forma compliance, both before and after such issuance, with the maximum Total Net Leverage Ratio permitted under Section 6.10(b) as of the last day of the Fiscal Quarter most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01 or 3.01; (iv) to any Credit Party; (v) to any OZ Subsidiary if such Restricted Payment is made by an OZ Subsidiary that is not a Credit Party; and (vi) by any Subsidiary in the form of a distribution in respect of any class of its Equity Interests to the holders of such Equity Interests on a pro rata basis.

(c) any Credit Party or OZ Subsidiary may make dividends or distributions on its Equity Interests within ninety (90) days of the date of the declaration thereof (or the declaration of a corresponding dividend by the Issuer), so long as such dividend or distribution would have been permitted under another provision of this Section 6.03 if paid on the date of the declaration thereof (or the date that the Issuer declared a corresponding dividend or distribution); provided that capacity under such other provision shall be deemed to be reduced by the amount of such dividend or distribution as of the date of such Restricted Payment pursuant to this clause (c);

(d) any Credit Party or OZ Subsidiary may make Restricted Payments in an aggregate amount not to exceed $50,000,000 during the term of this Agreement;

(e) any Credit Party and any OZ Subsidiary may make dividends or distributions to pay customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of the Issuer, Och-Ziff Holding, Och-Ziff Corp, any Credit Party or OZ Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent), to the extent that such dividends or distributions are treated as expenses of such Credit Party or OZ Subsidiary, as the case may be, for purposes of the financial statements of the Issuer and its consolidated subsidiaries, the Reconciliation Statements and the calculation of Combined Economic Income;

(f) any Credit Party and any OZ Subsidiary may make Restricted Payments made pursuant to and in accordance with any stock option plans or other benefit plans or agreements for current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of the Issuer, Och-Ziff Holding, Och-Ziff Corp, any Credit Party or any OZ Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent), in each case, to the extent that such Restricted Payments are treated as compensation expenses in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on December 31, 2017;

(g) any Credit Party and any OZ Subsidiary may make Restricted Payments to pay management, advisory, consulting or termination fees, indemnities, or other fees to any managers, partners, managing members, principals, consultants, independent contractors or other advisors of the Issuer, Och-Ziff Holding, Och-Ziff Corp, any Credit Party or any OZ Subsidiary in accordance with any management or similar agreements;

(h) any Credit Party and any OZ Subsidiary may repurchase equity interests upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such equity interests represent a portion of the exercise, conversion or exchange price thereof;

(i) repurchases of equity interests or other Restricted Payments by any Credit Party and any OZ Subsidiary deemed to occur upon the exchange, or withholding of all or a portion of the equity interests granted or awarded to, or exchanged by, a current or former director, officer, employee, manager, partner, or managing member of the Issuer, Och-Ziff Holding, Och-Ziff Corp, or such Person (or current or former director, officer, employee, manager, partner, or managing member of such Person’s general partner or equivalent), or consultant or advisor or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), in each case to pay for the taxes payable by such Person upon such grant or award or exchange (or upon the vesting thereof);

(j) any Credit Party or OZ Subsidiary may make Restricted Payments to fund payments under the Expense Allocation Agreement or any Cost Sharing Arrangement;

(k) commencing from February 1, 2020, the Credit Parties and the OZ Subsidiaries may make dividends or distributions on the Credit Parties’ outstanding Preferred Units of up to $24,000,000 in any twelve (12) month period;

(l) so long as (i) no Default under Section 5.01 or Section 5.07 or Event of Default has occurred and is continuing, (ii) the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.10 as of the last day of the Fiscal Quarter most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01 or 3.01, (iii) the outstanding Term Loans (and any Replacement Term Loans in respect thereof) do not exceed $200,000,000 in aggregate principal amount, and (iv) on a pro forma basis, the Credit

Parties and the OZ Subsidiaries, taken as a whole, have not less than $200,000,000 of Unrestricted Cash and Cash Equivalents, and AUM of not less than $25,000,000,000, the Credit Parties may make Restricted Payments in an aggregate amount not to exceed (A) 50% of Cumulative Combined Adjusted Distributable Earnings minus (B) the aggregate amount of Restricted Payments made pursuant to Sections 6.03(m) and (n);

(m) the Credit Parties and the OZ Subsidiaries may make Restricted Payments required by Section 6(a) of the Preferred Units Documents; and

(n) the Credit Parties and the OZ Subsidiaries may make Restricted Payments required by Section 6(b) of the Preferred Units Documents; provided that no such Restricted Payment shall be made prior to the date that is 20 days after a Preferred Units Change of Control Event has occurred.

Section 6.04 Restrictions on OZ Subsidiary Distributions. Except as provided herein, or in the other Credit Documents or in the Indenture in effect as of the Closing Date, no Credit Party shall, nor shall it permit any OZ Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any OZ Subsidiary to (a) pay dividends or make any other distributions on any of such OZ Subsidiary’s Equity Interests owned by any Credit Party or any OZ Subsidiary, (b) repay or prepay any Indebtedness owed by such OZ Subsidiary to any Credit Party or any OZ Subsidiary, (c) make loans or advances to any Credit Party or any OZ Subsidiary, or (d) transfer, lease or license any of its material property or assets to any Credit Party, in each case other than restrictions, prohibitions or conditions (i) on the transfer of limited liability company, partnership, or other equity interests, (ii) with respect to the assignment of interests in management agreements, advisory agreements, sub-advisory and similar agreements, (iii) by reason of customary provisions restricting assignments, subletting, leases, licenses or other transfers contained in leases, licenses, joint venture agreements, asset sale agreements, purchase agreements and similar agreements entered into in the ordinary course of business, (iv) that are or were created by virtue of or in connection with any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interest not otherwise prohibited under this Agreement, (v) described on Schedule 6.04, and any amendments, restatements, supplements, extensions, replacements, refundings or refinancings of the items listed therein that do not expand the scope of such restrictions, prohibitions or conditions, (vi) that arise in connection with an asset sale solely to the extent relating to the assets being disposed of, (vii) that are customary restrictions on assignment or transfer of any agreement entered into in the ordinary course of business, (viii) on cash or other deposits, or maintaining a minimum net worth or assets under management, in each case imposed by customers under contracts entered into in the ordinary course of business, (ix) that arise by operation of applicable requirements of law, (x) that are binding on a Credit Party or an OZ Subsidiary at the time such Credit Party or OZ Subsidiary first becomes an OZ Subsidiary of the Issuer, so long as the agreement containing such restrictions was not entered into in contemplation of such Person becoming an OZ Subsidiary of the Issuer and amendments, restatements, supplements, extensions replacements, refundings or refinancings of such agreements so long as such amendments, restatements, supplements, extensions, refinancings, refundings or replacements are not materially more restrictive on such Person than the restrictions in such agreement at the time such Person becomes an OZ Subsidiary of the Issuer, (xi) that arise under any document, agreement or other arrangement pertaining to other Indebtedness of a Credit Party or OZ Subsidiary that is permitted under this Agreement so long as such restrictions, prohibitions or conditions are not, in the Borrower’s good faith judgment, materially more restrictive or burdensome in respect of the foregoing activities than the Credit Documents (provided that such restrictions would not adversely affect the exercise of rights or remedies of the Administrative Agent or the Lenders hereunder or under any other Credit Document, or restrict any Credit Party from performing its obligations under the Credit Documents), (xii) of the type set forth in clause (d) above that arise under any document, agreement or other arrangement pertaining to secured Indebtedness of a Credit Party or OZ Subsidiary that is permitted under this Agreement, so long as such restrictions, prohibitions or conditions relate only to the asset or assets subject to the Lien securing such Indebtedness, (xiii) that arise under the Preferred Units Documents, (xiv) that arise under agreements governing Indebtedness or Capital Lease Obligations permitted by Section 6.01(o) (in the case of agreements permitted by such Section, any prohibition or limitation shall only be effective against the assets financed thereby), (xv) that arise under the Expense Allocation Agreement or any Cost Sharing Arrangement, (xvi) of the type set forth in clause (d) above that arise under agreements in respect of Indebtedness or Liens permitted under Section 6.01(r) and Section 6.02(n), so long as such restrictions, prohibitions or conditions relate only to the asset or assets subject to such Lien, (xvii) that arise under agreements with OZ Funds providing for the adjustment, clawback or holdback of incentive compensation, (xviii) that arise under documents or agreements in respect of Indebtedness permitted under Section 6.01(v), or any amendments, restatements, supplements, renewals, extensions, replacements, refundings or refinancings of the foregoing, and, (A) in the case of Section 6.01(v)(i), to the extent that such restrictions, prohibitions and conditions do not apply to any Credit Parties or any OZ Subsidiaries of a Credit Party other than Qualifying Risk Retention Subsidiaries, and Subsidiaries and Owned Entities thereof and (B) in the case of Section 6.01(v)(ii), of the type set forth in clause (d) above to the extent such restrictions, prohibitions and conditions relate only to the asset or assets subject to the Lien permitted under clause (ii) of Section 6.02(y), and (xix) that arise under documents or agreements in respect of Indebtedness permitted under Section 6.01(w), or any amendments, restatements, supplements, renewals, extensions, replacements, refundings or refinancings of the foregoing, and, (A) in the case of Section 6.01(w)(i), to the extent that such restrictions, prohibitions and conditions do not apply to any Credit Parties or any OZ Subsidiaries of a Credit Party other than Alternate Investment Subsidiaries, and Subsidiaries and Owned Entities thereof and (B) in the case of Section 6.01(w)(ii), of the type set forth in clause (d) above to the extent such restrictions, prohibitions and conditions relate only to the asset or assets subject to the Lien permitted under clause (ii) of Section 6.02(z).

Section 6.05 Fundamental Changes; Disposition of Assets. No Credit Party shall, nor shall it permit any OZ Subsidiary to, consummate any merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or license, exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever (including, for the avoidance of doubt, any Asset Sale) outside of the ordinary course of business, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, leased or licensed, except:

(a) any Credit Party may be merged with or into another Credit Party, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to a Credit Party;

(b) any Credit Party and any OZ Subsidiary may convey, transfer or otherwise dispose of Equity Interests in the Issuer delivered pursuant to the terms of restricted share units issued by such Credit Party or OZ Subsidiary;

(c) any Credit Party may be merged, wound up, dissolved, or consolidated with or into, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other Person (including the Issuer or any Subsidiary of the Issuer) except for any Qualified Risk Retention Subsidiary or Alternate Investment Subsidiary or any OZ Subsidiary or Owned Entity thereof other than an OZ Fund; provided that such Credit Party is the surviving entity;

(d) any OZ Subsidiary that is not a Credit Party may be merged, wound up, dissolved, or consolidated with or into, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any other OZ Subsidiary that is not a Credit Party or any other Person or Subsidiary (other than a Credit Party); provided that an OZ Subsidiary is the surviving entity or the surviving entity becomes an OZ Subsidiary (and if the transferring Subsidiary was a wholly-owned Subsidiary of a Credit Party, a wholly-owned Subsidiary of a Credit Party) upon consummation of such merger or consolidation; provided, further, that any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary (or any OZ Subsidiary or Owned Entity thereof other than an OZ Fund) shall not be merged or consolidated with or into any Non-SPVS;

(e) any Credit Party can be merged, wound up, dissolved, or consolidated with or into, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to any of Issuer, Och-Ziff Corp, Och-Ziff Holding, any New Advisor that is not a New Advisor Guarantor, or any New Advisor Subsidiary; provided that, in the case of a merger or consolidation of a Credit Party with or into any such Person, (i) such Credit Party is the surviving entity or (ii) the surviving Person or the acquiring Person agrees to assume, and expressly assumes, all of the obligations of such Credit Party hereunder and under the other Credit Documents pursuant to an agreement in form and substance reasonably satisfactory to the Requisite Lenders, and such surviving Person or acquiring Person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(f) any Credit Party or any OZ Subsidiary may enter into mergers and consolidations solely to effect asset acquisitions; provided that (i) if any Credit Party is party to such transaction, (x) such Credit Party shall be the continuing or surviving entity or (y) the surviving Person or the acquiring Person shall agree to assume, and shall expressly assume, all of the obligations of such Credit Party hereunder and under the other Credit Documents pursuant to an agreement in form and substance reasonably satisfactory to the Requisite Lenders, and such surviving Person or acquiring Person shall be organized and existing under the laws of the United States or any state thereof or the District of Columbia, (ii) if any OZ Subsidiary is a party to such transaction, (x) such OZ Subsidiary shall be the continuing or surviving entity or (y) the surviving entity shall become an OZ Subsidiary upon consummation of such merger or consolidation, in the case of clauses (x) and (y) unless a Credit Party is also a party to such transaction, in which case clause (i) shall apply, and (iii) such asset acquisitions and other transactions effected by such merger or consolidation are otherwise permitted under the Credit Documents without giving effect to this clause (f);

(g) sales, leases, subleases, licenses, sublicenses, exchanges, transfers or other dispositions of assets that do not constitute Asset Sales;

(h) Asset Sales (other than a sale of all or substantially all assets of the Credit Parties and the OZ Subsidiaries, taken as a whole) so long as (i) no Event of Default has occurred and is continuing, or would result therefrom, determined as of the date that the definitive agreement for such Asset Sale is entered into, (ii) the Borrower is in pro forma compliance with the financial covenants set forth in Section 6.10 as of the last day of the Fiscal Quarter most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01 or 3.01, (iii) the consideration received for such sale of assets shall be in an amount equal to the fair market value thereof (determined in good faith by the Borrower), and (iv) at least 75% of such consideration is paid in Cash and Cash Equivalents, provided that the following shall be deemed to be Cash: (x) any liabilities that are assumed or paid by the transferee with respect to the applicable Asset Sale, (y) any securities received by the Credit Parties or any OZ Subsidiary from such transferee that are converted by a Credit Party or OZ Subsidiary into Cash or Cash Equivalents (to the extent of the Cash or Cash Equivalents so received) within 180 days following the closing of the applicable Asset Sale, and (z) any Designated Non-Cash Consideration received by the Credit Parties or the OZ Subsidiaries in respect of such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 6.05(h) that is at that time outstanding, not in excess of $5,000,000 at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured on the date a legally binding commitment for such Asset Sale (or, if later, for the payment of such item) was entered into and without giving effect to subsequent changes in value;

(i) (i) any OZ Subsidiary that is not a Credit Party may dissolve, liquidate or wind up its affairs at any time, and (ii) any Credit Party and any OZ Subsidiary may surrender or fail to maintain its rights, franchises, licenses and permits material to its business, provided that, in the cases of clauses (i) and (ii), such dissolution, liquidation, winding up, surrender or failure, as applicable, would not reasonably be expected to have a Material Adverse Effect;

(j) [Reserved]; and

(k) any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary may convey, sell, lease or license, exchange, transfer or otherwise dispose of any of its assets to the extent constituting realization of Liens permitted under Section 6.02(y) or (z); provided, that any such transactions from such Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary to any Credit Party or any Non-SPVS shall not be made on terms that are substantially less favorable to such Credit Party or such Non-SPVS, as the case may be, than those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate of such Credit Party or Non-SPVS.

It is understood and agreed that this Section 6.05 shall not prohibit any change in ownership of a Credit Party (other than any Credit Party that is also an OZ Subsidiary) that does not cause a Change of Control as long as such Person or the surviving or acquiring Person remains (or becomes) a Credit Party. Notwithstanding anything to the contrary in this Agreement, this Section 6.05 shall not prohibit a Credit Party or any OZ Subsidiary from changing its jurisdiction of organization (so long as such change results in such Person being organized and existing under the laws of the United States or any state thereof or the District of Columbia), its organizational name, its identity or organizational structure, its type or form, or from changing its Federal Taxpayer Identification Number or state organizational identification number.

Section 6.06 Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any OZ Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of a Credit Party, on terms that are substantially less favorable to such Credit Party or such OZ Subsidiary, as the case may be, than those that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between or among any Credit Parties and any OZ Subsidiaries; (b) compensation (including the granting of Equity Interests and other bonuses), reimbursement and other compensation and reimbursement arrangements (including, but not limited to any retirement, health, stock option or other benefit plan), and other fees paid to, and insurance provided to or for, current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of Credit Parties, the OZ Subsidiaries and their respective Affiliates (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) entered into in the ordinary course of business; (c) advances to current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of Credit Parties, the OZ Subsidiaries and their respective Affiliates (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) for personal expenses; (d) use of corporate aircraft or other vehicles for personal use; (e) advances of working capital to any Credit Party, (f) transfers of cash and assets to any Credit Party; (g) intercompany transactions expressly permitted by Section 6.01, Section 6.03 or Section 6.05; (h) transactions with any OZ Fund owned, maintained or managed, directly or indirectly, by any Credit Party or any Subsidiary in the ordinary course of business; (i) investments in any OZ Fund, joint venture or other Affiliate of any Credit Party or OZ Subsidiary without the payment of fees, expenses or other charges related thereto; (j) payments to current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of any Credit Party, any OZ Subsidiary, any New Advisor Subsidiary, or any New Advisor that is not a New Advisor Guarantor (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the organizational documents or other corporate action of such Credit Party, OZ Subsidiary, New Advisor Subsidiary, or New Advisor that is not a New Advisor Guarantor (or such Person’s general partner or equivalent), as applicable, or pursuant to applicable law; (k) payments of management, advisory, consulting or termination fees, indemnities, or other fees or profit sharing arrangements to any current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors (including any Credit Party or any Subsidiary acting in such capacity) of any Credit Party, any OZ Subsidiary, any New Advisor that is not a New Advisor Guarantor, or any New Advisor Subsidiary (or current or former officers, employees, directors, managers, partners, managing members, principals, advisors, consultants or independent contractors of such Person’s general partner or equivalent) in accordance with any management or similar agreements; (l) any transaction between any Qualifying Risk Retention Subsidiary and any OZ CLO (as defined in the definition of Qualifying Risk Retention Subsidiary) in the ordinary course of business; (m) any transaction between any Alternate Investment Subsidiary and any AIS Investment, OZ Fund or other investment vehicle in the ordinary course of business; (n) transactions permitted pursuant to Section 6.03, subject to Section 6.08; and (o) the exercise or satisfaction of any rights or obligations under the Preferred Units Documents, including any distributions or repurchase of the Preferred Units, to the extent not prohibited by Section 6.03.

Section 6.07 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any OZ Subsidiary to, engage in any material line of business substantially different from (i) the asset management, investment management and financial services business or any business ancillary, complementary or reasonably related thereto and reasonable extensions thereof, (ii) the business currently conducted by the Credit Parties and their OZ Subsidiaries on the Closing Date, and (iii) such other lines of business as may be consented to by Requisite Lenders.

Section 6.08 Amendments or Waivers of Organizational Documents and Certain Agreements. No Credit Party shall nor shall it permit any OZ Subsidiary to, (i) amend, modify or waive any of its organizational documents, any Expense Allocation Agreement or any Cost Sharing Arrangement in a manner materially adverse to the Lenders without obtaining the prior written consent of the Requisite Lenders, (ii) enter into any Expense Allocation Agreement that is different from the Expense Allocation Agreement described in the Issuer’s proxy statement filed with the SEC on March 27, 2017 in a manner materially adverse to the Lenders without obtaining the prior written consent of the Requisite Lenders, or (iii) enter into any Cost Sharing Arrangement that is materially adverse to the Lenders without obtaining the prior written consent of the Requisite Lenders.

Section 6.09 Fiscal Year. Without the prior written consent of Administrative Agent, no Credit Party shall, in each case solely if the fiscal year-end of such Person is December 31 at the time of the proposed change, change its fiscal year-end from December 31 unless such change in fiscal year-end is required by any decree, order, statute, rule or governmental regulation applicable to such Credit Party, or to qualify for any exemption therefrom.

Section 6.10 Financial Covenants.

(a) Assets Under Management. The Borrower shall not permit the AUM of the Credit Parties and their consolidated subsidiaries as reported on the Compliance Certificate and Reconciliation Statement, as of the last day of any Fiscal Quarter to be less than $20,000,000,000.

(b) Total Net Leverage Ratio. Subject to Section 8.02(b), the Borrower shall not permit the Total Net Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending on March 31, 2018, to exceed (i) 3.00 to 1.00, or (ii) following the third anniversary of the Closing Date, 2.50 to 1.00.

Section 6.11 Jurisdiction of Formation. No Credit Party shall change its state of formation to any jurisdiction outside of the United States (including without limitation through merger, consolidation, reorganization or any other manner).

Section 6.12 Holding Company Limitations. The Credit Parties shall not permit the Issuer, Och-Ziff Corp. or Och-Ziff Holding to act as an investment adviser or to provide any investment advisory services other than through a Credit Party or an OZ Subsidiary or to directly engage in any new lines of business resulting in revenues to the Issuer, Och-Ziff Corp or Och-Ziff Holding (other than revenue derived from the Credit Parties and their Subsidiaries) in excess of $2,000,000 in any four Fiscal Quarter period; provided that, upon the consummation of a transaction pursuant to Section 6.05(e) where the Issuer, Och-Ziff Corp. or Och-Ziff Holding is the surviving entity, such Person shall cease to be subject to the terms of this Section 6.12.

Section 6.13 Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its OZ Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that the Credit Parties and the OZ Subsidiaries may make regularly scheduled payments of interest, and payments of any other amounts, in each case in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent permitted by, and subject to any subordination provisions contained in, the indenture or other agreement pursuant to which such Indebtedness was issued; provided that payments of any amounts in respect of intercompany Indebtedness among any of the Credit Parties and OZ Subsidiaries may be made at any time that an Event of Default is not continuing (and prior to the time that the Administrative Agent delivers written notice to stop such payments to such Credit Party or OZ Subsidiary, which notice shall only be effective during the period that such Event of Default is continuing).

Section 6.14 Exceptions to No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted asset sale or other disposition, (b) prohibitions or restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements, asset sale agreements, purchase agreements and similar agreements entered into in the ordinary course of business, (c) prohibitions or restrictions identified on Schedule 6.14, and any amendments, restatements, supplements, extensions, replacements, refundings or refinancings of the items listed therein that do not expand the scope of such restrictions or prohibitions, (d) any agreements evidencing or governing any purchase money Liens or Capital Lease Obligations and other Indebtedness otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and related assets), (e) restrictions and conditions imposed by applicable Law, (f) licenses and contracts which by the terms thereof prohibit or limit the granting of Liens on such agreement or the rights contained therein, (g) prohibitions or restrictions in existence prior to the time such Person becomes an OZ Subsidiary and not created in contemplation of any such acquisition, and amendments, restatements, supplements, extensions replacements, refundings or refinancings of such agreements so long as such amendments, restatements, supplements, extensions, refinancings, refundings or replacements are not materially more restrictive on such Person than the restrictions in such agreement at the time such Person becomes an OZ Subsidiary of the Issuer, (h) any agreement evidencing Indebtedness permitted under Section 6.01; provided that, in each case under this clause (h), such prohibitions or restrictions (x) apply solely to an OZ Subsidiary that is not a Credit Party, (y) are no more restrictive than the prohibitions or restrictions set forth in the Credit Documents, or (z) do not materially impair the Borrower’s ability to pay their respective obligations under the Credit Documents as and when due (as determined in good faith by the Borrower), (i) customary provisions in shareholder agreements, joint venture agreements, organizational or constitutive documents or similar binding agreements relating to any joint venture or non-wholly owned OZ Subsidiary and other similar agreements applicable to joint ventures and non-wholly owned OZ Subsidiaries and applicable solely to such joint venture or non-wholly owned OZ Subsidiary and the Equity Interests issued thereby, (j) prohibitions or restrictions in the Preferred Units Documents, (k) restrictions on cash and other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (l) prohibitions and limitations on the transfer of limited liability company, partnership, or other equity interests, (m) prohibitions and limitations with respect to the assignment of interests in management agreements, advisory agreements, sub-advisory and similar agreements, and (n) prohibitions and limitations that are or were created by virtue of or in connection with any transfer of, agreement to transfer or option or right with respect to any property, assets or Equity Interest not otherwise prohibited under this Agreement, no Credit Party nor any Non-SPVS (other than any parent company of the foregoing (solely to the extent such prohibition or limitation relates to Liens on assets described in Section 6.02(y) or (z)), shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations.

Article 7

GUARANTY

Section 7.01 Guaranty of the Obligations. Subject to the provisions of Section 7.02 and Section 7.08, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations and payment obligations of Borrower under the Fee Letter, in each case when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 7.02 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

Section 7.03 Payment by Guarantors. Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

Section 7.04 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(c) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(d) any Beneficiary, upon such terms as it deems appropriate, and subject to the provisions of this Agreement and the other Credit Documents, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, or release or discharge with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(e) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions

(including provisions relating to events of default) hereof, any of the other Credit Documents, or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of any Credit Party or any OZ Subsidiary and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 7.05 Waivers by Guarantors. Each Guarantor hereby expressly waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) any rights to set-offs, recoupments and counterclaims, and (iii) promptness (subject to any applicable statute of limitations), diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof; and (g) all diligence, presentment, demand of payment or performance, protest, notice of nonpayment or nonperformance, notice of protest, notice of dishonor and all other notices, demands or requirements whatsoever of any kind and all notices of acceptance of this Agreement or of the existence, creation, incurrence or assumption of new or additional Obligations.

Section 7.06 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have been terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have been terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 7.07 Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

Section 7.08 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have been terminated (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable and Secured Swap Obligations). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 7.09 Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 7.10 Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time, without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

Section 7.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor (and, in the case of any other Guarantor that is a direct or indirect Subsidiary of the Guarantor being so sold or disposed of, the Guaranty of such other Guarantor) or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such asset sale.

Section 7.13 Keepwell.

Each Qualified ECP Credit Party, jointly and severally, hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party hereunder to honor all of its obligations under Article 7 hereof in respect of Swap Obligations (provided, however, that each Qualified ECP Credit Party shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13, or otherwise under Article 7 hereof, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Credit Party under this Section 7.13 shall remain in full force and effect so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable and Secured Swap Obligations). Each Qualified ECP Credit Party intends that this Section 7.13 constitute, and this Section 7.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Article 8

EVENTS OF DEFAULT

Section 8.01 Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment or otherwise; or (ii) any interest on any Loan or any fee or any other amount due hereunder within five Business Days after receiving notice from Administrative Agent of such failure to pay; or

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of the OZ Subsidiaries to pay when due any principal of or interest or premium on one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) in an aggregate principal amount of $25,000,000 or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party or any of the OZ Subsidiaries with respect to any terms of its Indebtedness, which is in the individual or aggregate principal amounts referred to in clause (i) above, or any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee or fiscal agent on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be.

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.01(e)(i), Section 5.02, or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in this Section 8.01, and such default shall not have been remedied or waived within thirty days after receipt by Borrower of notice from Administrative Agent of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any Material Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Credit Party or any Material Subsidiary under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Credit Party or any Material Subsidiary, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any Material Subsidiary for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any Material Subsidiary, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any Material Subsidiary shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any Material Subsidiary shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any Material Subsidiary shall be unable, or shall fail generally to pay debts as such debts become due, or shall admit in writing its inability to pay its debts generally; or the board of directors (or similar governing body) of any Credit Party or any Material Subsidiary (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in this Section 8.01(g); or

(h) Judgments and Attachments. Any final money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $25,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any Material Subsidiary or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days; or

(i) Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in or have a Material Adverse Effect; or

(j) Change of Control. A Change of Control shall occur; or

(k) Guaranties and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable), shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) in accordance with the terms hereof) or shall be declared null and void for any reason, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party (other than as a result of repayment in full of the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable and Secured Swap Obligations) and termination of the Commitments); or

(l) Liens and Collateral Documents. at any time, any Lien purported to be created by any Collateral Document, for any reason other than (i) as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.05) or the satisfaction in full of all the Obligations (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) or (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificate, promissory note or other instrument delivered to it under any Collateral Document or (B) file Uniform Commercial Code continuation statements (provided that in the case of each of subclauses (A) and (B) the Credit Parties shall have taken such remedial action as the Administrative Agent may reasonably request), ceases to be in full force and effect with respect to a material portion of the Collateral purported to be covered by the Collateral Documents;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(f) or (g), automatically, and (2) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, the Commitments, if any, of each Lender having such Commitments shall immediately be terminated and each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans and (II) all other Obligations.

Section 8.02 Borrowers’ Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01, for purposes of determining whether an Event of Default has occurred under the financial covenant set forth in Section 6.10(b), any equity contribution (in the form of common equity or other equity having terms reasonably acceptable to Administrative Agent) made to Borrower after the last day of any Fiscal Quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for that Fiscal Quarter will, at the request of Borrower, be included as additional management fee revenue in the calculation of Combined Economic Income solely for the purposes of determining compliance with such financial covenant at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution, a “Specified Equity Contribution”); provided that (a) Borrower shall not be permitted to so request that separate Specified Equity Contributions be made in more than two Fiscal Quarters in any Relevant Four Fiscal Quarter Period and separate Specified Equity Contributions can only be made in three Fiscal Quarters during the term of this Agreement, (b) the amount of any Specified Equity Contribution will be no greater than the amount required to cause Borrower to be in compliance with the financial covenants, (c) all Specified Equity Contributions and the use of proceeds therefrom will be disregarded for all other purposes under the Credit Documents

(including without limitation negative covenant baskets requiring pro forma compliance with Section 6.10) and (d) if, after giving effect to any Specified Equity Contribution, Borrower would be in compliance with the financial covenant contained in Section 6.10(b) after giving effect to the provisions of this Section 8.02, no Default or Event of Default shall be deemed to have existed at any time with respect to such financial covenants for the relevant Fiscal Quarter. To the extent that the proceeds of the Specified Equity Contribution are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the financial covenant set forth in Section 6.10(b) for the Relevant Four Fiscal Quarter Period. For purposes of this paragraph, the term “Relevant Four Fiscal Quarter Period” shall mean, with respect to any requested Specified Equity Contribution, the four Fiscal Quarter period ending on (and including) the Fiscal Quarter in which Combined Economic Income will be increased as a result of such Specified Equity Contribution.

(b) Notwithstanding anything to the contrary contained in Section 8.02(a), for the purposes of determining Total Net Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the payment of any Specified Equity Contributions (the “Subject Quarter”) and as of the last day of any subsequent Fiscal Quarter in which the Subject Quarter is included in the calculation of Combined Economic Income (the “Subsequent Periods”), if such Specified Equity Contributions are included as Combined Economic Income as set forth in Section 8.02(a), Borrower shall deduct from the Combined Economic Income for the Subject Quarter and any Subsequent Periods, the lesser of (1) the sum of all Restricted Payments (other than distributions made by any Credit Party pursuant to Section 6.03(a)) made during or for the Subject Quarter and during or for any Subsequent Period and (2) the sum of all Specified Equity Contributions made during or for the Subject Quarter and during or for any Subsequent Period. For the avoidance of doubt, when calculating Total Net Leverage Ratio after giving effect to any proposed Restricted Payments to be made during or for any Subsequent Period, Borrower shall deduct from the Combined Economic Income such proposed Restricted Payments as if they were made during the prior Fiscal Quarter.

Article 9

AGENT

Section 9.01 Appointment of Administrative Agent. JPMCB is hereby irrevocably appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes JPMCB to act as Administrative Agent in accordance with the terms hereof and the other Credit Documents. The Administrative Agent shall also act as collateral agent under the Credit Documents and each of the Lenders (including in its capacity as a potential Person to whom any Secured Swap Obligations are owed), on behalf of itself and its Affiliates who are owed Secured Swap Obligations, hereby irrevocably appoints the Administrative Agent as its collateral agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the collateral agent by the terms hereof and the other Credit Documents, together with such actions and powers as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” shall be entitled to the benefits of all provisions of this Article 9 and Article 10 as if set forth in full herein with respect thereto. Administrative Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Article 9 are solely for the benefit of Administrative Agent, the collateral agent and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party or any OZ Subsidiary or any of their respective Affiliates. Administrative Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates.

Section 9.02 Powers and Duties. Each Lender (including in its capacity as a potential Person to whom any Secured Swap Obligations are owed), on behalf of itself and its Affiliates who are owed Secured Swap Obligations, irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the persons named on the cover page hereof as Co-Syndication Agent or Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Credit Document, except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Section 10.03 (subject to the applicable obligations and limitations as set forth therein).

Section 9.03 General Immunity.

(a) No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Credit Party, or to any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.

(b) Exculpatory Provisions. Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Credit Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct, in each case as determined by a final non appealable judgment of a court of competent jurisdiction. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Credit Parties and the OZ Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.05).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub- agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.03 and of Section 9.06 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders and (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent.

Section 9.04 Administrative Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Credit Party or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower, other Credit Parties and their respective Affiliates for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 9.05 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Credit Parties and the OZ Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Credit Parties and the OZ Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders. Each Lender acknowledges and agrees that the Credit Extension made hereunder are commercial loans and not investments in a business enterprise or securities.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement (or an Additional Credit Extension Amendment) and funding its Term Loan and/or Revolving Loans on the applicable Credit Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by Administrative Agent, Requisite Lenders or Lenders, as applicable on the Closing Date and such Credit Date.

Section 9.06 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and non-appealable judgment. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 9.07 Successor Administrative Agent.

(a) Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The administration fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. If the Requisite Lenders have not appointed a successor Administrative Agent, Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent hereunder and in any case, Administrative Agent’s resignation shall become effective on the thirtieth day after such notice of resignation. If neither the Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, the Requisite Lenders shall be deemed to succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b) Notwithstanding paragraph (a) of this Section, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Credit Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and the Requisite Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Credit Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 10.02 (Expenses) and Section 10.03 (Indemnity), as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Credit Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the collateral matters referred to above.

Section 9.08 Guaranty. Agents under Guaranty. Each Requisite Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of the Beneficiaries, to be the agent for and representative of Beneficiaries with respect to the Guaranty. Subject to Section 10.05, without further written consent or authorization from any Beneficiary, Administrative Agent may execute any documents or instruments necessary to release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented.

Section 9.09 Withholding Taxes. To the extent required by any applicable Law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered by such Lender or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective), without limitation or duplication of any amount payable under Section 2.16, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Tax and without limiting the obligation of the Borrower to do so). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all Obligations under this Agreement.

Section 9.10 Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 10.04 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Obligations, it being understood and agreed that all powers, rights and remedies under the Credit Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

(c) The Secured Parties irrevocably authorize the Administrative Agent, in its discretion:

(i) to release any Lien on any Property granted to or held by the Administrative Agent under any Credit Document, which Lien shall be automatically released (A) upon termination of the Commitments and payment in full of all Obligations (in each case, other than contingent reimbursement and indemnification obligations, in each case not yet accrued and payable and Secured Swap Obligations), (B) at the time the Property subject to such Lien is transferred in connection with any transfer permitted hereunder to any Person (other than in the case of a transfer by a Credit Party, any transfer to another Credit Party), (C) subject to Section 10.05, if the release of such Lien is approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as may be required pursuant to Section 10.05), or (D) if the Property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (iii) below;

(ii) (A) to release or subordinate any Lien on any Property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 6.02(n) to the extent and for so long as the contract or other agreement in which such Lien is granted validly prohibits the creation of any other Lien on such assets and (B) to subordinate any Lien on any Property granted to or held by the Administrative Agent under any Credit Document to the holder of any Lien on such Property that is permitted by any other clause of Section 6.02 to be senior to the Liens securing the Obligations;

(iii) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a direct or indirect OZ Subsidiary of the Issuer as a result of a transaction permitted under Section 6.05; and

(iv) to release any Lien on any Equity Interest issued by a Qualified Risk Retention Subsidiary or an Alternate Investment Subsidiary granted to or held by the Administrative Agent under any Credit Document, which Lien shall be automatically released, upon a pledge of such Equity Interest to secure applicable Indebtedness permitted under this Agreement to be incurred by such Qualified Risk Retention Subsidiary or Alternate Investment Subsidiary.

(d) Upon request by the Administrative Agent at any time, the Requisite Lenders (or such greater number of Lenders as may be required pursuant to Section 10.05) will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Property, or to release any Guarantor from its obligations under the Guaranty or Security Agreement pursuant to Section 9.10(c). In each case as specified in Section 9.10(c), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty or Security Agreement, in each case without recourse, representation or warranty and in accordance with the terms of the Credit Documents and Section 9.10(c) and subject to the Administrative Agent’s receipt of a certification by the Borrower and applicable Credit Party stating that such transaction is in compliance with this Agreement and the other Credit Documents and as to such other matters with respect thereto as the Administrative Agent may reasonably request.

Section 9.11 Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Requisite Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Credit Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Requisite Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Requisite Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Lenders contained in Section 10.05 (Amendments and Waivers) of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 9.12 Posting of Communications.

(a) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. Each of the Lenders and the Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE.” THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY LEAD ARRANGER, OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY’S OR THE ADMINISTRATIVE AGENT’S

TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT CAUSED BY SUCH APPLICABLE PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN EACH CASE AS DETERMINED BY A FINAL NON APPEALABLE JUDGMENT OF A COURT OF COMPETENT JURISDICTION.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

Section 9.13 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, and the conditions for exemptive relief thereunder are and will continue to be satisfied in connection therewith,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i) none of the Administrative Agent, or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21, as amended from time to time) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent, or any Lead Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c) The Administrative Agent, and each Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.14 Secured Swap Obligations.

Except as otherwise expressly set forth herein or in the Guaranty or any Collateral Document, no Person to whom any Secured Swap Obligations are owed that obtains the benefits of Section 9.2 of the Collateral Agreement or Section 2.12(g) of this Agreement, the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Swap Obligations unless the Administrative Agent has received written notice of such obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Person to whom any Secured Swap Obligations are owed, as the case may be.

Article 10

MISCELLANEOUS

Section 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i) if to the Borrower, to it at 9 West 57th Street, 39th Floor, New York, New York 10019, Attention of Chief Financial Officer (e-mail: termloannotices@ozm.com);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 500 Stanton Christiana Road, Ops 2, 3rd Floor Newark, DE 19713, Attention of Loan and Agency Services Group (Fax No. 1 (302) 634-3301), (Email michael.mathewsjr@chase.com); and

(iii) if to any other Lender, to it at its address (or telecopy number or e-mail address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Approved Electronic Platforms, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Approved Electronic Platforms pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

Section 10.02 Expenses. Borrower agrees to pay promptly (a) all the actual, reasonable, documented, out-of-pocket costs and expenses of the Lead Arrangers, and their respective Affiliates in connection with the syndication of the credit facility provided for herein, the negotiation, preparation, execution and administration of the Credit Documents, or any consents, amendments, waivers or other modifications hereto and thereto or any other documents or matters requested by Borrower; (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the actual, reasonable, documented fees, expenses and disbursements of counsel to Administrative Agent, the Lead Arrangers, and their respective Affiliates (in each case including allocated costs of internal counsel) in connection with the syndication of the credit facility provided for herein, the negotiation, preparation, execution and administration of the Credit Documents or any consents, amendments, waivers or other modifications hereto or thereto or any other documents or matters requested by Borrower; (d) all the actual documented costs and reasonable documented fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (e) all other actual, documented, reasonable, out-of-pocket costs and expenses incurred by Administrative Agent in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (f) after the occurrence of an Event of Default, all documented costs and expenses, including reasonable documented attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

Section 10.03 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Administrative Agent and each Lender and each of their respective officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents and Affiliates (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) arise from the gross negligence, bad faith or willful misconduct of that Indemnitee, in each case as determined by a final non appealable judgment of a court of competent jurisdiction, (ii) arise from a material breach of a Credit Document by such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction, or (iii) shall not have resulted from an act or omission by any of the Borrower, Guarantors or their respective Affiliates and have been brought by an Indemnitee against any other Indemnitee (other than any claims against Administrative Agent or any Lead Arranger acting in such capacity). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, Administrative Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 10.04 Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender and each of their respective Affiliates is hereby authorized by each Credit Party at any time or from time to time, to the fullest extent permitted by applicable law, without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

Section 10.05 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 2.14(a)(ii), 2.19(b), 10.05(b), 10.05(c), 10.05(e), and 10.05(f), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and the Borrower or the applicable Credit Party, as the case may be; provided, that, notwithstanding anything to the contrary in this Section 10.05, only the consent of the Requisite Revolving Lenders shall be required in connection with any amendment or other modification referred to in the last paragraph of the definition of Applicable Margin.

(b) Affected Lenders’ Consent. Subject to Sections 2.14(a)(ii), 2.19(b), 10.05(f), and the proviso in Section 10.05(a), without the written consent of each Lender that would be directly and adversely affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled maturity of any principal of any Loan or extend the scheduled date of expiration of any Commitment or increase the Commitment of any Lender;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Loan (other than as a result of an amendment or other modification in accordance with the last paragraph of the definition of Applicable Margin, or any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.07) or any fee payable to any Lender hereunder;

(iv) extend the time for payment of any such interest or fees payable to any Lender hereunder;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.05(b), Section 10.05(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(vii) except for changes necessary to give effect to the changes permitted by clause (f) below, amend the definition of “Requisite Class Lenders,” “Requisite Lenders,” “Requisite Revolving Lenders,” or “Pro Rata Share”; provided, (A) with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Initial Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date, and (B) with the consent of Requisite Revolving Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Revolving Lenders or “Pro Rata Share” on substantially the same basis as the Revolving Commitments and the Revolving Loans are included on the Closing Date; or

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents and except in connection with a “credit bid” undertaken by the collateral agent at the direction of the Requisite Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Credit Documents (in which case only the consent of the Requisite Lenders will be needed for such release).

(c) Other Consents. Subject to Section 2.19(b) and 10.05(f), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) except for transactions not prohibited by Section 6.05, permit the Borrower to assign or delegate any of its rights and obligations under the Credit Documents without the consent of all Lenders;

(ii) increase the Commitments of any Lender without the consent of such Lender;

(iii) alter the required application of any repayments or prepayments pursuant to Section 2.11 or change Section 2.12 or Section 2.13 in a manner that would alter the pro rata sharing of payments required thereby, in each case without the consent each Lender directly and adversely affected thereby; or

(iv) amend, modify, terminate or waive any provision of Section 9 as the same applies to Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of Administrative Agent, without the consent of such Administrative Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e) Ambiguity, Omission, Mistake, etc. If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Credit Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(f) Other Permitted Amendments. Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be amended, restated, supplemented or otherwise modified, in each case as contemplated by each of Section 2.14(a)(ii), Section 2.18, Section 2.20, and Section 2.21, with only the consent of such parties as is provided for by such Section.

Section 10.06 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (except for transactions not prohibited by Section 6.05 or for which the requisite consents have been obtained pursuant to Section 10.05), and no Lender may assign or otherwise transfer any of its rights hereunder except (i) to an Eligible Assignee in accordance with clause (c) of this Section, (ii) by way of participation in accordance with clause (g) of this Section 10.06 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Lead Arrangers and Co-Syndication Agents, Indemnitees, Affiliates of the foregoing) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters covered in Section 2.16 and any fees payable in connection with such assignment, in each case, as provided in Section 10.06(d). Each assignment shall be recorded in the Register, and prompt notice thereof shall be provided to Borrower and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan or Commitment of any Class (it being understood that assignments shall not be required to be pro rata among Classes of Commitments and Loans) to any Person meeting the criteria of clause (i) or (ii) of the definition of the term of “Eligible Assignee” with the consent of (x) Administrative Agent (such consent not to be unreasonably withheld or delayed) or (y) unless an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) hereof shall have occurred and then be continuing, Borrower (such consent not to be unreasonably withheld or delayed) provided that, (x) the Borrower shall be deemed to have consented to an assignment of all or a portion of the Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof and (y) the Borrower shall be deemed to have consented to an assignment of all or a portion of the Revolving Loans and Revolving Commitments (or Extended Revolving Commitments, as applicable) unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof, except that in the case of an assignment by a Lender to any Lender or an Affiliate or Related Fund of any Lender (limited, in the case of each Class of Revolving Loans and the related commitments, to a Lender, Affiliate or Related Fund of any Lender under any such Class of Revolving Loans), only notice to the Borrower and Administrative Agent will be required; provided, that each such assignment pursuant to this Section 10.06(c) to a new Lender shall be in an aggregate amount of not less than (i) in the case of a Revolving Commitment, $5,000,000 and (ii) in the case of a Term Loan, $250,000 (or, in each case, such lesser amount as (x) may be agreed to by Borrower and Administrative Agent, (y) shall constitute the aggregate amount of the Loan of the assigning Lender with respect to the Class being assigned or (z) may be the amount assigned by an assigning Lender to an Affiliate or Related Fund of such Lender) with respect to the assignment of Loans.

Notwithstanding the foregoing, unless an Event of Default under Section 8.01(a), Section 8.01(f) or Section 8.01(g) hereof shall have occurred and then be continuing, no assignment by any Lender of all or any portion of its rights and obligations under this Agreement shall be permitted without the consent of the Borrower and the Administrative Agent if, after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the aggregate principal amount of the then outstanding Loans and undrawn Commitments.

(d) Mechanics. Assignments and assumptions of Loans and Commitments by Lenders shall be effected by execution and delivery to Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent a completed Administrative Questionnaire and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.16(f), together with payment to Administrative Agent of a registration and processing fee of $3,500 by the parties to such assignment.

(e) [Reserved].

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Loans and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.08) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided that, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and of such assigning Lender, if any; and (iv) any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the Class of Commitments and/or outstanding Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (g) of this Section.

(g) Participations.

(i) Each Lender shall have the right at any time to sell one or more participations to any Person (other than any Ineligible Institution, any Credit Party or any OZ Subsidiary or any of their respective Affiliates) in all or any part of its Commitments, Loans or in any other Obligation; provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation pursuant to this Section 10.06(g) shall, acting solely for U.S. federal income tax purposes as a non-fiduciary agent of Borrower, maintain a register on which it records the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s participation interest with respect to the Loan (each, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of a participation with respect to the Loan for all purposes under this Agreement, notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Loans or its other obligations under any Credit Document) to any person except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such participation is in registered form under Treasury Regulations Section 5f.103-1(c). Unless otherwise required by the Internal Revenue Service, any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the Internal Revenue Service.

(ii) The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (A) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof) or (B) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement supporting the Loans hereunder in which such participant is participating.

(iii) Borrower agrees that each participant shall be entitled to the benefits of Section 2.14(c), 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f)), to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section (it being understood and agreed that the documentation required under Section 2.16(f) shall be delivered solely to the participating Lender); provided that a participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in Law that occurs after the participation acquired the applicable participation. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender, provided such participant shall be subject to Section 2.13 as though it were a Lender.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 10.06, any Lender may assign, pledge and/or grant a security interest in all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

Section 10.07 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 10.08 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 2.14(c), 2.15, 2.16, 10.02, 10.03 and 10.04 and the agreements of Lenders set forth in Sections 2.13, 9.03(b) and 9.06 shall survive the payment of the Loans and the termination hereof.

Section 10.09 No Waiver; Remedies Cumulative. No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Administrative Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 10.10 Marshalling; Payments Set Aside. Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lender exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 10.11 Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 10.13 Non-Recourse Nature of Obligations. No Person that is not a party hereto or to any Credit Document shall be personally liable (whether by operation of law or otherwise) for payments due hereunder or under any other Credit Document for the performance of any Obligations except as expressly provided in the Credit Documents. The sole recourse of each Beneficiary for satisfaction of the Obligations shall be against the Credit Parties and their assets and not against any other Person.

Section 10.14 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 10.15 Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 10.16 Consent to Jurisdiction. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE ADMINISTRATIVE AGENT AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY JUDGMENT OR TO EXERCISE ANY RIGHT UNDER THE COLLATERAL DOCUMENTS AGAINST ANY COLLATERAL IN THE COURTS OF ANY JURISDICTION.

Section 10.17 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND

VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.18 Confidentiality. Administrative Agent and each Lender shall hold all non-public information regarding the Credit Parties and their Subsidiaries and their businesses identified as such by such Credit Party and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Borrower that, in any event, Administrative Agent and each Lender may make (i) disclosures of such information to Affiliates of such Administrative Agent or Lender and to their respective agents and advisors (and to other Persons authorized by a Lender or Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.18), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to any Credit Parties and their respective obligations (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by either the provisions of this Section 10.18 or other provisions at least as restrictive as this Section 10.18), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of Administrative Agent or any Lender, (iv) disclosures to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by such Lender, (v) disclosures in connection with the exercise of any remedies hereunder or under any other Credit Document, (vi) disclosures required or requested by any governmental agency, regulatory authority or representative thereof or by the NAIC or pursuant to legal or judicial process, (vii) disclosures with the consent of the Borrower and (viii) disclosures to any other party hereto; provided that, unless specifically prohibited by applicable law or court order, Administrative Agent and each Lender shall promptly notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information. In addition, Administrative Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, including league table providers, and service providers to Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Credit Documents. Notwithstanding anything to the contrary set forth herein, each party (and each of their respective employees, representatives or other agents) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions and other tax analyses) that are provided to any such party relating to such tax treatment and tax structure. However, any information relating to the tax treatment or tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable the parties hereto, their respective Affiliates, and their respective Affiliates’ directors and employees to comply with applicable securities laws. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the transactions contemplated by this Agreement but does not include information relating to the identity of any of the parties hereto or any of their respective Affiliates.

Section 10.19 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower.

Section 10.20 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.21 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

Section 10.22 Entire Agreement. This Agreement, the other Credit Documents and the Fee Letter constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties or their respective Affiliates with respect to the subject matter hereof is superseded by this Agreement, the other Credit Documents and the Fee Letter. Notwithstanding the foregoing, (i) the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect, and (ii) this Agreement or any other Credit Documents shall not supersede or terminate the provisions of the Engagement Letter that survive the execution of this Agreement pursuant to the terms of such Engagement Letter.

Section 10.23 PATRIOT Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the PATRIOT Act.

Section 10.24 Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.25 Material Non-Public Information.

(a) EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT (OTHER THAN ANY SUCH INFORMATION THAT IS AVAILABLE TO THE ADMINISTRATIVE AGENT OR ANY LENDER ON A NON-CONFIDENTIAL BASIS PRIOR TO DISCLOSURE BY THE BORROWER AND OTHER THAN INFORMATION PERTAINING TO THIS AGREEMENT ROUTINELY PROVIDED BY LEAD ARRANGERS TO DATA SERVICE PROVIDERS, INCLUDING LEAGUE TABLE PROVIDERS, THAT SERVE THE LENDING INDUSTRY) MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE CREDIT PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.26 No Fiduciary Duty, etc. Each Credit Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Lender Party will have any obligations except those obligations expressly set forth herein and in the other Credit Documents and each Lender Party is acting solely in the capacity of an arm’s length contractual counterparty to each Credit Party with respect to the Credit Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, any Credit Party or any other person. Each Credit Party agrees that it will not assert any claim against any Lender Party based on an alleged breach of fiduciary duty by such Lender Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Credit Party acknowledges and agrees that no Lender Party is advising such Credit Party as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Credit Party shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Lender Parties shall have no responsibility or liability to the Credit Parties with respect thereto.

Each Credit Party further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Lender Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Credit Parties and other companies with which the Credit Parties may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Lender Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, each Credit Party acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Lender Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Credit Parties may have conflicting interests regarding the transactions described herein and otherwise. No Lender Party will use confidential information obtained from the Credit Parties by virtue of the transactions contemplated by the Credit Documents or its other relationships with the Credit Parties in connection with the performance by such Lender Party of services for other companies, and no Lender Party will furnish any such information to other companies, except as expressly permitted by Section 10.18. Each Credit Party also acknowledges that no Lender Party has any obligation to use in connection with the transactions contemplated by the Credit Documents, or to furnish to the Credit Parties, confidential information obtained from other companies.

Section 10.27 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers (or officers of such Person’s general partner or equivalent) thereunto duly authorized as of the date first written above.

OZ MANAGEMENT LP, as Borrower
By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Alesia J. Haas
Name: Alesia J. Haas
Title: Chief Financial Officer

OZ ADVISORS LP, as a Guarantor
By: Och-Ziff Holding Corporation, its general partner

By:	/s/ Alesia J. Haas
Name: Alesia J. Haas
Title: Chief Financial Officer

OZ ADVISORS II LP, as a Guarantor By: Och-Ziff Holding LLC, its general partner

By:	/s/ Alesia J. Haas
Name: Alesia J. Haas
Title: Chief Financial Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Lender

By:	/s/ Alfred Chi
Name: Alfred Chi
Title: Vice President J.P. Morgan

LENDERS:

GOLDMAN SACHS BANK USA

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

LENDERS:

CITIBANK N.A.

By:	/s/ Eros Marshall
Name: Eros Marshall
Title: Director

S-1

LENDERS:

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Michael King
Name: Michael King
Title: Vice President

S-2

LENDERS:

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Nupur Kumar
Name: Nupur Kumar
Title: AUTHORIZED SIGNATORY

By:	/s/ Shayam Kapadia
Name: Shayam Kapadia
Title: Authorized Signatory

S-1

LENDERS:

BANK OF AMERICA, N.A.

By:	/s/ Russell K. Guter
Name: Russell K. Guter
Title: Senior Vice President

S-1

LENDERS:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Deirdre M. Holland
Deirdre M. Holland
Managing Director

S-1

APPENDIX A-1

TO CREDIT AND GUARANTY AGREEMENT

Term Loan Commitments

Lender	Loan Commitment	Pro Rata Share
JPMorgan Chase Bank, N.A.	$250,000,000.00	100.00%

Total	$250,000,000.00	100.00%

Appendix A-1-1

APPENDIX A-2

TO CREDIT AND GUARANTY AGREEMENT

Revolving Commitments

Lender	Loan Commitment	Pro Rata Share
JPMorgan Chase Bank, N.A.	$25,000,000.00	25%
Goldman Sachs Bank USA	$25,000,000.00	25%
Citibank N.A.	$20,000,000.00	20%
Morgan Stanley Senior Funding, Inc.	$10,000,000.00	10%
Credit Suisse AG, Cayman Islands Branch	$10,000,000.00	10%
Bank of America, N.A.	$5,000,000.00	5%
State Street Bank and Trust Company	$5,000,000.00	5%
Total	$100,000,000.00	100.00%

Appendix A-2-1

SCHEDULE 4.07

TO CREDIT AND GUARANTY AGREEMENT

Liabilities

None.

Schedule 4.07-1

SCHEDULE 5.09(a)

TO CREDIT AND GUARANTY AGREEMENT

Post-Closing Matters

The Credit Parties shall deliver to the Administrative Agent:

1. Insurance certificates and endorsements as required by Section 5.05 of the Credit Agreement, in each case, in form and substance reasonably satisfactory to the Administrative Agent, no later than the 45th day after the Closing Date (in each case, unless otherwise agreed by the Administrative Agent in its sole discretion).

2. Unit or stock certificates representing Pledged Equity Interests (as defined in the Security Agreement), together with undated unit or stock powers executed in blank, as required by Section 4.1(a) of the Security Agreement, no later than the 14th day after the Closing Date (in each case, unless otherwise agreed by the Administrative Agent in its sole discretion).

3. Account control agreements over Deposit Accounts, Securities Accounts and Commodity Accounts (as each such term is defined in the Security Agreement) as required by Section 4.2(a) of the Security Agreement, in each case, in form and substance reasonably satisfactory to the Administrative Agent, no later than the 60th day after the Closing Date (in each case, unless otherwise agreed by the Administrative Agent in its sole discretion).

Schedule 5.09(a)-1

SCHEDULE 6.01

TO CREDIT AND GUARANTY AGREEMENT

Indebtedness

1. Solely for the period commencing on the Closing Date and ending on the date that is 45 days thereafter (or such longer period as the Administrative Agent may agree in its sole discretion), Indebtedness created under the Bonds issued on or prior to November 20, 2014.

Schedule 6.01-1

SCHEDULE 6.04

TO CREDIT AND GUARANTY AGREEMENT

Certain Restrictions on Subsidiary Distributions

None.

Schedule 6.04-1

SCHEDULE 6.14

TO CREDIT AND GUARANTY AGREEMENT

Exceptions to No Further Negative Pledge

None.

Schedule 6.14-1

EXHIBIT A-l TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

FUNDING NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of April 10, 2018 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPM”), as Administrative Agent.

Pursuant to Section [2.01(b)][2.01(c)] of the Credit Agreement, Borrower desires that Lenders make the following Loans to Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [            ], 20[        ], which is a Business Day (the “Credit Date”):

[ ] Loans[1]

• Base Rate Loans:	$[ , , ]

• Eurodollar Rate Loans, with an initial Interest Period of month(s):	$[ , , ]

Borrower hereby certifies that:

(i) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date; and

(ii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the Credit Extension contemplated hereby that would constitute an Event of Default or a Default.

[1]	Specify Class of Loans. At the Closing Date, Initial Term Loans or Revolving Loans.

EXHIBIT A-1-1

The account of Borrower to which the proceeds of the Loans requested on the Credit Date are to be made available by Administrative Agent to the Borrower are as follows:

Bank Name:
Bank Address:
ABA Number:
Account Number:
Attention:
Reference:

Date: [ ], 20 [ ]	OZ MANAGEMENT LP

	By:	Och-Ziff Holding Corporation,
its general partner

By:
Name:
Title:

EXHIBIT A-1-2

EXHIBIT A-2 TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

CONVERSION/CONTINUATION NOTICE

Reference is made to the Credit and Guaranty Agreement, dated as of April 10, 2018 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPM”), as Administrative Agent.

Pursuant to Section 2.06 of the Credit Agreement, Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [            ], 20[    ], which is a Business Day:

[                ] Loans2

$[ , , ]	Eurodollar Rate Loans (the current Interest Period of which will expire on [ ], 20[ ]) to be continued with Interest Period of [ ] month(s)

$[ , , ]	Base Rate Loans to be converted to Eurodollar Rate Loans with Interest Period of month(s)

$[ , , ]	Eurodollar Rate Loans (the current Interest Period of which will expire on [ ], 20[ ]) to be converted to Base Rate Loans

Borrower hereby certifies that as of the date hereof, no Default or Event of Default has occurred and is continuing.

Date: [ ], 20 [ ]	OZ MANAGEMENT LP

	By:	Och-Ziff Holding Corporation, its general partner

By:
Name:
Title:

[2]	Specify Class of Loans.

EXHIBIT A-2-1

EXHIBIT B-1 TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

TERM LOAN NOTE

$[    ,        ,        ]

[mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [DOLLARS] ($[        ,        ,        ]) in the installments referred to below.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until such principal amount is paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of April 10, 2018 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPM”), as Administrative Agent.

Borrower shall make principal payments on this Note as set forth in Section 2.09 of the Credit Agreement.

This Term Loan Note (this “Note”) is one of the “Term Loan Notes” referred to in the Credit Agreement in the aggregate principal amount of $250,000,000 and is issued pursuant to and entitled to the benefits of the Credit Agreement (including without limitation the guarantee of Guarantors set forth therein), to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of Borrower hereunder with respect to payments of principal of or interest on this Note.

EXHIBIT B-2-1

This Note is subject to mandatory prepayment and to prepayment at the option of Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, and hereby waive diligence, presentment, protest, demand notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation,
its general partner

By:
Name:
Title:

EXHIBIT B-2-3

EXHIBIT B-2 TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

REVOLVING LOAN NOTE

$[    ,        ,        ]

[mm/dd/yy]	New York, New York

FOR VALUE RECEIVED, OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), promises to pay [NAME OF LENDER] (“Payee”) or its registered assigns the principal amount of [DOLLARS] ($[            ,            ,            ]) (or such other amount as shall equal the aggregate unpaid principal amount of the Revolving Loans made by the Payee to Borrower under the Credit Agreement as defined below) on the dates provided in the Credit and Guaranty Agreement, dated as of April 10, 2018 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time and JP MORGAN CHASE BANK, N.A. (“JPM”), as Administrative Agent.

Borrower also promises to pay interest on the unpaid principal amount hereof, from the date such principal amount was made to Borrower until such principal amount is paid in full, at the interest rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement.

This Revolving Loan Note (this “Note”) is one of the “Revolving Loan Notes” referred to in the Credit Agreement in the aggregate principal amount of $100,000,000 (or such other amount as may be increased or decreased pursuant to the Credit Agreement) and is issued pursuant to and entitled to the benefits of the Credit Agreement (including without limitation the guarantee of Guarantors set forth therein), to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby was made and is to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, Borrower, Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby.

This Note is subject to prepayment at the option of Borrower as provided in the Credit Agreement.

EXHIBIT B-2-1

Payee may endorse on the schedule attached hereto or any continuation thereof the date and amount of Loans made by Payee to Borrower, provided that the failure of Payee to make any such endorsement shall not affect the obligations of Borrower to make a payment when due of any amount owing under the Credit Agreement or hereunder in respect of the Loans made by Payee to Borrower.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

Borrower promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of page intentionally left blank]

EXHIBIT B-2-2

IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed and delivered by an officer of its general partner thereunto duly authorized as of the date and at the place first written above.

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation,
its general partner

By:
Name:
Title:

EXHIBIT B-2-3

Schedule

TRANSACTIONS ON

REVOLVING LOAN NOTE

Date	Amount of Revolving Loans Made This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT B-2-4

EXHIBIT C TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

COMPLIANCE CERTIFICATE

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the Chief Financial Officer of OCH-ZIFF HOLDING CORPORATION, a Delaware corporation and general partner of OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”).

2. I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of April 10, 2018 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPM”), as Administrative Agent, and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Credit Parties and the OZ Subsidiaries during the accounting period covered by the attached financial statements.

3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in detail, the nature of the condition or event, and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event.

The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.01(c) of the Credit Agreement.

OZ MANAGEMENT LP
By: Och-Ziff Holding Corporation, its general partner

By:
Name:
Title: Chief Financial Officer

EXHIBIT C-1

ANNEX A TO

COMPLIANCE CERTIFICATE

1. Combined Economic Income:[3] (i) - (ii) + (iii) - (iv) + (v) + (vi)[4] =
(i)	economic income:[5]	$[ , , ]
(ii)	incentive income:	$[ , , ]
(iii)	total bonus expense:	$[ , , ]
(iv)	50% of the Minimum Bonus Expense:	$[ , , ]
(v)	the excess of (x) Pro Forma Incentive Income minus (y) Pro Forma Incentive Compensation Expense:	$[ , , ]
(vi)	interest expenses:	$[ , , ]

	Combined Economic Income:	$[ , , ]

2. Combined Total Net Debt: (i) - (ii)
	(i) Combined Total Debt:	$[ , , ]
	(ii) Unrestricted Cash and Cash Equivalents:	$[ , , ]
	Combined Total Net Debt:	$[ , , ]

3. Total Net Leverage Ratio: (i)/(ii) =
	(i) Combined Total Net Debt:	$[ , , ]
	(ii) Combined Economic Income for the four Fiscal Quarter period then ended:	$[ , , ]
	Actual:	. :1.00
	Required:	[3.00:1.00][6] [2.50:1.00][7]

4. AUM:	Actual:	$[ , , ]
	Required:	$20,000,000,000

[3]	Calculated on a combined basis for Credit Parties and the OZ Subsidiaries determined on the basis of economic income, in accordance with the methodology utilized by the Issuer to derive economic income in the Issuer’s earnings press release for the Fiscal Quarter ended on December 31, 2017.
[4]	In each case of Items (i) through (vi), excluding any extraordinary, unusual or non-recurring gains or losses or income or expense or charge for such period; provided that the aggregate amount of any increase to Combined Economic Income for any period pursuant to this exclusion in respect of cash losses, expenses or charges shall not exceed (x) $50,000,000 for any four-Fiscal Quarter period or (y) $150,000,000 during the term of the Credit Agreement; provided that Combined Economic Income shall exclude any income of any Qualifying Risk Retention Subsidiary or Alternate Investment Subsidiary or any of their respective Subsidiaries or Owned Entities except to the extent that cash is distributed by any such Person to a Credit Party or a Non-SPVS.
[5]	Adjusted, without duplication, to eliminate any income or loss of the Issuer or any other direct or indirect equity holder of any Credit Party for such period to the extent such income or loss would not constitute income or loss of the Credit Parties and the OZ Subsidiaries on a combined basis in accordance with GAAP for such period.
[6]	Beginning with the Fiscal Quarter ending on March 31, 2018.
[7]	Following the third anniversary of the Closing Date.

EXHIBIT C-A-1

EXHIBIT D-1 TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Related Fund8]

3.	Borrower:	OZ MANAGEMENT LP

4.	Administrative Agent:	JPMORGAN CHASE BANK, N.A., as administrative agent under the Credit Agreement

[8]	Select as applicable

EXHIBIT D-1-1

5.	Credit Agreement:	The Credit and Guaranty Agreement, dated as of April 10, 2018 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPM”), as Administrative Agent.

6.	Assigned Interest:

Class of Commitment/Loans Assigned[9]	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[10]
	$_____________	$_____________	_____________%
	$_____________	$_____________	_____________%
	$_____________	$_____________	_____________%

Effective Date:                     , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.] The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

7.	Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

[9]	Fill in the appropriate terminology for the Class of Commitment/Loans under the Credit Agreement that are being assigned under this Assignment (e.g., “Revolving Commitment,” “Term Loan Commitment,” “Revolving Loans,” “Term Loans,” etc.)
[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXHIBIT D-1-2

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Authorized Signatory

[Consented to][11]:

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation,
its general partner

By:
Name:
Title:

[11]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

EXHIBIT D-1-3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AGREEMENT

1.	Representations and Warranties.

1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document, (iv) any requirements under applicable Law for the Assignee to become a Lender under the Credit Agreement or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon Administrative Agent, any Arranger, or any other Lender and their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to

EXHIBIT D-1-4

enter into this Assignment and to purchase the Assigned Interest, and (vii) if it is a Non-US Lender, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, any Arranger, the Assignor or any other Lender and their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2.	Payments. All payments with respect to the Assigned Interests shall be made on the Effective Date as follows:

From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment by any Approved Electronic Platform shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment and the rights and obligations of the Parties hereunder shall be governed by, and construed in accordance with, the internal laws of the State of New York.

[Remainder of page intentionally left blank]

EXHIBIT D-1-5

EXHIBIT E TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

CERTIFICATE RE NON-BANK STATUS

Reference is made to the Credit and Guaranty Agreement, dated as of April 10, 2018 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPM”), as Administrative Agent. Pursuant to Section 2.16(f) of the Credit Agreement, the undersigned hereby certifies that it is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10-percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments in connection with any Credit Document are effectively connected with a U.S. trade or business.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT E-1

EXHIBIT F TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

CLOSING DATE CERTIFICATE

April 10, 2018

THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:

1. I am the chief financial officer of Och-Ziff Holding Corporation, a Delaware corporation, the general partner of OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”).

2. I have reviewed the terms of Section 3.01 of the Credit and Guaranty Agreement, dated as of April 10, 2018 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPM”), as Administrative Agent and the definitions and provisions contained in such Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, I certify, on behalf of Borrower, that as of the date hereof:

(i) the representations and warranties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of the Closing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) on and as of such earlier date; and

(ii) no event has occurred and is continuing or would result from the consummation of the transactions and borrowing contemplated by the Credit Agreement that would constitute an Event of Default or a Default.

[Remainder of page intentionally left blank]

F-1

The foregoing certifications are made and delivered as of the date first written above.

OZ MANAGEMENT LP

By:	Och-Ziff Holding Corporation,
its general partner

By:
Name:
Title:

F-2

EXHIBIT G TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

COUNTERPART AGREEMENT

This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of April 10, 2018 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPM”) as Administrative Agent.

Section 1. Pursuant to Section 5.08 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under, and a party to, the Credit Agreement and agrees to be bound by all of the terms thereof as fully as if the undersigned were one of the original parties thereto; and

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document that are made or deemed to be made by the undersigned (including without limitation the representation and warranties in Article 4 of the Credit Agreement) is true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects (or, in the case of any representation or warranty that is qualified by materiality, in all respects) as of such earlier date.

THIS COUNTERPART AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Remainder of page intentionally left blank]

EXHIBIT G-1

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier

with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Authorized Signatory

EXHIBIT G-2

EXHIBIT H TO

CREDIT AND GUARANTY AGREEMENT

AGREED SUBORDINATION TERMS

1.	Definitions

All capitalized terms used but not elsewhere defined in these Agreed Subordination Terms shall have the respective meanings assigned to such terms in the Credit Agreement (as defined below). For purposes of these Agreed Subordination Terms, the following terms shall have the following meanings:

“Credit Agreement” means the Credit and Guaranty Agreement, dated as of April 10, 2018, by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPM”), as Administrative Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Obligors” means the Credit Parties.

“Paid in Full” or “Payment in Full” means (i) the payment in full in cash of all Senior Indebtedness (other than contingent or indemnification obligations to which no claim has been asserted or that are not then due and payable) and (ii) the termination of all Commitments under the Credit Agreement.

“Proceeding” is defined in Section 2.3.

“Senior Creditors” means, collectively, the Beneficiaries and other holders of the Obligations.

“Senior Indebtedness” means the “Obligations” (as defined in the Credit Agreement). For the purposes of these Agreed Subordination Terms, except as otherwise provided herein, Senior Indebtedness shall be considered to be outstanding whenever any Commitment under the Credit Agreement is outstanding.

“Subordinated Creditor” means any holder of the Subordinated Indebtedness from time to time.

“Subordinated Indebtedness” means all Indebtedness of the Obligors owed to any OZ Subsidiary that is not a Credit Party, which Indebtedness shall be subject to these Agreed Subordination Terms.

“Subordinated Indebtedness Documents” means any agreements, documents, promissory notes and instruments evidencing Subordinated Indebtedness, as amended, supplemented, restated or otherwise modified from time to time.

EXHIBIT H-1

“Subordination Activation Period” means such period following the time that the Administrative Agent delivers written notice to the applicable Obligor to stop payments on Subordinated Indebtedness during which an Event of Default has occurred and is continuing under the Credit Documents until such Default or Event of Default is cured or waived in accordance with the terms of the Credit Documents.

2.	Subordination of Subordinated Indebtedness to Senior Indebtedness

2.1	Subordination. The payment of any and all of the Subordinated Indebtedness is expressly subordinated, postponed and deferred, to the extent and in the manner set forth in these Agreed Subordination Terms, to the Payment in Full of the Senior Indebtedness. Each holder of Senior Indebtedness, whether now outstanding or hereafter arising, shall be deemed to have acquired Senior Indebtedness in reliance upon the provisions contained herein. The intent of the holders of the Senior Indebtedness, the Subordinated Creditor(s) and the relevant Obligors in agreeing to these Agreed Subordination Terms is to provide for, among other things, the express, contractual subordination, postponement and deferral of the Subordinated Indebtedness to the Senior Indebtedness to the extent provided for herein, and restrictions on the ability of the Subordinated Creditors to exercise rights and remedies in respect of the Subordinated Indebtedness to the extent provided herein. The parties hereto intend that these Agreed Subordination Terms be enforceable by any applicable court under (a) the Bankruptcy Code or (b) any similar enactment or legislation.

2.2	Restriction on Payments. Notwithstanding any provision of the Subordinated Indebtedness Documents to the contrary and in addition to any other limitations set forth herein or therein, no payment (whether made in cash, securities or other property) of principal, interest, fees, charges or any other amount due with respect to the Subordinated Indebtedness shall be made or received, and the Subordinated Creditors shall not demand or accept any such payment or exercise any right or remedy, including any right of set-off or recoupment with respect to any Subordinated Indebtedness (other than any right or action otherwise permitted under the Agreed Subordination Terms), unless and until all of the Senior Indebtedness shall have been Paid in Full; provided that, notwithstanding anything in the Agreed Subordination Terms to the contrary, other than during a Subordination Activation Period, the Obligors may make, and the Subordinated Creditor shall be entitled to accept, demand and receive such payments with respect to the Subordinated Indebtedness pursuant to the terms thereof and may exercise any right or remedy (except as otherwise specified in the last sentence of Section 2.6), including any right of set-off or recoupment with respect to any Subordinated Indebtedness. The provisions of this Section 2.2 shall not apply to any payment with respect to which Section 2.3 would be applicable.

2.3

. Proceedings. In the event of any insolvency, bankruptcy or liquidation proceeding, or any receivership, custodianship or assignment for the benefit of creditors or other similar proceeding, in each case with respect to any Obligor (each, a “Proceeding”): (i) all Senior Indebtedness shall be Paid in Full before any payment (whether made in cash, securities or other property) of or with respect to the Subordinated Indebtedness shall be made; (ii) any payment which, but for the terms hereof, otherwise would be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly

EXHIBIT H-2

to the Administrative Agent (to be held and/or applied by the Administrative Agent for the benefits of the Lenders) until all Senior Indebtedness is Paid in Full, and each Subordinated Creditor irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and deliveries, and each Subordinated Creditor also irrevocably authorizes, empowers and directs the Administrative Agent to demand, sue for, collect and receive every such payment or distribution; (iii) each Subordinated Creditor agrees to execute and deliver to the Administrative Agent or its representative all such further instruments confirming the authorization referred to in the foregoing clause (ii) as Administrative Agent may reasonably request; and (iv) each Subordinated Creditor agrees to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Indebtedness reasonably requested by the Administrative Agent in connection with any such Proceeding and irrevocably authorizes, empowers and appoints the Administrative Agent its agent and attorney-in-fact to (A) execute, verify, deliver and file such proofs of claim upon the failure of such Subordinated Creditor promptly to do so (and in any event prior to ten (10) days before the expiration of the time to file any such proof) and (B) vote such claim in any such Proceeding upon the failure of such Subordinated Creditor to do so prior to ten (10) days before the expiration of time to vote any such claim; provided that the Administrative Agent shall have no obligation to execute, verify, deliver, and/or file any such proof of claim and/or vote any such claim. In the event that the Administrative Agent votes any claim in accordance with the authority granted hereby, no Subordinated Creditor shall be entitled to change or withdraw such vote. The Senior Indebtedness shall continue to be treated as Senior Indebtedness and the provisions of these Agreed Subordination Terms shall continue to govern the relative rights and priorities of the Senior Creditors and the Subordinated Creditors even if all or part of the Senior Indebtedness are subordinated, set aside, avoided or disallowed in connection with any such Proceeding and these Agreed Subordination Terms shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of the Senior Indebtedness or any representative of such holder.

2.4	Incorrect Payments. If any payment (whether made in cash, securities or other property) not permitted under these Agreed Subordination Terms is received by a Subordinated Creditor on account of the Subordinated Indebtedness during a Subordination Activation Period before all Senior Indebtedness is Paid in Full, such payment shall be held in trust by such Subordinated Creditor for the benefit of the Senior Creditors and shall be paid over to the Administrative Agent, for application to the Senior Indebtedness then remaining unpaid, until the end of such Subordination Activation Period.

2.5

Sale, Transfer. Each Subordinated Creditor agrees that it shall not sell, assign, dispose of or otherwise transfer all or any portion of the Subordinated Indebtedness to any other OZ Subsidiary (or, during a Subordination Activation Period, to any Person) unless the assignee shall have executed an agreement in writing in favor of the Senior Creditors agreeing to be bound by the provisions hereof in the same manner and to the same extent as the assigning Subordinated Creditor and shall provide an executed copy of such agreement (which executed copy shall include an address for notices to the assignee) to the Administrative Agent. In the event a Subordinated Creditor shall fail to comply with

EXHIBIT H-3

this section, the subordination effected hereby shall survive any sale, assignment, disposition or other transfer of all or any portion of the Subordinated Indebtedness held by such Subordinated Creditor, and the terms of these Agreed Subordination Terms shall be binding upon the successors and assigns of such Subordinated Creditor, as provided in Section 6 below.

2.6	Restriction on Action by Subordinated Creditors. During a Subordination Activation Period, until all Senior Indebtedness is Paid in Full and not withstanding anything contained in the Subordinated Indebtedness Documents, the Credit Agreement, or any other Credit Documents to the contrary, no Subordinated Creditor shall, without the prior written consent of the Administrative Agent, take any action to collect or enforce payment or, except as provided hereafter, accelerate any of the Subordinated Indebtedness, exercise any of the rights or remedies with respect to the Subordinated Indebtedness set forth in any of the Subordinated Indebtedness Documents or that otherwise may be available to such Subordinated Creditor, either at law or in equity, by judicial proceedings or otherwise; provided that the foregoing will not prevent a Subordinated Creditor from (i) accelerating any of the Subordinated Indebtedness if in any Proceeding (other than a Proceeding initiated by a Subordinated Creditor) it is necessary for such Subordinated Creditor to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Subordinated Indebtedness and (ii) filing such other papers or documents as may be necessary or advisable in order to have the claims of such Subordinated Creditor allowed in such Proceeding. Outside of a Subordination Activation Period, no Subordinated Creditor shall bring, commence, cause to be commenced, institute, prosecute, or participate in any lawsuit, action, or proceeding, whether private, judicial, equitable, administrative or otherwise to enforce its rights or interests in respect of the Subordinated Debt.

3.	Effectiveness of these Agreed Subordination Terms; Modifications to Senior Indebtedness

These Agreed Subordination Terms shall be deemed to be a contract among the Senior Creditors, the Subordinated Creditors and the Obligors to the same extent as if all such parties had executed and delivered an agreement containing these Agreed Subordination Terms. The terms of these Agreed Subordination Terms, the subordination effected hereby, and the rights and the obligations of the Subordinated Creditors and the Senior Creditors arising hereunder, shall not be affected, modified or impaired in any manner or to any extent by: (a) any amendment or modification of or supplement to the Credit Agreement, or any other Credit Document or any Subordinated Indebtedness Document (other than these Agreed Subordination Terms); (b) the validity or enforceability of any of such agreements, documents or instruments (other than by the termination of these Agreed Subordination Terms upon the Payment in Full of the Senior Indebtedness); or (c) any exercise or non-exercise of any right, power or remedy under or in respect of the Senior Indebtedness or the Subordinated Indebtedness or any of the agreements, documents or instruments referred to in clause (a) above. The Senior Creditors together with the Obligors may at any time and from time to time without the consent of or notice to any Subordinated Creditor, without incurring liability to any Subordinated Creditor and without impairing or releasing the obligations of any Subordinated Creditor under these Agreed Subordination Terms, change the manner or place of payment or extend the

EXHIBIT H-4

time of payment of or refinance, renew, add or alter any Senior Indebtedness (including increasing the principal amount thereof, interest applicable thereto or any fee or charges), or amend, supplement, amend and restate or otherwise modify in any manner any Credit Document or any of the provisions therein contained (including, without limitation, any covenants or default provisions).

4.	Modification

Any modification or waiver of any provision of these Agreed Subordination Terms, or any consent to any departure by the Senior Creditors or the Subordinated Creditors therefrom, shall not be effective in any event unless the same is in writing and signed by the Administrative Agent, the Obligors and each Subordinated Creditor subject hereto, and then such modification, waiver or consent shall be effective only in the specific instance and for the specific purpose given. Any notice to or demand on a Subordinated Creditor in any event not specifically required of the Senior Creditors (or a representative thereof) hereunder shall not entitle such Subordinated Creditor to any other or further notice or demand in the same, similar or other circumstances unless specifically required hereunder.

5.	Additional Documents and Actions

Each Subordinated Creditor at any time, and from time to time, after the execution and delivery of these Agreed Subordination Terms, upon the reasonable request of the Administrative Agent and at the expense of the Obligors, promptly will execute and deliver such further documents and do such further acts and things as the Administrative Agent may reasonably request in order to effect fully the terms of these Agreed Subordination Terms.

6.	Successors and Assigns

These Agreed Subordination Terms shall inure to the benefit of the successors and assigns of the Senior Creditors and, except as provided in Section 2.5, shall be binding upon the successors and assigns of the Subordinated Creditors and the Obligors.

7.	Defines Rights of Creditors; Subrogation

7.1	Rights of Creditors. The provisions of these Agreed Subordination Terms are solely for the purpose of defining the relative rights of the Subordinated Creditors and the Senior Creditors and shall not be deemed to create any rights or priorities in favor of any other Person, including, without limitation, any Obligor.

7.2

Subrogation. In the event and to the extent cash, property or securities otherwise payable or deliverable to the holders of the Subordinated Indebtedness shall have been applied pursuant to these Agreed Subordination Terms to the payment of Senior Indebtedness, then and in each such event, the holders of the Subordinated Indebtedness shall be subrogated to the rights of each holder of the Senior Indebtedness to receive any further payment or distribution in respect of or applicable to the Senior Indebtedness; provided, however, that the holders of the Subordinated Indebtedness agree not to assert or enforce any such rights of subrogation it may acquire as a result of any such payment

EXHIBIT H-5

or distribution during a Subordination Activation Period until the earlier of (i) Payment in Full of all Senior Indebtedness and (ii) the end of such Subordination Activation Period. For the purposes of such subrogation, no payment or distribution to the holders of the Senior Indebtedness of any cash, property or securities to which any holder of the Subordinated Indebtedness would be entitled except for the provisions of these Agreed Subordination Terms shall, and no payment over pursuant to the provisions of these Agreed Subordination Terms to the holders of the Senior Indebtedness by the holders of the Subordinated Indebtedness shall, as between any Obligor and its creditors other than the holders of the Senior Indebtedness and the holders of the Subordinated Indebtedness, be deemed to be a payment by such Obligor to or on account of the Senior Indebtedness.

8.	Conflict

In the event of any conflict between any term, covenant or condition of these Agreed Subordination Terms and any term, covenant or condition of any of the Subordinated Indebtedness Documents, the provisions of these Agreed Subordination Terms shall control and govern. For purposes of this Section 8, to the extent that any provisions of any of the Subordinated Indebtedness Documents provide rights, remedies and benefits to the Senior Creditors that exceed the rights, remedies and benefits provided to the Senior Creditors under these Agreed Subordination Terms, such provisions of the applicable Subordinated Indebtedness Documents shall be deemed to supplement (and not to conflict with) the provisions hereof.

9.	Termination

These Agreed Subordination Terms shall terminate upon the Payment in Full of the Senior Indebtedness.

10.	No Contest of Senior Indebtedness; No Security for Subordinated Indebtedness

Each Subordinated Creditor agrees that it will not at any time contest the validity, perfection, priority or enforceability of the Senior Indebtedness or accept or take any Lien or any collateral security for the Subordinated Indebtedness.

11.	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial

11.1	Governing Law. THESE AGREED SUBORDINATION TERMS AND THE RIGHTS AND OBLIGATIONS OF ANY SENIOR CREDITORS, SUBORDINATED CREDITORS OR OBLIGORS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

11.2

Consent to Jurisdiction. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY SENIOR CREDITOR, SUBORDINATED CREDITOR OR OBLIGOR ARISING OUT OF OR RELATING HERETO SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. EACH OBLIGOR AND SUBORDINATED CREDITOR, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A)

EXHIBIT H-6

ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE OBLIGOR OR SUBORDINATED CREDITOR, AS THE CASE MAY BE, AT ITS ADDRESS PROVIDED IN THE CREDIT DOCUMENTS OR TO THE ADMINISTRATIVE AGENT FROM TIME TO TIME; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE OBLIGOR OR SUBORDINATED CREDITOR, AS THE CASE MAY BE, IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT SENIOR CREDITORS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY OBLIGOR OR SUBORDINATED CREDITOR IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE ENFORCEMENT OF ANY JUDGMENT.

11.3	WAIVER OF JURY TRIAL. EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER HEREOF, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION AND EXECUTED BY EACH OF SENIOR CREDITORS, SUBORDINATED CREDITORS AND OBLIGORS), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE SUBJECT MATTER HEREOF. IN THE EVENT OF LITIGATION, THESE AGREED SUBORDINATION TERMS MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

EXHIBIT H-7

EXHIBIT I TO

CREDIT AND GUARANTY AGREEMENT

FORM OF RECONCILIATION STATEMENT

UNAUDITED RECONCILIATION OF FINANCIAL DATA

The following tables present the historical unaudited financial information for the Och-Ziff Operating Group and its consolidated subsidiaries as of and for the [year-to-date] ended [•]. The Och-Ziff Operating Group does not report audited or unaudited financial information on a stand-alone basis. Accordingly, the financial data presented herein for the Och-Ziff Operating Group and its consolidated subsidiaries has been reconciled to Och-Ziff Capital Management Group LLC’s financial statements for the relevant periods.

You should read this data in conjunction with Och-Ziff Capital Management Group LLC’s financial statements and the related notes incorporated by reference herein.

EXHIBIT I-1

[Period] Ended [•]
	Och-Ziff Operating Group	Consolidated Och-Ziff Funds and Related Eliminations	Other(1)	Och-Ziff Capital Management Group LLC Consolidated
(dollars in thousands)
Revenues
Management fees	$	$	$	$
Incentive income
Other revenues
Income of consolidated Och-Ziff funds

Total Revenues

Expenses
Compensation and benefits
Reorganization expenses
Interest expense
General, administrative and other
Expenses of consolidated Och-Ziff funds

Total Expenses

Other Income
Net gains on investments in Och-Ziff funds and joint ventures
Net gains of consolidated Och-Ziff funds

Total Other Income

Income Before Income Taxes
Income taxes

Consolidated and Total Comprehensive Net Income	$	$	$	$

Allocation of Consolidated and Total Comprehensive Net Income
Class A Shareholders	$	$	$	$
Noncontrolling interests
Redeemable noncontrolling interests

	$	$	$	$

(1)	Includes amounts related to entities not included in the Och-Ziff Operating Group or the consolidated Och-Ziff funds, including related eliminations.

EXHIBIT I-2

As of [•]
	Och-Ziff Operating Group	Consolidated Och-Ziff Funds and Related Eliminations	Other(1)	Och-Ziff Capital Management Group LLC Consolidated
(dollars in thousands)
Assets
Cash and cash equivalents	$	$	$	$
Income and fees receivable
Due from related parties
Deferred income tax assets
Other assets, net
Assets of consolidated Och-Ziff funds:
Investments, at fair value
Other assets of Och-Ziff funds

Total Assets	$	$	$	$

Liabilities and Shareholders’ Equity
Liabilities
Due to related parties	$	$	$	$
Debt obligations
Compensation payable
Other liabilities
Liabilities of consolidated Och-Ziff funds:
Notes payable of consolidated CLOs, at fair value
Securities sold under agreements to repurchase
Other liabilities of Och-Ziff funds

Total Liabilities

Redeemable Noncontrolling Interests
Shareholders’ Equity
Class A Shares, no par value
Class B Shares, no par value
Paid-in capital
Appropriated retained earnings
Retained earnings (accumulated deficit)

Shareholders’ equity (deficit) attributable to Class A Shareholders
Shareholders’ equity attributable to noncontrolling interests

Total Shareholders’ Equity

Total Liabilities, Redeemable Noncontrolling Interests and Shareholders’ Equity	$	$	$	$

(1)	Includes amounts related to entities not included in the Och-Ziff Operating Group or the consolidated Och-Ziff funds, including related eliminations.

EXHIBIT I-3

EXHIBIT J TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

PERFECTION CERTIFICATE

Reference is hereby made to (i) that certain Pledge and Security Agreement, dated as of April 10, 2018 (the “Security Agreement”), among OZ Management LP, a Delaware limited partnership (the “Borrower”), the Grantors party thereto (collectively, the “Guarantors” and collectively, with the Borrower, the “Credit Parties,” and each, a “Credit Party”) and the Collateral Agent (as hereinafter defined) and (ii) that certain Credit and Guaranty Agreement dated as of April 10, 2018 (the “Credit Agreement”) among the Borrower, the Guarantors, certain other parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Security Agreement, as applicable.

The undersigned hereby certify, solely in their capacity as an officer of each Credit Party, and not in their individual capacity, to the Administrative Agent as follows:

1. Names.

(a) The exact legal name of each Credit Party, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule 1(a). Each Credit Party is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the organizational identification number, if any, of each Credit Party that is a registered organization and the jurisdiction of formation of each Credit Party.

(b) Set forth in Schedule 1(b) hereto is a list of any other corporate or organizational names each Credit Party (or any other business or organization to which each Credit Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise) has had in the past five years, together with the date of the relevant change.

(c) Set forth in Schedule 1(c) is a list of all other names used by each Credit Party on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule 1(c), no Credit Party has changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. The chief executive office of each Credit Party is located at the address set forth in Schedule 2 hereto.

3. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described in Schedule 3 attached hereto, all of the Collateral within the past five (5) years has been originated by each Credit Party in the ordinary course of business or consists of goods which have been acquired by such Credit Party in the ordinary course of business from a person in the business of selling goods of that kind.

4. File Search Reports. Attached hereto as Schedule 4 is a true and accurate summary of file search reports from (A) the Uniform Commercial Code filing offices (i) in each jurisdiction identified in Schedule 1(a) with respect to each legal name set forth in Schedule 1(a) and (ii) in each jurisdiction described in Schedule 1(c) or Schedule 3 relating to any of the transactions described in Schedule (1)(c) or Schedule 3 with respect to each legal name of the person or entity from which each Credit Party purchased or otherwise acquired any of the Collateral and (B) each jurisdiction described on Schedule 2 with respect to judgement and tax liens, bankruptcies and pending lawsuits. A true copy of each financing statement, judgment and tax liens, bankruptcy and pending lawsuits or other filing identified in such file search reports has been delivered to the Collateral Agent.

5. UCC Filings. The financing statements (duly authorized by each Credit Party constituting the debtor therein), including the indications of the collateral, attached as Schedule 5 relating to the Security Agreement, are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereof.

6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule of (i) the appropriate filing offices for the financing statements attached hereto as Schedule 5, and (ii) any other actions required to create, preserve, protect and perfect the security interests in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents. No other filings or actions are required to create, preserve, protect and perfect the security interests in the United States in the Collateral granted to the Collateral Agent pursuant to the Collateral Documents.

7. Location of Certain Inventory and Equipment. Attached hereto as Schedule 7 is the name and address of any warehouseman, bailee or other third party in possession of any Inventory, Equipment and other tangible personal property having an aggregate fair market value of $10,000 or more.

8. [Reserved]

9. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 9 is a true and correct list of each Grantor’s Pledged Equity Interests that constitute Collateral.

10. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 10 is a true and correct list of all indebtedness for borrowed money owed to each Grantor, evidenced by any Instrument in excess of $1,000,000 individually or $2,500,000 in the aggregate held by each Grantor.

11. Intellectual Property. (a) Attached hereto as Schedule 11(a) is a schedule setting forth all of each Credit Party’s Patents and Trademarks (each as defined in the Security Agreement) (excluding Internet domain name registrations) applied for or registered with the United States Patent and Trademark Office, and all other Patents and Trademarks (each as defined in the Security Agreement) applied for or registered with an equivalent office or registrar in a foreign jurisdiction, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each such Patent or Trademark owned by each Credit Party.

(b) Attached hereto as Schedule 11(b) is a schedule setting forth all of each Credit Party’s United States registered Copyrights (each as defined in the Security Agreement), and all other Copyrights, including the name of the registered owner and the registration number of each such Copyright owned by each Credit Party.

12. Commercial Tort Claims. Attached hereto as Schedule 12 is a true and correct list of all Commercial Tort Claims in excess of $1,000,000 individually or $5,000,000 in the aggregate held by each Credit Party, including a brief description thereof.

13. Deposit Accounts, Securities Accounts and Commodity Accounts. Attached hereto as Schedule 13 is a true and complete list of all Deposit Accounts, Securities Accounts and Commodity Accounts maintained by each Credit Party, including the name of each institution where each such account is held, the name of each such account and the name of each entity that holds each account.

14. Letter-of-Credit Rights. Attached hereto as Schedule 14 is a true and correct list of all Letters of Credit issued in favor of each Credit Party, as beneficiary thereunder in excess of $1,000,000 individually or $5,000,000 in the aggregate.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of the date first written above.

OZ MANAGEMENT LP

By:
Name:
Title:

OZ ADVISORS I LP

By:
Name:
Title:

OZ ADVISORS II LP

By:
Name:
Title:

Schedule 1(a)

Legal Names, Etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	State of Formation

Schedule 1(b)

Prior Organizational Names

Schedule 1(c)

Other Names on IRS Filings; Changes in Jurisdiction

Schedule 2

Chief Executive Offices

Company/Subsidiary	Address	County	State

Schedule 3

Extraordinary Transactions

Schedule 4

File Search Reports

See attached.

Schedule 5

Copy of Financing Statements To Be Filed

See attached.

Schedule 6

Filings/Filing Offices

Type of Filing	Entity	Applicable Collateral Document [Mortgage, Security Agreement or Other]	Jurisdictions

Schedule 7

WAREHOUSEMAN, BAILEES AND OTHER THIRD PARTIES IN POSSESSION OF COLLATERAL

Schedule 8

[Reserved]

Schedule 9

Pledged Equity

Current Legal Entities Owned	Record Owner	Certificate No.	No. Shares/Interest	Percent Pledged

Schedule 10

Pledged Debt

Schedule 11(a)

Patents and Trademarks

UNITED STATES PATENTS:

None.

UNITED STATES TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	TRADEMARK

OTHER TRADEMARKS:

Registrations:

OWNER	REGISTRATION NUMBER	COUNTRY/STATE	TRADEMARK

Applications:

OWNER	APPLICATION NUMBER	COUNTRY/STATE	TRADEMARK

Schedule 11(b)

Copyrights

Schedule 12

Commercial Tort Claims

Schedule 13

Deposit Accounts

Owner	Type Of Account	Bank	Account Numbers	Excluded Asset

Securities Accounts

Owner	Type Of Account	Intermediary	Account Numbers	Excluded Asset

Schedule 14

Letter of Credit Rights

EXHIBIT J-1

EXHIBIT K TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

SECURITY AGREEMENT

[See attached.]

PLEDGE AND SECURITY AGREEMENT

dated as of [            ]

among

EACH OF THE GRANTORS PARTY HERETO

and

JPMORGAN CHASE BANK, NA.,

as Administrative Agent

-i-

Section 10.	ADMINISTRATIVE AGENT	28
Section 11.	CONTINUING SECURITY INTEREST; TRANSFER OF LOANS	28
Section 12.	STANDARD OF CARE; ADMINISTRATIVE AGENT MAY PERFORM	29
Section 13.	MISCELLANEOUS	29

SCHEDULE 1.1(B) — INVESTMENT MANAGEMENT AGREEMENTS

SCHEDULE 1.1(C) — LPAS

SCHEDULE 2.2(A) — OZ FUNDS

EXHIBIT A — PLEDGE SUPPLEMENT

EXHIBIT B — TRADEMARK SECURITY AGREEMENT

EXHIBIT C — COPYRIGHT SECURITY AGREEMENT

EXHIBIT D — PATENT SECURITY AGREEMENT

-ii-

This PLEDGE AND SECURITY AGREEMENT, dated as of [                ] (this “Agreement”), is entered into by and among OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), certain other Guarantors party hereto from time to time, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each, a “Grantor”), and JPMORGAN CHASE BANK, N.A. (“JPM”), as agent for the Secured Parties (as herein defined) pursuant to the Credit Agreement (as herein defined) (in such capacity, together with its successors and permitted assigns, “Administrative Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of [                ] (as hereafter amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, Advisors, Advisors II and certain other Guarantors party thereto from time to time, as Guarantors, the lenders party thereto from time to time (the “Lenders”) and JPM, as Administrative Agent;

WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders as set forth in the Credit Agreement, each Grantor has agreed to secure such Grantor’s Obligations under the Credit Documents; and

WHEREAS, it is a condition to the making of Initial Term Loans to the Borrower and the other extensions of credit under the Credit Agreement that each Grantor shall have executed and delivered this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and Administrative Agent agree as follows:

SECTION 1. DEFINITIONS; GRANT OF SECURITY.

1.1. General Definitions. In this Agreement, the following terms shall have the following meanings:

“Additional Grantors” shall have the meaning assigned in Section 7.3.

“Administrative Agent” shall have the meaning set forth in the preamble.

“Advisors” shall have the meaning set forth in the preamble.

“Advisors II” shall have the meaning set forth in the preamble.

“Agreement” shall have the meaning set forth in the preamble.

“Assigned Agreements” shall mean all agreements and contracts to which such Grantor is a party as of the date hereof, or to which such Grantor becomes a party after the date hereof, as each such agreement may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms of the Credit Agreement.

“Borrower” shall have the meaning set forth in the preamble.

“Cash Proceeds” shall have the meaning assigned in Section 9.7.

“Collateral” shall have the meaning assigned in Section 2.1.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, supplier lists, blueprints, technical specifications, manuals, computer software and related documentation, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.

“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.

“Commodity Accounts” shall mean (i) all accounts identified on Schedule 13 to the Perfection Certificate under the heading “Commodity Accounts” (as such schedule may be amended, restated, supplemented or otherwise modified from time to time) and (ii) any “commodity account” (as such term is defined in the UCC) created or acquired after the date hereof that is owned by or maintained for the benefit of a Grantor.

“Control” shall mean: (i) in the case of each Deposit Account, “control,” as such term is defined in Section 9-104 of the UCC, (ii) with respect to any Securities Accounts, Security Entitlements, Commodity Contract or Commodity Account, control within the meaning of Section 9-106 of the UCC, (iii) with respect to any Uncertificated Securities, control within the meaning of Section 8-106(c) of the UCC, (iv) with respect to any Certificated Security, control within the meaning of Section 8-106(a) or (b) of the UCC, (v) with respect to any Electronic Chattel Paper, control within the meaning of Section 9-105 of the UCC and (vi) with respect to any “transferable record” (as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), control within the meaning of Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in the jurisdiction relevant to such transferable record.

“Copyright Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to Copyrights or otherwise providing for a covenant not to sue (whether such Grantor is licensee or licensor thereunder).

“Copyrights” shall mean all United States and foreign copyrights (including Community designs), including but not limited to copyrights in software and all copyrights in and to databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, moral rights, reversionary interests, termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications required to be listed in Schedule 11(b) to the Perfection Certificate under the heading “Copyrights” (as such schedule may be amended, restated, supplemented or otherwise modified from time to time) and (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Deposit Accounts” shall mean (i) all accounts identified in Schedule 13 to the Perfection Certificate under the heading “Deposit Accounts” (as such schedule may be amended, restated, supplemented or otherwise modified from time to time) and (ii) any “deposit account” (as such term is defined in the UCC) created or acquired after the date hereof that is owned by or maintained for the benefit of a Grantor.

“Deposit Account Control Agreement” shall mean an agreement in a form that is reasonably satisfactory to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Deposit Account.

“Domestic LPA” shall mean any LPA of any OZ Fund organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Effective Date” shall mean the date hereof.

“Equity Interests” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Excluded Asset” shall mean any asset of any Grantor excluded from the security interest hereunder by virtue of Section 2.2 hereof but only to the extent, and for so long as, so excluded thereunder.

“Foreign Holding Company” shall mean any Domestic Subsidiary that has no material assets other than Equity Interests issued by Foreign Subsidiaries that are CFCs.

“Grantor” shall have the meaning set forth in the preamble.

“Incentive Allocation” shall have the meaning given to such term in each LPA in which such term is used.

“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether Administrative Agent is the loss payee thereof) and (ii) any key man life insurance policies.

“Intellectual Property” shall mean, collectively, the Copyrights, the Patents, the Trademarks, the Trade Secrets.

“Intellectual Property Licenses” shall mean, collectively, the Copyright Licenses, Patent Licenses, Trademark Licenses and Trade Secret Licenses.

“Investment Accounts” shall mean Securities Accounts, Commodity Accounts and Deposit Accounts.

“Investment Management Agreement” shall mean (i) each agreement identified in Schedule 1.1(B) hereto (as such schedule may be amended, restated, supplemented or otherwise modified from time to time) and (ii) any agreement entered into after the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time) between Borrower and one or more Persons, which agreement is identified as an “Investment Management Agreement” or “Investment Advisory Agreement” in the title thereof.

“Investment Related Property” shall mean: (i) all “securities” (as such term is defined in Article 9 of the UCC), Security Entitlements, Security Accounts, Commodity Contracts and Commodity Accounts and (ii) all of the following (regardless of whether classified as investment property under the UCC): all Pledged Equity Interests, Pledged Debt, Investment Accounts and certificates of deposit.

“IP-Related Rights” shall mean (i) the right to sue for past, present and future infringement, dilution, misappropriation, breach or other violation of any Intellectual Property or Intellectual Property Licenses, and (ii) all Proceeds of any Intellectual Property or the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit.

“Lenders” shall have the meaning set forth in the recitals.

“LPA” shall mean (i) each agreement identified in Schedule 1.1(C) hereto (as such schedule may be amended, restated, supplemented or otherwise modified from time to time) and (ii) each limited partnership agreement, memorandum and articles of association or other organizational document entered into by a Grantor, as an equity holder or general partner, after the date hereof (as the same may be amended, restated, supplemented or otherwise modified).

“Management Fees” shall have the meaning given to such term in each LPA in which such term is used.

“Patent Licenses” shall mean all agreements, licenses and covenants providing for the granting of any right in or to Patents or otherwise providing for a covenant not to sue (whether such Grantor is licensee or licensor thereunder).

“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application required to be listed in Schedule 11(a) to the Perfection Certificate under the heading “Patents” (as such schedule may be amended, restated, supplemented or otherwise modified from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof and (iii) all rights corresponding thereto throughout the world.

“Pledged Debt” shall mean all indebtedness for borrowed money owed to such Grantor, whether or not evidenced by any Instrument, including, without limitation, all indebtedness described in Schedule 10 to the Perfection Certificate (as such schedule may be amended, restated, supplemented or otherwise modified from time to time), issued by the obligors named therein, the instruments, if any, evidencing any of the foregoing, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing.

“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and any other participation or interests in any equity or profits of any business entity including, without limitation, any trust.

“Pledged LLC Interests” shall mean all interests in any limited liability company and each series thereof including, without limitation, all limited liability company interests listed in Schedule 9 to the Perfection Certificate (as such schedule may be amended, restated, supplemented or otherwise modified from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.

“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership including, without limitation, all partnership interests listed in Schedule 9 to the Perfection Certificate (as such schedule may be amended, restated, supplemented or otherwise modified from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.

“Pledged Stock” shall mean all shares of capital stock owned by such Grantor, including, without limitation, all shares of capital stock described in Schedule 9 to the Perfection Certificate (as such schedule may be amended, restated, supplemented or otherwise modified from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.

“Pledge Supplement” shall mean any supplement to this agreement substantially in the form of Exhibit A hereto or such other form as the Borrower and the Administrative Agent shall otherwise agree.

“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, including, without limitation, all such rights, if any, to payment under the Domestic LPAs and all rights to Management Fees and Incentive Allocations, together with all rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.

“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of such Grantor or any computer bureau or agent from time to time acting for such Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors, secured parties or agents thereof, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda relating thereto and (v) all other written forms of information related in any way to the foregoing or any Receivable.

“Secured Obligations” shall have the meaning assigned in Section 3.1.

“Securities” shall mean any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Accounts” shall mean (i) all accounts identified on Schedule 13 to the Perfection Certificate hereto under the heading “Securities Accounts” (as such schedule may be amended, restated, supplemented or otherwise modified from time to time) and (ii) any “securities account” (as such term is defined in the UCC) created or acquired after the date hereof that is owned by or maintained for the benefit of a Grantor.

“Trademark Licenses” shall mean any and all agreements, licenses and covenants providing for the granting of any right in or to Trademarks or otherwise providing for a covenant not to sue or governing co-existence (whether such Grantor is licensee or licensor thereunder).

“Trademarks” shall mean all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, trade dress, logos, other source or business identifiers and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to: (i) the registrations and applications referred to in Schedule 11(a) to the Perfection Certificate under the heading “Trademarks”(as such schedule may be amended, restated, supplemented or otherwise modified from time to time), (ii) all renewals of any of the foregoing, and (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing.

“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder).

“Trade Secrets” shall mean all trade secrets and all other confidential and proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of, or remedies with respect to, any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such perfection, priority or remedies.

“United States” shall mean the United States of America.

1.2. Definitions; Interpretation In this Agreement, the following capitalized terms shall have the meaning given to them in the UCC (and, if defined in more than one Article of the UCC, shall have the meaning given in Article 9 thereof): Account, Account Debtor, Bank, Certificated Security, Chattel Paper, Commercial Tort Claims, Commodity Contract, Document, Entitlement Order, Equipment, Electronic Chattel Paper, General Intangibles, Goods, Instrument, Inventory, Letter-of-Credit Rights, Money, Proceeds, Record, Securities Intermediary, Security Certificate, Security Entitlement, Supporting Obligations, Tangible Chattel Paper and Uncertificated Security.

(b) All other capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. Unless the context requires otherwise, any definition of or reference to any Credit Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, restated, supplemented or otherwise modified and (b) any reference herein to any person shall be construed to include such person’s successors and assigns. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The terms lease and license shall include sub-lease and sub-license, as applicable. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC.

SECTION 2. GRANT OF SECURITY.

2.1. Grant of Security Each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following personal property, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of the foregoing being collectively referred to as the “Collateral”):

(a) all Accounts;

(b) all Assigned Agreements;

(c) all Chattel Paper;

(d) all Documents;

(e) all General Intangibles;

(f) all Goods (including, without limitation, Inventory and Equipment);

(g) all Instruments;

(h) all Insurance;

(i) all Intellectual Property, Intellectual Property Licenses and IP-Related Rights;

(j) all Investment Related Property (including, without limitation, Deposit Accounts);

(k) all Letter-of-Credit Rights;

(l) all Commercial Tort Claims set forth on Schedule 12 of the Perfection Certificate (as supplemented from time to time or in any Perfection Certificate Supplement);

(m) all Money;

(n) all Receivables and Receivable Records;

(o) all other personal property of any kind and all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(p) all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

2.2. Certain Limited Exclusions Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to:

(a) any lease, license, contract or agreement to which any Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to such Grantor, or (ii) a term, provision or condition of any such lease, license, contract, property right or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that the Collateral shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (i) or (ii) above; provided, further, that the exclusions referred to in clause (a) of this Section 2.2 shall not include any Proceeds of any such lease, license, contract or agreement;

(b) any of the outstanding voting capital stock or other voting equity interests of a CFC in excess of 65% of the voting power of all classes of capital stock or other equity interests of such CFC entitled to vote;

(c) any of the outstanding voting capital stock or other voting equity interest of a Foreign Holding Company in excess of 65% of the voting power of all classes of capital stock or other equity interest of such Foreign Holding Company entitled to vote;

(d) any of the outstanding Equity Interests of (i)(x) any OZ Fund, including, without limitation, any OZ Fund listed on Schedule 2.2(A), or any entity that becomes an OZ Fund, and (y) any Subsidiaries of any such entities, (ii) any OZ Fund created after the date hereof and all Subsidiaries of such entities, (iii) any Joint Ventures and non-wholly owned Subsidiaries of any Grantor which cannot be pledged without the consent of one or more third parties (other than a Grantor) and any Subsidiaries of such Joint Ventures or non-wholly owned Subsidiaries; and (iv) any Subsidiary that is not a Domestic Subsidiary of any Grantor created or acquired after the date hereof;

(e) (i) all of the assets of any Qualified Risk Retention Subsidiary and (ii) the Equity Interests of any Qualified Risk Retention Subsidiary to the extent that such Equity Interest of such Qualified Risk Retention Subsidiary is pledged in connection with Indebtedness incurred pursuant to Section 6.01(v)(i) of the Credit Agreement; pursuant to which the Administrative Agent hereby agrees to automatically release or subordinate the Lien granted to it or held by it in accordance with Section 9.10(c)(iv) of the Credit Agreement;

(f) (i) all of the assets of any Alternative Investment Subsidiary and (ii) the Equity Interests of any Alternative Investment Subsidiary to the extent that such Equity Interest of such Alternative Investment Subsidiary is pledged in connection with Indebtedness incurred pursuant to Section 6.01(w)(i) of the Credit Agreement; pursuant to which the Administrative Agent hereby agrees to automatically release or subordinate the Lien granted to it or held by it in accordance with Section 9.10(c)(iv) of the Credit Agreement;

(g) any right, title and interest in and to the Investment Management Agreements and the LPAs (other than (x) all of Borrower’s and the other Grantors’ rights, if any, to payment under the Investment Management Agreements and the LPAs and (y) all rights of any Grantor to Management Fees and Incentive Allocations), and for the avoidance of doubt, the Collateral shall include and the security interest shall attach to the economic value of the Investment Management Agreements and the LPAs and the right to receive all monies, consideration and proceeds derived from or in connection with the sale, assignment or transfer of the Investment Management Agreements and the LPAs;

(h) any applications for trademarks and service marks filed in the U.S. Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section 1(b), to the extent that the grant of a security interest therein would impair the validity or enforceability of such application or any registration that issues from such intent-to-use trademark or service mark application, unless and until evidence of use of the mark in interstate commerce is submitted to the U.S. Patent and Trademark Office pursuant to 15 U.S.C. § 1051 Section l(c) or l(d), at which point the Collateral shall include, and the security interest granted hereunder shall attach to, such application;

(i) motor vehicles and other goods subject to a certificate of title statute in any jurisdiction;

(j) pledges and security interests prohibited by applicable law, rule or regulation (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable provisions of the Uniform Commercial Code and other applicable law) or which could require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received), in each case, after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code and other applicable law;

(k) any Letter of Credit Right to the extent that a lien thereon cannot be perfected by the filing of a Uniform Commercial Code financing statement;

(l) governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti assignment provisions of the Uniform Commercial Code and other applicable law;

(m) any property acquired after the Closing Date that is subject to a Permitted Lien of the type described in Section 6.02(a) of the Credit Agreement for so long as the contract or other agreement governing such Lien is permitted under the Credit Agreement and prohibits the creation of any other security interest on such property, except to the extent such prohibition is rendered ineffective after giving effect to applicable anti-assignment provisions of the Uniform Commercial Code and other applicable law;

(n) Deposit Accounts, Securities Accounts and Commodities Accounts consisting of and maintained solely as tax, payroll, healthcare, employee wage or benefit, fiduciary, escrow, defeasance, redemption and trust accounts for the benefit of unaffiliated third parties;

(o) Margin Stock;

(p) that certain Deposit Account, account number ending 134644999, maintained by Advisors at HSBC Bank USA, N.A. and all cash on deposit therein, to the extent and for so long as such account is used solely to hold cash used to cash collateralize letters of credit permitted pursuant to Section 6.01(q); and

(q) Equity Interests of any captive insurance companies, not-for-profit Subsidiaries, cooperatives, Immaterial Subsidiaries and special purpose entities;

provided, however, that notwithstanding the foregoing, the Collateral shall include and the security interest granted under Section 2.1 hereof shall attach to any Proceeds of any of the property referred to in this Section 2.2 unless such Proceeds would themselves not constitute Collateral pursuant to this Section 2.2.

SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.

3.1. Security for Obligations This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof)), of all Obligations with respect to every Grantor (collectively, the “Secured Obligations”).

3.2. Continuing Liability Under Collateral Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to Administrative Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests that constitute Collateral or Pledged LLC Interests that constitute Collateral, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither Administrative Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall Administrative Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests that constitute Collateral or Pledged LLC Interests that constitute Collateral, and (iii) the exercise by Administrative Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

SECTION 4. CERTAIN PERFECTION REQUIREMENTS

4.1. Delivery Requirements. Subject to Section 4.4 below, each Grantor shall, with respect to any Certificated Securities included in the Collateral, each Grantor shall deliver to Administrative Agent the Security Certificates evidencing such Certificated Securities duly indorsed by an effective indorsement (within the meaning of Section 8-107 of the UCC), or accompanied by share transfer powers or other instruments of transfer duly endorsed by such an effective endorsement, in each case, to Administrative Agent or in blank. In addition, each Grantor shall cause any certificates evidencing any Pledged Equity Interests that constitute Collateral, including, without limitation, any Pledged Partnership Interests that constitute Collateral or Pledged LLC Interests that constitute Collateral, to be similarly delivered to Administrative Agent regardless of whether such Pledged Equity Interests constitute Certificated Securities.

(b) With respect to any Instruments or Tangible Chattel Paper included in the Collateral in excess of $1,000,000 individually or $2,500,000 in the aggregate, each Grantor shall deliver to Administrative Agent all such Instruments or Tangible Chattel Paper to Administrative Agent duly indorsed in blank.

4.2. Control Requirements. With respect to any Deposit Accounts, Securities Accounts, Security Entitlements, Commodity Accounts and Commodity Contracts included in the Collateral, each Grantor shall ensure that Administrative Agent has Control thereof. With respect to any Securities Accounts or Securities Entitlements, such Control shall be accomplished by the Grantor causing the Securities Intermediary maintaining such Securities Account or Security Entitlement to enter into an agreement substantially in a form and substance reasonably acceptable to the Administrative Agent pursuant to which the Securities Intermediary shall agree to comply with Administrative Agent’s Entitlement Orders without further consent by such Grantor; provided, however, that Administrative Agent agrees not to issue any Entitlement Orders with respect to any Securities Account or Security Entitlement until the occurrence and during the continuance of an Event of Default. With respect to any Deposit Account, such Control shall be accomplished by such Grantor delivering a Deposit Account Control Agreement to the Administrative Agent; provided, however, that Administrative Agent agrees not to issue any instructions pursuant to such Deposit Account Control Agreements until the occurrence and during the continuance of an Event of Default. Notwithstanding the foregoing, Control shall not be required with respect to (x) Deposit Accounts, Securities Accounts and Commodity Accounts described in clause (n) of Section 2.2, (y) Deposit Accounts that are zero balance disbursement accounts that are swept daily to a Deposit Account subject to a Deposit Account Control Agreement and (z) other Deposit Accounts as long as the balance in any individual Deposit Account as of the close of each Business Day does not exceed $5,000,000 and the aggregate balance in all such other Deposit Accounts does not exceed $20,000,000 at the close of each Business Day.

(b) In the case of each Grantor which is an issuer of Pledged Equity Interests, such Grantor agrees to be bound by the terms of this Agreement relating to the Pledged Equity Interests issued by it and will comply with such terms insofar as such terms are applicable to it. In the case of each Grantor which is a partner, shareholder or member, as the case may be, in a partnership, limited liability company or other entity, such Grantor hereby consents to the extent required by the applicable Organizational Document to the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Equity Interests in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Equity Interests to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a substituted partner, shareholder or member in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, limited partner, shareholder or member, as the case may be.

4.3. Intellectual Property Recording Requirements In the case of any Collateral consisting of U.S. issuances of or applications for Patents, such Grantor shall execute and deliver to Administrative Agent a Patent Security Agreement in substantially the form of Exhibit D hereto (or a supplement thereto) covering all such Patents in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of Administrative Agent.

(b) In the case of any Collateral consisting of U.S. registrations or applications for registration of Trademarks in respect of U.S. Trademarks (excluding Internet domain names), such Grantor shall execute and deliver to Administrative Agent a Trademark Security Agreement in substantially the form of Exhibit B hereto (or a supplement thereto) covering all such Trademarks in appropriate form for recordation with the U.S. Patent and Trademark Office with respect to the security interest of Administrative Agent.

(c) In the case of any Collateral consisting of registered U.S. Copyrights and exclusive Copyright Licenses in respect of U.S. Copyrights for which any Grantor is the licensee, such Grantor shall execute and deliver to Administrative Agent a Copyright Security Agreement in substantially the form of Exhibit C hereto (or a supplement thereto) covering all such Copyrights and exclusive Copyright Licenses in appropriate form for recordation with the U.S. Copyright Office with respect to the security interest of Administrative Agent.

4.4. Timing and Notice With respect to any Collateral in existence on the Effective Date, each Grantor shall comply with the requirements of Section 4 on the date hereof, or such later date as contemplated by Section 5.09(a) of the Credit Agreement, and with respect to any Collateral hereafter owned or acquired each Grantor shall comply with such requirements concurrently with the delivery of a Perfection Certificate Supplement pursuant to Section 5.01(c)(ii) of the Credit Agreement (or such longer period as may be agreed to by the Administrative Agent in its sole discretion).

SECTION 5. REPRESENTATIONS AND WARRANTIES.

Each Grantor hereby represents and warrants that:

5.1. Grantor Information & Status. As of the Effective Date, Schedules 1(a) and 1(b) to the Perfection Certificate set forth under the appropriate headings: (1) the exact legal name of each Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, (2) the type of organization of such Grantor, (3) whether such Grantor is a registered organization, (4) the jurisdiction of formation of such Grantor, and (5) a list of any other corporate or organizational names such Grantor (or any other business or organization to which such Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise) has had in the past five years, together with the date of the relevant change;

(b) as of the Effective Date, except as provided in Schedule 1(c) to the Perfection Certificate, it has not changed its name used by such Grantor on any filings with the Internal Revenue Service, within the past five (5) years or changed its jurisdiction of organization at any time during the past four months;

(c) as of the Effective Date, Schedule 2 to the Perfection Certificate sets forth the chief executive office of such Grantor;

5.2. Collateral Identification, Special Collateral As of the Effective Date, the Perfection Certificate sets forth under the appropriate headings all of such Grantor’s: (1) Pledged Equity Interests that constitute Collateral (Schedule 9 to the Perfection Certificate), (2) Pledged Debt (Schedule 10 to the Perfection Certificate), (3) Securities Accounts (Schedule 13 to the Perfection Certificate), (4) Deposit Accounts that constitute Collateral (Schedule 13 to the Perfection Certificate), (5) Commodity Accounts (Schedule 13 to the Perfection Certificate), (6) all United States and foreign registrations of and applications for Patents, Trademarks (excluding Internet domain name registrations), and Copyrights owned by each Grantor (Schedules 11(a) and 11(b) to the Perfection Certificate), and (7) the name and address of any warehouseman, bailee or other third party in possession of any Inventory, Equipment and other tangible personal property having an aggregate fair market value of $100,000 or more (Schedule 7 to the Perfection Certificate); and

(b) as of the Effective Date, all information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral), including the Perfection Certificate and the schedules thereto, is accurate and complete in all material respects.

5.3. Ownership of Collateral and Absence of Other Liens Other than any financing statements filed in favor of Administrative Agent, no effective financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which duly authorized proper termination statements have been delivered to Administrative Agent for filing and (y) financing statements filed in connection with Permitted Liens.

5.4. Status of Security Interest Upon the filing of financing statements attached as Schedule 5 to the Perfection Certificate in the filing offices set forth opposite such Grantor’s name in Schedule 6 to the Perfection Certificate, the security interest of Administrative Agent in all Collateral that can be perfected by the filing of a financing statement under the Uniform Commercial Code as in effect in any jurisdiction will constitute valid, perfected, first priority Liens subject to any Permitted Liens with respect to Collateral. Each agreement purporting to give Administrative Agent Control over any Collateral is effective to establish Administrative Agent’s Control of the Collateral subject thereto;

(b) to the extent perfection or priority of the security interest in Patents, Trademarks, Copyrights and exclusive Copyright Licenses are not subject to Article 9 of the UCC and can be perfected by the filing of a security agreement with the United States Patent and Trademark Office or the United States Copyright Office, upon recordation of the security interests granted hereunder in issued, registered and applied-for Patents, Trademarks (excluding Internet domain names), Copyrights and exclusive Copyright Licenses in the applicable intellectual property registries, including but not limited to the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to Administrative Agent hereunder shall constitute valid, perfected, first priority Liens (subject to Permitted Liens). Notwithstanding anything to the contrary herein or in any other Credit Document, no Grantor shall be required to perfect the security interests created hereby in the issued, registered or applied-for Patents, Trademarks, Copyrights or exclusive Copyright Licenses by making any filings or taking any other actions in any jurisdiction outside the U.S.; and

(c) no authorization, consent, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or any other Person is required for either (i) the pledge or grant by any Grantor of the Liens purported to be created in favor of Administrative Agent hereunder or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the filings contemplated by clauses (a) and (b) above and (B) as may be required, in connection with the disposition of any Investment Related Property that constitutes Collateral, by laws generally affecting the offering and sale of Securities.

5.5. [Reserved]. Pledged Equity Interests, Investment Related Property it is the record and beneficial owner of the Pledged Equity Interests that constitute Collateral free of all Liens (other than Permitted Liens) and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests that constitute Collateral;

(b) no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or priority status of the security interest of Administrative Agent in any Pledged Equity Interests that constitute Collateral or the exercise by Administrative Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof except such as have been obtained; and

(c) none of the Pledged LLC Interests of any OZ Subsidiary that constitute Collateral or Pledged Partnership Interests of any OZ Subsidiary that constitute Collateral (i) are dealt in or traded on securities exchanges or in securities markets, (ii) are “investment company securities” (as defined in Section 8-103(b) of the Uniform Commercial Code as in effect in each applicable jurisdiction), or (iii) provide, in the related operating agreement, limited liability company agreement, partnership agreement, certificates (if any) representing such Pledged LLC Interests or Pledged Partnership Interests or otherwise, that they are securities governed by the Uniform Commercial Code of any jurisdiction.

5.7. Intellectual Property (a) as of the Effective Date, it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed in Schedules 11(a) and 11(b) to the Perfection Certificate next to such Grantor’s name, and, except as would not reasonably be expected to have a Material Adverse Effect, owns or, to the knowledge of such Grantor, has the valid right to use and, where Grantor does so, sublicense others to use, all other Intellectual Property material to the business of such Grantor used in or necessary to conduct its business, free and clear of all Liens, except for Permitted Liens;

(b) as of the Effective Date, (i) all Intellectual Property required to be listed in Schedules 11(a) and 11(b) to the Perfection Certificate is subsisting and has not been adjudged invalid or unenforceable, (ii) none of the Patents listed in Schedule 11(a) to the Perfection Certificate are the subject of a reexamination proceeding, and (iii) where commercially reasonable, each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each registration and application of Copyrights, Patents and Trademarks required to be listed in Schedule 11(a) and 11(b) to the Perfection Certificate in full force and effect, in each case, except as would not reasonably be expected to have a Material Adverse Effect;

(c) no final, adverse holding, decision, ruling, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity or scope of, such Grantor’s right to register, or such Grantor’s rights to own or use, any Intellectual Property material to the business of such Grantor owned by such Grantor and no such action or proceeding is pending or, to such Grantor’s knowledge, threatened, in each case, except as would not reasonably be expected to have a Material Adverse Effect;

(d) as of the Effective Date, all registrations and applications for Copyright registrations, Patents and Trademark registrations required to be listed in Schedule 11(a) and 11(b) to the Perfection Certificate are standing in the name of a Grantor, and all exclusive Copyright Licenses for which any Grantor is the licensee of a Copyright have been properly recorded in the U.S. Copyright Office, except as would not reasonably be expected to have a Material Adverse Effect;

(e) to the knowledge of such Grantor, the conduct of such Grantor’s business does not materially infringe upon or misappropriate or otherwise violate any trademark, patent, copyright, trade secret or other intellectual property right of any other Person, except as would not reasonably be expected to have a Material Adverse Effect; no unresolved claim has been made against such Grantor that the use of any Intellectual Property owned or used by such Grantor (or used by any of its licensees of such Intellectual Property) that is material to the business of such Grantor infringes upon, misappropriates or otherwise violates the asserted rights of any other Person, except as would not reasonably be expected to have a Material Adverse Effect.

SECTION 6. COVENANTS AND AGREEMENTS.

Each Grantor hereby covenants and agrees that:

6.1. [Reserved].

6.2. Deposit Accounts Upon the withdrawal by any Grantor of any amounts constituting Incentive Allocations under any LPA, such Grantor shall promptly (and in any event within two days) deposit such amounts into a Deposit Account subject to a Deposit Account Control Agreement;

(b) upon the receipt by any Grantor of any amounts constituting Management Fees, such Grantor shall promptly (and in any event within two days) deposit such amounts into a Deposit Account subject to a Deposit Account Control Agreement;

(c) upon the receipt by any Grantor of any amounts pursuant to any Investment Management Agreement or, such Grantor shall promptly (and in any event within two days) deposit such amounts into a Deposit Account subject to a Deposit Account Control Agreement;

provided that, the covenants in this Section 6.2 to deposit amounts into a Deposit Account subject to a Deposit Account Control Agreement shall be effective only following the delivery of Deposit Account Control Agreements to the Administrative Agent pursuant to Section 5.09(a) of the Credit Agreement.

6.3. Ownership of Collateral and Absence of Other Liens. Each Grantor shall take all commercially reasonable actions to defend the Collateral against all Persons at any time claiming any interest therein.

6.4. Status of Security Interest. Subject to the limitations set forth in subsection (b) of this Section 6.4 and subject to Section 4 hereof, each Grantor shall maintain the security interest of Administrative Agent hereunder in all Collateral owned by such Grantor, or in which such Grantor has rights, as valid, perfected, first priority Liens (subject to Permitted Liens).

(b) Notwithstanding the foregoing, no Grantor shall be required to take any action to perfect any Collateral that can only be perfected by (i) federal or foreign filings with respect to Intellectual Property or (ii) filings with registrars of motor vehicles or similar governmental authorities with respect to goods covered by a certificate of title, in each case except as and to the extent specified in Section 4 hereof.

6.5. Goods and Receivables. it shall keep and maintain at its own cost and expense commercially reasonable records of the Receivables, including, but not limited to, the originals of all documentation with respect to all Receivables and records of all payments received and all credits granted on the Receivables, in each case, except as would not reasonably be expected to have a Material Adverse Effect;

(b) other than in the ordinary course of business and other than in connection with any Receivable owed by any Grantor to another Grantor (i) it shall not amend, modify or terminate any provision of any Receivable in any manner which would reasonably be expected to have a Material Adverse Effect; and (ii) following and during the continuation of an Event of Default and upon receipt of written notice from the Administrative Agent, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon; and

(c) following the occurrence and during the continuation of an Event of Default and upon receipt by such Grantor of written notice from the Administrative Agent, the Administrative Agent shall have the right to notify, or require any Grantor to notify, any Account Debtor of Administrative Agent’s security interest in the Receivables and any Supporting Obligation and Administrative Agent may: (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to Administrative Agent; (2) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to tune sent to or deposited in such lockbox or other arrangement directly to Administrative Agent; and (3) enforce, at the reasonable expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same commercially reasonable manner and to the same extent as such Grantor might have done. If Administrative Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within five (5) Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to Administrative Agent if required, in a Deposit Account maintained in accordance with Section 6.2, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be held in trust for the benefit of Administrative Agent hereunder and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon.

6.6. Pledged Equity Interests, Investment Related Property Except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Pledged Equity Interest that constitutes Collateral or other Investment Related Property that constitutes Collateral upon the merger, consolidation, liquidation or dissolution of any issuer of any Pledged Equity Interest that constitutes Collateral or Investment Related Property that constitutes Collateral, then (i) such dividends, interest, distributions, Securities or other property shall be included in the definition of Collateral without further action and (ii) such Grantor shall take all steps, if any, necessary to ensure the validity, perfection, priority and, if applicable, Control of Administrative Agent over such Investment Related Property (including, without limitation, delivery thereof to Administrative Agent) to the extent and within the time period provided for in Section 4, and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of Administrative Agent. Upon the occurrence and during the continuance of an Event of Default all rights of each Grantor to receive, dividends, interest or distributions which it would otherwise be authorized to receive and retain pursuant to this Section 6.6 shall immediately cease and all such rights shall thereupon become vested in the Administrative Agent, which shall thereupon have the sole right to receive such dividends, interest and distributions. All dividends, interests and distributions contrary to the preceding sentence shall be segregated from all other funds of the Grantors and shall immediately be paid over to the Administrative Agent in the same form as so received (with any necessary endorsement).

(b) Voting.

(i) So long as no Event of Default shall have occurred and be continuing:

(A)	each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property that constitutes Collateral or any part thereof for any purpose not prohibited by the terms of this Agreement or the Credit Agreement.

(ii) Upon the occurrence and during the continuation of an Event of Default:

(A)	all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in Administrative Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(B)	in order to permit Administrative Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Administrative Agent all proxies, dividend payment orders and other instruments as Administrative Agent may from time to time reasonably request; and (2) each Grantor acknowledges that Administrative Agent may utilize the power of attorney set forth in Section 8.1.

(c) If any OZ Subsidiary that is an issuer of any Pledged Partnership Interests that constitute Collateral or Pledged LLC Interests that constitute Collateral which are not securities (for purposes of the UCC) on the date hereof causes such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC, such Grantor shall promptly notify Administrative Agent in writing of such action and, in such event, shall cause such Pledged Partnership Interests and Pledged LLC Interests to be certificated and delivered to the Administrative Agent in accordance with Section 4.1.

6.7. Intellectual Property

(a) it shall not knowingly do any act or omit to do any act that results in any of the Intellectual Property owned by such Grantor, which is material to the business of such Grantor or which is of material value, lapsing or becoming abandoned, dedicated to the public or unenforceable (other than as permitted under the Credit Agreement), or which would adversely affect the validity, grant or enforceability of the security interest granted therein (subject to Section 6.4(b)), in each case, except as would not reasonably be expected to have a Material Adverse Effect;

(b) it shall not, with respect to any Trademarks included in the Collateral which are material to the business of such Grantor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademarks at a level at least substantially consistent with the quality of such products and services as of the date hereof, in each case, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, and such Grantor shall take commercially reasonable steps necessary to ensure that licensees of such Trademarks use adequate standards of quality, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(c) it shall take commercially reasonable steps in the United States Patent and Trademark Office or the United States Copyright Office, to pursue any application and maintain any registration of each U.S. registered or applied-for Trademark (excluding Internet domain names), Patent, and Copyright owned by such Grantor which is now or shall become included in the Collateral including, but not limited to, those items in Schedules 11(a) and 11(b) to the Perfection Certificate (as each may be amended, restated, supplemented or otherwise modified from time to time), unless such Grantor reasonably determines in its reasonable business judgment that it is no longer prudent in the conduct of such Grantor’s business to so pursue or maintain such Intellectual Property, or except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect (or is permitted under the Credit Agreement).

SECTION 7. FURTHER ASSURANCES, ADDITIONAL GRANTORS.

7.1. Further Assurances. Subject to Section 6.4(b), each Grantor agrees that from time to time, at the reasonable expense of such Grantor, it shall promptly execute and deliver all further instruments and documents, and take all further action, that are reasonably necessary, or that Administrative Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or purported to be granted hereby or to enable Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral.

(b) Each Grantor hereby authorizes Administrative Agent to file a Record or Records, including, without limitation, financing or continuation statements, intellectual property security agreements and amendments to any of the foregoing, in any jurisdictions and with any filing offices as Administrative Agent may determine, in its sole discretion, are necessary to perfect or otherwise protect the security interest granted to Administrative Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Administrative Agent may determine, in its sole discretion, is necessary to ensure the perfection of the security interest in the Collateral granted to Administrative Agent herein, including, without limitation, describing such property as “all assets, whether now owned or hereafter acquired” or words of similar effect.

7.2. Additional Grantors To the extent required pursuant to Section 5.08 of the Credit Agreement, from time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Pledge Supplement and a Perfection Certificate Supplement. Upon delivery of any such Pledge Supplement and a Perfection Certificate Supplement to Administrative Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Administrative Agent not to cause any Subsidiary of Borrower to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.

SECTION 8. ADMINISTRATIVE AGENT APPOINTED ATTORNEY-IN-FACT.

8.1. Power of Attorney Upon the occurrence and during the continuance of any Event of Default, each Grantor hereby irrevocably appoints Administrative Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, Administrative Agent or otherwise, from time to time in Administrative Agent’s discretion to take any action and to execute any instrument that Administrative Agent may deem reasonably necessary to accomplish the purposes of this Agreement, including, without limitation, the following:

(a) to obtain and adjust insurance required to be maintained by such Grantor or paid to Administrative Agent pursuant to the Credit Agreement;

(b) to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

(c) to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;

(d) to file any claims or take any action or institute any proceedings that Administrative Agent may deem necessary for the collection of any of the Collateral or otherwise to enforce the rights of Administrative Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to prepare, sign, and file for recordation in any intellectual property registry in the U.S., appropriate evidence of the lien and security interest granted herein in the Intellectual Property included in the Collateral in the name of such Grantor as debtor;

(g) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Administrative Agent in its sole discretion, any such payments made by Administrative Agent to become obligations of such Grantor to Administrative Agent, due and payable immediately without demand; and

(h) generally to sell, transfer, lease, license, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Administrative Agent were the absolute owner thereof for all purposes, and to do, at Administrative Agent’s option and such Grantor’s reasonable expense, at any time or from time to time, all acts and things that Administrative Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and Administrative Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

8.2. No Duty on the Part of Administrative Agent or Secured Parties The powers conferred on Administrative Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon Administrative Agent or any Secured Party to exercise any such powers. Administrative Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct.

SECTION 9. REMEDIES.

9.1. Generally If any Event of Default shall have occurred and be continuing, Administrative Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of Administrative Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of Administrative Agent, make all or part of the Collateral available to Administrative Agent at a place to be designated by Administrative Agent that is reasonably convenient to both parties;

(ii) upon reasonable prior notice to such Grantor, enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Administrative Agent deems appropriate; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Administrative Agent may deem commercially reasonable.

(b) Administrative Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and Administrative Agent, as administrative agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any

Collateral payable by Administrative Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for Administrative Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against Administrative Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Administrative Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by Administrative Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to Administrative Agent, that Administrative Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way limit the rights of Administrative Agent hereunder.

(c) Administrative Agent may sell the Collateral without giving any warranties as to the Collateral. Administrative Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(d) Administrative Agent shall have no obligation to marshal any of the Collateral.

9.2. Application of Proceeds Except as expressly provided elsewhere in this Agreement, all proceeds received by Administrative Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by Administrative Agent against, the Secured Obligations as provided in Section 2.12(g) of the Credit Agreement.

9.3. Sales on Credit If Administrative Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Administrative Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Administrative Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.

9.4. Investment Related Property Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Administrative Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property that constitutes Collateral conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Administrative Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property that constitutes Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If, any time after any Event of Default shall have occurred and be continuing, Administrative Agent determines to exercise its right to sell any or all of the Investment Related Property that constitutes Collateral, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock that constitutes Collateral to be sold hereunder, each partnership and each limited liability company from time to time to furnish to Administrative Agent all such information as Administrative Agent may reasonably request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property that constitutes Collateral which may be sold by Administrative Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect. Any use of any Trademarks by Administrative Agent or its successors, assigns, transferees or licensees permitted by this Section 9.4 shall be in a manner and at a level of quality reasonably consistent with that in effect as of the Effective Date necessary to avoid the risk of invalidation of said Trademarks.

9.5. Grant of Intellectual Property License For the purpose of enabling Administrative Agent, solely during the continuance of an Event of Default, and solely to exercise rights and remedies under Section 9 hereof at such time as Administrative Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to Administrative Agent, to the extent it has the rights to do so, a non-exclusive, worldwide license (free of any royalty or other obligation of payment to a Grantor) to use, assign, license or sublicense any of the Intellectual Property and Intellectual Property Licenses (subject to the terms of and in compliance with the relevant Intellectual Property License) now owned or hereafter acquired by such Grantor, wherever the same may be located, subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks. Such license shall include reasonable and lawful access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout hereof to the extent Grantor has the rights and is lawfully able to provide such access.

9.6. Intellectual Property Anything contained herein to the contrary notwithstanding, in addition to the other rights and remedies provided herein, upon the occurrence and during the continuation of an Event of Default:

(i) Administrative Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, Administrative Agent or otherwise, in Administrative Agent’s sole discretion, to enforce any Intellectual Property included in the Collateral, in which event such Grantor shall, at the reasonable request of Administrative Agent, do any and all lawful acts and execute any and all documents required by Administrative Agent in aid of such enforcement and such Grantor shall promptly, upon reasonable demand, reimburse and indemnify Administrative Agent as provided in Section 10 hereof in connection with the exercise of its rights under this Section, and, to the extent that Administrative Agent shall elect not to bring suit to enforce any Intellectual Property included in the Collateral as provided in this Section, each Grantor agrees to use commercially reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Intellectual Property included in the Collateral by others and for that purpose agrees, where and when appropriate, to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation to the extent commercially reasonable to do so;

(ii) upon reasonable written demand from Administrative Agent, each Grantor shall grant, assign, convey or otherwise transfer to Administrative Agent or Administrative Agent’s designee all of such Grantor’s right, title and interest in and to the Intellectual Property included in the Collateral and shall execute and deliver to Administrative Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement with respect to the Collateral;

(iii) each Grantor agrees that such an assignment and/or recording referred to in Section 9.6(a)(ii) shall be applied to reduce the Secured Obligations outstanding, in accordance with Section 9.2 of this Agreement, only to the extent that Administrative Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, such Intellectual Property; and

(iv) [Reserved]; and

(v) Administrative Agent shall have the right to notify, or reasonably require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property included in the Collateral, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to Administrative Agent, and, upon such notification and at the reasonable expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done:

(A)	all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of Administrative Agent hereunder shall be forthwith paid over or delivered to Administrative Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 9.7 hereof; and

(B)	Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to Administrative Agent of any rights, title and interests in and to the Intellectual Property included in the Collateral shall have been previously made and shall have become absolute and effective and (iv) the Secured Obligations shall not have become immediately due and payable, then upon the written request of any Grantor, Administrative Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfers or documents as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to Administrative Agent as aforesaid, subject to any disposition thereof that may have been made by Administrative Agent; provided, after giving effect to such reassignment, Administrative Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of Administrative Agent granted hereunder, shall continue to be in full force and effect. The rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of Administrative Agent and the Secured Parties.

9.7. Cash Proceeds; Deposit Accounts If any Event of Default shall have occurred and be continuing, in addition to the rights of Administrative Agent specified in Section 6.5 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash and checks (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for Administrative Agent and shall, forthwith upon receipt by such Grantor, be turned over to Administrative Agent in the exact form received by such Grantor (duly indorsed by such Grantor to Administrative Agent, if required) and held by Administrative Agent. Any Cash Proceeds received by Administrative Agent (whether from a Grantor or otherwise) may, in the sole discretion of Administrative Agent, (A) be held by Administrative Agent for the benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by Administrative Agent against the Secured Obligations then due and owing.

SECTION 10. ADMINISTRATIVE AGENT.

The Administrative Agent has been appointed to act by the Secured Parties. Administrative Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by Administrative Agent for the benefit of Secured Parties in accordance with the terms of this Section.

The provisions of the Credit Agreement relating to the Administrative Agent including, without limitation, the provisions relating to resignation or removal of Administrative Agent and the powers and duties and immunities of Administrative Agent are incorporated herein by this reference and shall survive any termination of the Credit Agreement. All references to the “Administrative Agent” hereunder, unless the context clearly requires otherwise, shall mean the Administrative Agent as agent for all of the Secured Parties.

SECTION 11. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full of all Secured Obligations (other than (i)contingent or indemnification obligations to which no claim has been asserted or that are not due and payable and (ii) Secured Swap Obligations) and the cancellation or termination of the Commitments, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of Administrative Agent hereunder, to the benefit of Administrative Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full of all Secured Obligations (other than (i) contingent or indemnification obligations to which no claim has been asserted or that are not due and payable and (ii) Secured Swap Obligations) and the cancellation or termination of the Commitments, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination Administrative Agent shall, at Grantors’ expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such termination. The Liens granted herein are automatically released in accordance with and in the manner set forth in Section 9.10(c)(i) and (iv) of the Credit Agreement. The Liens granted herein will also be released to the extent and in the manner set forth in Section 9.10(c)(ii) of the Credit Agreement. Administrative Agent shall, at Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as Grantors shall reasonably request, in form and substance reasonably satisfactory to Administrative Agent, including financing statement amendments to evidence such release.

SECTION 12. STANDARD OF CARE; ADMINISTRATIVE AGENT MAY PERFORM.

The powers conferred on Administrative Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Administrative Agent accords its own property. Neither Administrative Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. After the occurrence and during the continuation of an Event of Default, if any Grantor fails to perform any agreement contained herein, Administrative Agent may itself perform, or cause performance of, such agreement, and the expenses of Administrative Agent incurred in connection therewith shall be payable by each Grantor to the extent required by Section 10.02 of the Credit Agreement.

SECTION 13. MISCELLANEOUS.

Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.01 of the Credit Agreement. No failure or delay on the part of Administrative Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of Administrative Agent and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of Administrative Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between Grantors and Administrative Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

THE PROVISIONS OF THE CREDIT AGREEMENT UNDER THE HEADINGS “CONSENT TO JURISDICTION” AND “WAIVER OF JURY TRIAL” ARE INCORPORATED HEREIN BY THIS REFERENCE AND SUCH INCORPORATION SHALL SURVIVE ANY TERMINATION OF THE CREDIT AGREEMENT.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Grantor and Administrative Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

OZ MANAGEMENT LP, as Grantor

By:	Och-Ziff Holding Corporation,
its general partner

By:
Name:
Title:

OZ ADVISORS LP, as Grantor

By:	Och-Ziff Holding Corporation,
its general partner

By:
Name:
Title:

OZ ADVISORS II LP, as Grantor

By:	Och-Ziff Holding LLC, its general partner

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Schedule 2.2(A)

SCHEDULE 1.1(B) TO PLEDGE AND SECURITY AGREEMENT

INVESTMENT MANAGEMENT AGREEMENTS

Schedule 2.2(A)

SCHEDULE 1.1(C) TO PLEDGE AND SECURITY AGREEMENT

LPAs

Schedule 2.2(A)

SCHEDULE 2.2(A) TO PLEDGE AND SECURITY AGREEMENT

OZ FUNDS

Schedule 2.2(A)

EXHIBIT A

TO PLEDGE AND SECURITY AGREEMENT

PLEDGE SUPPLEMENT

This PLEDGE SUPPLEMENT, dated [mm/dd/yy], is delivered by [NAME OF GRANTOR], a [                ] (the “Grantor”), pursuant to the Pledge and Security Agreement, dated as of [            ], 20[    ] (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among OZ Management LP, a Delaware limited partnership (“Borrower”), OZ Advisors LP, a Delaware limited partnership (“Advisors”), OZ Advisors II LP, a Delaware limited partnership (“Advisors II”), the other Grantors party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

Grantor hereby confirms the grant to Administrative Agent set forth in the Security Agreement of, and does hereby grant to Administrative Agent, a security interest in all of Grantor’s right, title and interest in and to all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached Perfection Certificate Supplement accurately and completely set forth all additional information required to be provided pursuant to the Security Agreement and hereby agrees that such Perfection Certificate Supplement shall constitute part of the Perfection Certificate.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF ANY OTHER LAW (OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTEREST).

IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].

[NAME OF GRANTOR]

By:
Name:
Title:

EXHIBIT A-1

EXHIBIT B

TO PLEDGE AND SECURITY AGREEMENT

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT, dated as of [                ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, this “Trademark Security Agreement”), is entered into by each of [            ] (each a “Grantor” and collectively, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A. (“JPM”), as administrative agent for the Secured Parties (as defined in the Security Agreement referenced below) (in such capacity as administrative agent, together with its successors and permitted assigns, “Administrative Agent”).

RECITALS:

WHEREAS, OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), and other Guarantors party thereto from time to time, as Guarantors, have entered into that certain Credit and Guaranty Agreement, dated as of    [                ] (as hereafter amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, Advisors, Advisors II and certain other Guarantors party thereto from time to time, as Guarantors, the lenders party thereto from time to time (the “Lenders”) and JPM, as Administrative Agent.

WHEREAS, in consideration of the extensions of credit and other accommodations of the Lenders as set forth in the Credit Agreement, each Grantor has executed and delivered that certain Pledge and Security Agreement, dated as of [                ] (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of Administrative Agent; and

WHEREAS, under the terms of the Security Agreement, the Grantors have granted a security interest in and continuing lien on certain property, including, without limitation, certain Intellectual Property of the Grantors to Administrative Agent, and have agreed as a condition thereof to execute this Trademark Security Agreement for recording with the United States Patent and Trademark Office and other applicable Governmental Authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and Administrative Agent agree as follows:

Section 1. Defined Terms. Unless otherwise defined herein, all capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement and, if not therein defined, in the Credit Agreement.

Section 2. Grant of Security Interest in Trademark Collateral. Each Grantor hereby grants to Administrative Agent a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Trademark Collateral”):

EXHIBIT B-1

(a) all United States and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, trade dress, collective marks, logos, other source or business identifiers and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to: (i) the registrations and applications referred to in Schedule I attached hereto, (ii) all renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement, dilution, misappropriation, breach or other violation of any of the foregoing, and (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit;

(b) any and all agreements, licenses and covenants providing for the granting of any right in or to Trademarks or otherwise providing for a covenant not to sue or governing co-existence (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule I attached hereto;

(c) all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(d) all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

Notwithstanding anything herein to the contrary, in no event shall (a) the Trademark Collateral consisting of Trademark Licenses include or the security interest granted hereunder attach to any lease, license, contract or agreement to which such Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to such Grantor, or (ii) a term, provision or condition of any such lease, license, contract, property right or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that the Trademark Collateral consisting of Trademark Licenses shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (i) or (ii) above; provided, further, that the exclusions referred to in clause (a) of this Section shall not include any Proceeds of any such lease, license, contract or agreement; or (b) the Trademark Collateral include or the security interest granted hereunder attach to any applications for trademarks and service marks filed in the U.S. Patent and Trademark Office pursuant to Section l(b) of the Lanham Act, 15 U.S.C. § 1051, to the extent that the grant of a security interest therein would impair the validity or enforceability of such application or any registration that issues from such intent-to-use trademark or service mark application, unless and until evidence of use of the mark in interstate commerce is submitted to the U.S. Patent and Trademark Office pursuant to Section l(c) or l(d) of the Lanham Act, 15 U.S.C. § 1051, at which point the Trademark Collateral shall include, and the security interest granted hereunder shall attach to, such application.

EXHIBIT B-2

Section 3. Security Agreement. The security interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interests granted to Administrative Agent pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Administrative Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Trademark Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

Section 4. Applicable Law. This Trademark Security Agreement and the rights and obligations of the parties under this Trademark Security Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof.

Section 5. Counterparts. This Trademark Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Trademark Security Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Trademark Security Agreement.

[Remainder of Page Intentionally Left Blank]

EXHIBIT B-3

IN WITNESS WHEREOF, each of the undersigned has caused this Trademark Security Agreement to be duly executed and delivered as of the date first written above.

[NAME OF GRANTOR], as Grantor

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Authorized Signatory

EXHIBIT B-4

SCHEDULE I

TO

TRADEMARK SECURITY AGREEMENT

Grantor	Jurisdiction	Trademark	App. No./ Reg. No.	App. Date/ Reg. Date	Record Owner	Status

EXHIBIT B-5

EXHIBIT C

TO PLEDGE AND SECURITY AGREEMENT

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT, dated as of [            ] (as amended, restated, supplemented or otherwise modified from time to time, this “Copyright Security Agreement”), is entered into by each of [            ] (each, a “Grantor” and collectively, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A. (“JPM”), as administrative agent for the Secured Parties (as defined in the Security Agreement referenced below) (in such capacity as administrative agent, together with its successors and permitted assigns, “Administrative Agent”).

RECITALS:

WHEREAS, OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), and other Guarantors party thereto from time to time, as Guarantors, have entered into that certain Credit and Guaranty Agreement, dated as of [                ] (as hereafter amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, Advisors, Advisors II and certain other Guarantors party thereto from time to time, as Guarantors, the lenders party thereto from time to time (the “Lenders”) and JPM, as Administrative Agent;

WHEREAS, in consideration of the extensions of credit and other accommodations of the Lenders as set forth in the Credit Agreement, each Grantor has executed and delivered that certain Pledge and Security Agreement, dated as of [                ] (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of Administrative Agent; and

WHEREAS, under the terms of the Security Agreement, the Grantors have granted a security interest in and continuing lien on certain property, including, without limitation, certain Intellectual Property of the Grantors to Administrative Agent, and have agreed as a condition thereof to execute this Copyright Security Agreement for recording with the United States Copyright Office and other applicable Governmental Authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and Administrative Agent agree as follows:

Section 1. Defined Terms. Unless otherwise defined herein, all capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement and, if not therein defined, in the Credit Agreement.

Section 2. Grant of Security Interest in Copyright Collateral. Each Grantor hereby grants to Administrative Agent a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Copyright Collateral”):

EXHIBIT C-1

(a) all United States and foreign copyrights (including Community designs), including but not limited to copyrights in software and all copyrights in and to databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, moral rights, reversionary interests, termination rights, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications listed in Schedule I attached hereto, (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) the right to sue for past, present and future infringement, dilution, misappropriation, breach or other violation of any of the foregoing, and (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit;

(b) any and all agreements, licenses and covenants providing for the granting of any right in or to Copyrights or otherwise providing for a covenant not to sue (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule I attached hereto;

(c) all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(d) all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

Notwithstanding anything herein to the contrary, in no event shall the Copyright Collateral consisting of Copyright Licenses include or the security interest granted hereunder attach to any lease, license, contract or agreement to which such Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to such Grantor, or (ii) a term, provision or condition of any such lease, license, contract, property right or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that the Copyright Collateral consisting of Copyright Licenses shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (i) or (ii) above; provided, further, that the exclusions referred to in this paragraph shall not include any Proceeds of any such lease, license, contract or agreement.

Section 3. Security Agreement. The security interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interests granted to Administrative Agent pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Administrative Agent with respect to the security interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Copyright Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

EXHIBIT C-2

Section 4. Applicable Law. This Copyright Security Agreement and the rights and obligations of the parties under this Copyright Security Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof.

Section 5. Counterparts. This Copyright Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Copyright Security Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Trademark Security Agreement.

[Remainder of Page Intentionally Left Blank]

EXHIBIT C-3

IN WITNESS WHEREOF, each of the undersigned has caused this Copyright Security Agreement to be duly executed and delivered as of the date first written above.

[NAME OF GRANTOR], as Grantor

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Authorized Signatory

EXHIBIT C-4

SCHEDULE I

TO

COPYRIGHT SECURITY AGREEMENT

Grantor	Jurisdiction	Title	Reg. No.	Reg. Date	Record Owner	Status

EXHIBIT C-5

EXHIBIT D

TO PLEDGE AND SECURITY AGREEMENT

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT, dated as of [            ] (as amended, restated, supplemented or otherwise modified from time to time, this “Patent Security Agreement”), is entered into by each of [            ] (each, a “Grantor” and collectively, the “Grantors”), in favor of JPMORGAN CHASE BANK, N.A. (“JPM”), as administrative agent for the Secured Parties (as defined in the Security Agreement referenced below) (in such capacity as administrative agent, together with its successors and permitted assigns, “Administrative Agent”).

RECITALS:

WHEREAS, OZ MANAGEMENT LP, a Delaware limited partnership (“Borrower”), OZ ADVISORS LP, a Delaware limited partnership (“Advisors”), OZ ADVISORS II LP, a Delaware limited partnership (“Advisors II”), and other Guarantors party thereto from time to time, as Guarantors, have entered into that certain Credit and Guaranty Agreement, dated as of            [            ] (as hereafter amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, Advisors, Advisors II and certain other Guarantors party thereto from time to time, as Guarantors, the lenders party thereto from time to time (the “Lenders”) and JPM, as Administrative Agent;

WHEREAS, in consideration of the extensions of credit and other accommodations of the Lenders as set forth in the Credit Agreement, each Grantor has executed and delivered that certain Pledge and Security Agreement, dated as of [            ] (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”), in favor of Administrative Agent; and

WHEREAS, under the terms of the Security Agreement, the Grantors have granted a security interest in and continuing lien on certain property, including, without limitation, certain Intellectual Property of the Grantors to Administrative Agent, and have agreed as a condition thereof to execute this Patent Security Agreement for recording with the United States Patent and Trademark Office and other applicable Governmental Authorities.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor and the Administrative Agent agree as follows:

Section 1. Defined Terms. Unless otherwise defined herein, all capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement and, if not therein defined, in the Credit Agreement.

Section 2. Grant of Security Interest in Patent Collateral. Each Grantor hereby grants to Administrative Agent a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under the following, whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Patent Collateral”):

EXHIBIT K-1

(a) all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application listed in Schedule I attached hereto, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, (v) the right to sue for past, present and future infringement, dilution, misappropriation, breach or other violation of any the foregoing, and (vi) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit;

(b) all agreements, licenses and covenants providing for the granting of any right in or to Patents or otherwise providing for a covenant not to sue (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule I attached hereto;

(c) all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and

(d) all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

Notwithstanding anything herein to the contrary, in no event shall the Patent Collateral consisting of Patent Licenses include or the security interest granted hereunder attach to any lease, license, contract or agreement to which such Grantor is a party, and any of its rights or interest thereunder, if and to the extent that a security interest is prohibited by or in violation of (i) any law, rule or regulation applicable to such Grantor, or (ii) a term, provision or condition of any such lease, license, contract, property right or agreement (unless such law, rule, regulation, term, provision or condition would be rendered ineffective with respect to the creation of the security interest hereunder pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that the Patent Collateral consisting of Patent Licenses shall include (and such security interest shall attach) immediately at such time as the contractual or legal prohibition shall no longer be applicable and to the extent severable, shall attach immediately to any portion of such lease, license, contract or agreement not subject to the prohibitions specified in (i) or (ii) above; provided, further, that the exclusions referred to in this paragraph shall not include any Proceeds of any such lease, license, contract or agreement.

Section 3. Security Agreement. The security interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interests granted to Administrative Agent pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Administrative Agent with respect to the security interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this Patent Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

EXHIBIT -2

Section 4. Applicable Law. This Patent Security Agreement and the rights and obligations of the parties under this Patent Security Agreement shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York, without regard to conflicts of law principles thereof.

Section 5. Counterparts. This Patent Security Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page of this Patent Security Agreement by facsimile or in electronic format (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Trademark Security Agreement.

[Remainder of Page Intentionally Left Blank]

EXHIBIT -3

IN WITNESS WHEREOF, each of the undersigned has caused this Patent Security Agreement to be duly executed and delivered as of the date first written above.

[NAME OF GRANTOR], as Grantor

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:
Authorized Signatory

EXHIBIT -4

SCHEDULE I

TO

PATENT SECURITY AGREEMENT

Grantor	Jurisdiction	Patent	App. No./ Patent No.	Filing Date/ Grant Date	Record Owner	Status

EXHIBIT -5

EXHIBIT L TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

DISCOUNTED PREPAYMENT OPTION NOTICE

Date:             , 20

To:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

This Discounted Prepayment Option Notice is delivered to you pursuant to Section 2.10(e)(ii) of that certain Credit and Guaranty Agreement, dated as of April 10, 2018, as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement” by and among OZ MANAGEMENT LP, a Delaware limited partnership (the “Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPM”), as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby notifies you that, effective as of [                ], 20[ ], pursuant to Section 2.10(e)(ii) of the Credit Agreement, the Borrower hereby notifies each Lender that it is seeking:

1. to prepay [Initial Term] [Extended Term] [Replacement Term] Loans at a discount in an aggregate principal amount of $[    ]12 (the “Proposed Discounted Prepayment Amount”);

2. a percentage discount to the par value of the principal amount of [Initial Term] [Initial Term] [Extended Term] [Replacement Term] Loans [greater than or equal to [    ]% of par value but less than or equal to [    ]% of par value] [equal to [    ]% of par value] (the “Discount Range”);13 and

3. a Lender Participation Notice on or before [                ], 20[    ]14, as determined pursuant to Section 2.10(e)(iii) of the Credit Agreement (the “Acceptance Date”).

[12]	Insert amount that is a minimum of $10,000,000.
[13]	Borrower may specify different Discount Ranges for Initial Term Loans, Extended Term Loans and Replacement Term Loans.
[14]	Insert date (a Business Day) that is at least five Business Days after date of the Discounted Prepayment Option Notice.

EXHIBIT L-1

The Borrower expressly agrees that this Discounted Prepayment Option Notice is subject to the provisions of Section 2.10(e) of the Credit Agreement.

The Borrower respectfully requests that Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Discounted Prepayment Option Notice.

[Remainder of page intentionally left blank]

EXHIBIT L-2

IN WITNESS WHEREOF, the undersigned has executed this Discounted Prepayment Option Notice as of the date first above written.

OZ MANAGEMENT LP,
as the Borrower

By:	Och-Ziff Holding Corporation, its general partner

Name:
Title:

EXHIBIT L-3

EXHIBIT M TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

LENDER PARTICIPATION NOTICE

Date:             , 20

To:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

Reference is made to (a) that certain Credit and Guaranty Agreement, dated as of April 10, 2018 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”, by and among OZ MANAGEMENT LP, a Delaware limited partnership (the “Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A., (“JPM”), as Administrative Agent and (b) that certain Discounted Prepayment Option Notice, dated [            ], 20[ ], from the Borrower (the “Discounted Prepayment Option Notice”). Capitalized terms used herein and not defined herein shall have the meaning ascribed to such terms in the Credit Agreement or the Discounted Prepayment Option Notice, as applicable.

The undersigned Lender hereby gives you notice, pursuant to Section 2.10(e)(iii) of the Credit Agreement, that it is willing to accept a Discounted Voluntary Prepayment on Term Loans held by such Lender:

1. in a maximum aggregate principal amount of [$[    ] of Initial Term Loans][$[    ] of Extended Term Loans] [$[    ] of Replacement Term Loans] ([collectively,] the “Offered Loans”), and

2. at a percentage discount to par value of the principal amount of [Initial Term] [Extended Term] [Replacement Term] Loans equal to [    ]%[    ]15 of par value (the “Acceptable Discount”).16

The undersigned Lender expressly agrees that this offer is subject to the provisions of Section 2.10(e) of the Credit Agreement. Furthermore, conditioned upon the Applicable Discount determined pursuant to Section 2.10(e)(iii) of the Credit Agreement being a percentage of par value less than or equal to the Acceptable Discount, the undersigned Lender hereby expressly consents and agrees to a prepayment of its [Initial Term] [Extended Term]

[15]	Insert amount within Discount Range.
[16]	Lender may specify different Acceptable Discounts for Initial Term Loans, Extended Term Loans and Replacement Term Loans.

EXHIBIT M-1

[Replacement Term] Loans pursuant to Section 2.10(e) of the Credit Agreement in an aggregate principal amount equal to the Offered Loans, as such principal amount may be reduced if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount for the relevant Discounted Voluntary Prepayment, and acknowledges and agrees that such prepayment of its Loans will be allocated at par value.

[Remainder of page intentionally left blank]

EXHIBIT M-2

IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

[By:
Name:
Title:][17]

[17]	If a second signature is required.

EXHIBIT M-3

EXHIBIT N TO

CREDIT AND GUARANTY AGREEMENT

[FORM OF]

DISCOUNTED VOLUNTARY PREPAYMENT NOTICE

Date:             , 20

To:	JPMORGAN CHASE BANK, N.A., as Administrative Agent

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

This Discounted Voluntary Prepayment Notice is delivered to you pursuant to Section 2.10(e)(v) of that certain Credit and Guaranty Agreement, dated as of April 10, 2018 (as it may be amended, restated, supplemented or otherwise modified, the “Credit Agreement” by and among OZ MANAGEMENT LP, a Delaware limited partnership (the “Borrower”), OZ ADVISORS LP, a Delaware limited partnership, as a Guarantor, OZ ADVISORS II LP, a Delaware limited partnership, as a Guarantor, the other Guarantors party thereto from time to time, as Guarantors, the Lenders party thereto from time to time and JPMORGAN CHASE BANK, N.A. (“JPM”), as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

The Borrower hereby irrevocably notifies you that, pursuant to Section 2.10(e)(v) of the Credit Agreement, the Borrower will make a Discounted Voluntary Prepayment to each Lender with Qualifying Loans, which shall be made:

1. on or before [                ], 20[ ]18, as determined pursuant to Section 2.10(e)(v) of the Credit Agreement,

2. in the aggregate principal amount of [$[    ] of Initial Term Loans][$[    ] of Extended Term Loans] [$[    ] of Replacement Term Loans], and

3. at a percentage discount to the par value of the principal amount of the [Initial Term] [Extended Term] [Replacement Term] Loans equal to [    ]% of par value (the “Applicable Discount”).

The Borrower expressly agrees that this Discounted Voluntary Prepayment Notice is irrevocable and is subject to the provisions of Section 2.10(e) of the Credit Agreement.

[18]	Insert date (a Business Day) that is at least two Business Days after the date of this Notice and no later than five Business Days after the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans).

EXHIBIT N-1

The Borrower hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

1. No Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment.

2. Each of the other conditions to such Discounted Voluntary Prepayment contained in Section 2.10(e) of the Credit Agreement has been satisfied.

The Borrower respectfully requests that the Administrative Agent promptly notify each of the Lenders party to the Credit Agreement of this Discounted Voluntary Prepayment Notice.

[Remainder of page intentionally left blank]

EXHIBIT N-2

IN WITNESS WHEREOF, the undersigned has executed this Discounted Voluntary Prepayment Notice as of the date first above written.

OZ MANAGEMENT LP,
as the Borrower

By:	Och-Ziff Holding Corporation, its general partner

Name:
Title:

EXHIBIT N-3